UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934
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☒	Definitive Proxy Statement.
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☐	Soliciting Material Pursuant to §240.14a-12.
AXALTA COATING SYSTEMS LTD.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2023 Annual General Meeting
of Members and Proxy Statement
Axalta Coating Systems Ltd.

Wednesday, June 7, 2023 at 10:00 a.m., eastern time
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF MEMBERS TO BE HELD ON JUNE 7, 2023:

The Notice of Internet Availability of Proxy Materials, Notice of Annual General Meeting of Members, Proxy Statement and Annual Report are available at www.proxyvote.com

Axalta Coating Systems Ltd.
50 Applied Bank Blvd, Suite 300
Glen Mills, PA 19342 April 25, 2023

Dear Fellow Axalta Shareholders:

As we drive to improve Axalta's performance and profitability, our team members around the world should be proud for what was accomplished during 2022. We ended this past year with momentum and have a solid foundation in place. Our legacy is built on more than 150 years of leadership and impact in the coatings industry, but it’s not just about where we came from. It’s about what’s next. We are focused on continuing to deliver innovative products to our customers that differentiate us and help improve and protect everything we see and touch. We are unified with our shared values and purpose - to innovate smarter surface solutions for better living and a sustainable future.

It is our pleasure to invite you to attend Axalta's 2023 Annual General Meeting of Members, which will be held in person on June 7, 2023 at 10:00 a.m. eastern time at our Global Innovation Center located in Philadelphia, Pennsylvania.

You will find information regarding the matters to be voted upon in the attached Notice of the 2023 Annual General Meeting and Proxy Statement. We are sending our shareholders, referred to as “members” under Bermuda law, a notice regarding the availability of this Proxy Statement, our 2022 Annual Report to Members and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials and reduces the impact on the environment and our printing and mailing costs. You may request a paper copy of these materials using one of the methods described in the Notice of the 2023 Annual General Meeting and Proxy Statement.

Whether or not you are able to join the meeting, it is important that your common shares be represented and voted at the Annual General Meeting. Please follow the voting instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested printed versions by mail, these printed proxy materials also include the proxy card or voting instruction form for the Annual General Meeting.

Thank you for being a shareholder and for your support of our company.

Sincerely,

Rakesh Sachdev Non-Executive Board Chair	Chris Villavarayan Chief Executive Officer and President

AXALTA COATING SYSTEMS LTD.
50 Applied Bank Blvd, Suite 300
Glen Mills, PA 19342

Notice of 2023 Annual General Meeting

Time and Date:	Place*:
10:00 a.m., eastern time, on Wednesday, June 7, 2023	Axalta Global Innovation Center, 1050 Constitution Avenue, Philadelphia, PA 19112
Who Can Vote:
Only holders of our common shares at the close of business on April 13, 2023, the record date, will be entitled to receive notice of, and to vote at, the Annual General Meeting.
Annual Report:
Our 2022 Annual Report to Members accompanies but is not part of this Proxy Statement.
Proxy Voting:
Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual General Meeting. Promptly voting your shares via the Internet, by telephone or by signing, dating and returning your proxy card or voting instruction form will save the Company the expense and extra effort of additional solicitation. If you wish to vote by mail, for those receiving printed copies of the proxy materials we have enclosed an envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted by delivering to the Company a subsequently executed proxy or a written notice of revocation or by voting at the Annual General Meeting.
Items of Business:
•	Election of nine directors to serve until the 2024 Annual General Meeting of Members;
•
Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2024 Annual General Meeting of Members and delegation of authority to the Board of Directors of the Company, acting through the Audit Committee, to set the terms and remuneration thereof;

•	Approval of the amendment and restatement of our Amended and Restated 2014 Incentive Award Plan that, among other things, increases the number of shares authorized for issuance by 5,600,000 shares;
•	Non-binding advisory vote to approve the compensation of our named executive officers; and
•	To transact any other business that may properly come before the Annual General Meeting.
Date of Mailing:
A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being mailed to shareholders on or about April 25, 2023.
BY ORDER OF THE BOARD OF DIRECTORS,
Sincerely,

Brian A. Berube
Senior Vice President, General Counsel & Corporate Secretary
April 25, 2023
*
Our top priority is to protect the health and well-being of our shareholders, employees and the general public. In the event we determine it is necessary or appropriate to convert the in-person meeting to a virtual-only or hybrid meeting at a later date, we will publicly announce that decision in a press release and post additional information to the "Investors" section of our website. Please check our website in advance of the 2023 Annual General Meeting of Members if you plan to attend in person.

2023 PROXY STATEMENT	i

PROXY SUMMARY
This proxy statement (the “Proxy Statement”) and accompanying proxy materials are being furnished to the members (referred to herein as “shareholders” or “members”) of Axalta Coating Systems Ltd., a Bermuda exempted company (the “Company,” “our” or “Axalta”), in connection with the solicitation of proxies by the board of directors of the Company (the “Board” or the “Board of Directors”) for use at the 2023 Annual General Meeting of Members, and at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of 2023 Annual General Meeting. This summary highlights information contained elsewhere in this Proxy Statement and in the Company’s 2022 Annual Report (which includes the Company’s Form 10-K for the year ended December 31, 2022). For more complete information about these topics, please review the Company’s complete Proxy Statement and 2022 Annual Report. Please also see the Questions and Answers section beginning on page 94 for important information about proxy materials, voting, Company documents and communications.
2023 Annual General Meeting
Date:	Wednesday, June 7, 2023	Place:	Axalta Global Innovation Center, 1050 Constitution Avenue, Philadelphia, PA 19112
Time:	10:00 a.m., eastern time
Record Date:	April 13, 2023
Note Regarding Forward-Looking Statements
Many statements made in this Proxy Statement are not statements of historical fact, including statements about our beliefs and expectations, and are “forward-looking statements” within the meaning of federal securities laws and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan, strategies and capital structure, as well as our 2030 ESG goals and related initiatives. These statements often include words such as “anticipate,” “expected,” “believe,” “intend,” “goal,” “estimates,” “targets,” “projections,” “can,” “committed,” “should,” “could,” “would,” “may,” “will,” “strategy,” “forecast” and the negative of these words or other comparable or similar terminology. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this Proxy Statement you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, including the effects of COVID-19, that may cause our business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect our financial results is available in the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and in other documents that we have filed with, or furnished to, the Securities and Exchange Commission (“SEC”), and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors, including, but not limited to, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. These forward-looking statements should not be construed by you to be exhaustive and are made only as of the date of this Proxy Statement. We undertake no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
Public Dissemination of Certain Information
We intend to use our investor relations page at ir.axalta.com as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the U.S. Securities and Exchange Commission’s Regulation Fair Disclosure (or Reg. FD). Investors should routinely monitor that site, in addition to our press releases, U.S. Securities and Exchange Commission filings and public conference calls and webcasts, as information posted on that page could be deemed to be material information.

2023 PROXY STATEMENT	1

PROXY SUMMARY

Proposals			Board Recommendation
1	Election of nine directors to serve until the 2024 Annual General Meeting of Members		FOR ☑

	•	The director nominees have a diverse set of backgrounds, characteristics and skills relevant to the leadership of the Board and oversight of the Company

	•	All of our non-employee directors are independent

See pages 10-19 for more information

2
Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2024 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof
FOR ☑

	•	Independent firm

	•	Significant industry, global audit and financial reporting expertise

See pages 40-41 for more information

3	Approval of the amendment and restatement of our Amended and Restated 2014 Incentive Award Plan		FOR ☑

	•	Increases the number of authorized shares

	•	Updates certain provisions for changes in law

	•	Modernizes certain provisions

See pages 44-53 for more information

4	Non-binding advisory vote to approve the compensation of our named executive officers		FOR ☑

	•	Strong alignment of executive pay with Company performance

	•	Oversight of compensation program by our fully independent Compensation Committee with assistance of its independent compensation consultant

See page 54 for more information

2	AXALTA COATING SYSTEMS

PROXY SUMMARY

Our Company
Axalta is a leading global manufacturer, marketer and distributor of high performance coatings systems with more than 150 years of experience. Axalta operates in over 140 countries and serves more than 100,000 customers within our four end-markets of Refinish, Industrial, Light Vehicle and Commercial Vehicle.
During 2022, in coordination with our Board of Directors, global leadership team and stakeholders throughout the Company, we adopted a new, unified purpose statement and set of values for our global team:

OUR PURPOSE

OUR VALUES

DO WHAT'S RIGHT

Do the right things for our customers, each other and the planet

- Lead with safety
- Drive for excellence
- Act with integrity

ACT BOLDLY

Take data-driven risks and actions

- Challenge the expected
- Take action
- Own it

WIN TOGETHER

Foster teamwork and collaboration

- Trust in one another
- Create belonging
- Celebrate success

AXALTA®

Together, our purpose and values support our commitments to all of our stakeholders, including our employees, customers and shareholders.

2023 PROXY STATEMENT	3

PROXY SUMMARY

Our Board of Directors
Name	Age	Occupation	Standing Committees and Leadership Roles		Other Public Company Boards
Director Nominees
Rakesh Sachdev	67	Former chief executive officer	•	Non-Executive Board Chair	3

Jan A. Bertsch	66	Former financial executive	•	Audit	2

Steven M. Chapman	69	Former business executive	•	Audit	1
			•	Environment, Health, Safety & Sustainability

William M. Cook	69	Former chief executive officer	•	Audit	1
			•	Compensation (Chair)

Tyrone M. Jordan	61	Former business executive	•	Environment, Health, Safety & Sustainability	3*
			•	Nominating & Corporate Governance

Deborah J. Kissire	65	Former accounting firm partner	•	Compensation	3
			•	Nominating & Corporate Governance (Chair)

Robert M. McLaughlin	66	Former financial executive	•	Audit (Chair)	1
			•	Compensation

Samuel L. Smolik	70	Former operations executive	•	Environment, Health, Safety & Sustainability (Chair)	0
			•	Nominating & Corporate Governance

Chris Villavarayan	52	Chief Executive Officer and President of Axalta			1
*
Mr. Jordan is not standing for re-election to Trinity Industry, Inc.'s Board of Directors and will cease to be a member of Trinity’s Board of Directors and Audit Committee at Trinity’s 2023 Annual Meeting of Stockholders, currently scheduled for May 8, 2023

4	AXALTA COATING SYSTEMS

PROXY SUMMARY

Balanced Mix of Skills, Experiences and Other Characteristics

Our Board consists of a diverse group of individuals that we believe provide dedicated and effective oversight of the Company. The following matrix summarizes the skills that the Board considers to be of primary importance to the effective oversight of the Company at this time and illustrates how the current Board members represent such skills. Each director is asked to self-identify such director’s skills based on having senior/executive management responsibility for the performance, or direct oversight of, the applicable skill. For example, oversight of a functional area, such as technology/R&D, may serve as the basis for a director to self-identify with a corresponding skill. The skills identified are not an exhaustive list of all skills that are required for the Board’s effective oversight of the Company, nor an exhaustive list of all skills that each director offers. Aligned with our strong focus on advancing environmental, social and governance (“ESG”) matters at the Company, ESG-related skills are included in our director skills matrix exercise. Each Board member has significant experience in, or overseeing, one or more ESG areas, including with respect to corporate governance, sustainability and environmental matters and human capital management matters, which we believe is important for our Board to oversee ESG holistically. The Nominating & Corporate Governance Committee frequently reviews the individual and collective skills and other characteristics of our Board, including, among others, the skills and characteristics shown below, to ensure that the Board has an appropriate mix of skills and perspectives to oversee the advancement of the Company’s business objectives. We believe that our directors have the skills, experience, expertise, diversity, tenure and independence needed to oversee the Company’s long-term strategic growth.

2023 PROXY STATEMENT	5

PROXY SUMMARY

Sachdev	 Bertsch	 Chapman	 Cook	 Jordan	 Kissire	 McLaughlin	 Smolik	 Villavarayan
DIRECTOR SKILLS - GENERAL									
Finance and Accounting	✓	✓		✓		✓	✓		✓
Coatings/Chemicals Industry	✓						✓	✓	
Manufacturing	✓	✓	✓	✓	✓		✓	✓	✓
Global Business	✓	✓	✓	✓	✓	✓		✓	✓
End-Market and Related Value Chain	✓		✓	✓	✓				
Technology/R&D	✓				✓			✓	✓
Senior Management	✓	✓	✓	✓	✓	✓	✓	✓	✓
M&A and Strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓
DIRECTOR SKILLS - ESG-SPECIFIC									
Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓
Sustainability/Environmental	✓	✓	✓	✓	✓			✓	✓
Human Capital Management	✓	✓	✓	✓	✓	✓	✓	✓	✓
Diversity, Equity & Inclusion			✓		✓	✓		✓	✓
Climate Strategy & Impact Reduction	✓		✓					✓	✓
GOVERNANCE									
Independent Director	Y	Y	Y	Y	Y	Y	Y	Y	N
Total Public Company Boards (including Axalta)	4	3	2	2	4*	4	2	1	2
Total Audit Committee Appointments (including Axalta)	1	2	1	2	2*	3	2	0	0
DEMOGRAPHICS									
Age	67	66	69	69	61	65	66	70	52
Tenure	2	<1	2	3	1	6	9	6	<1
DIVERSITY									
Gender	M	F	M	M	M	F	M	M	M
Race/Ethnicity**	A	W	W	W	B	W	W	W	A

** A=Asian; B=Black; W=White

6	AXALTA COATING SYSTEMS

PROXY SUMMARY

2022 Financial and Operating Highlights

2022 FINANCIAL HIGHLIGHTS

10.6%
YoY net sales growth

10.1%
YoY higher average price-mix

DISCIPLINED CAPITAL ALLOCATION & BALANCE SHEET MANAGEMENT

$200M
of share buybacks

Successful refinancing of **$2B** term loan, extending maturity to December 2029

Certain figures in this graphic are rounded for presentation purposes.

Despite facing significant headwinds across our business, we exhibited solid financial performance for full year 2022, particularly in the second half of the year. Here are some of our notable financial and non-financial results and achievements for 2022:
•
Net sales were $4,884.4 million, up 10.6% versus 2021, driven primarily by 10.1% higher average price-mix, 3.7% better volumes and 2.2% contribution from acquisitions, partially offset by a 4.9% foreign exchange headwind.

•
Income from operations decreased to $423.2 million for 2022 from $462.4 million in 2021, an 8.5% decrease, and Adjusted EBIT(1) was $565.3 million, down from $623.2 million in 2021, a 9.3% decline, in each case, as robust sales growth, including significant pricing gains and volume improvement, were offset by continued cost inflation, foreign currency headwinds, COVID-19-related lockdowns in China and the impacts from the Russia-Ukraine conflict.

•
Cash provided by operating activities of $293.8 million and free cash flow(1) of $162.8 million each decreased in 2022 over 2021, as cost inflation and working capital represented significant headwinds in 2022.

•	Our Performance Coatings segment’s net sales increased 7.4% over 2021, driven by net sales growth in both the Refinish and Industrial end-markets of 9.4% and 4.8%, respectively.
•	Our Mobility Coatings segment’s net sales increased 18.0% over 2021, supported by a recovery in global auto production from the severe supply constraints in the prior year.
•	We returned approximately $200 million to shareholders through share repurchases during the year under our Board-approved share repurchase plan.
•	We successfully refinanced our $2.021 billion term loan due June 2024 with a new $2.0 billion term loan due December 2029.
•
We achieved an Occupational Safety and Health Administration (OSHA) total recordable incident rate (TRIR) of 0.59, which compares favorably to the 3.5 OSHA TRIR for the Paint and Coating Manufacturing Industry (according to 2021 U.S. Bureau of Labor Statistics data). We also continued to make progress on operational optimization initiatives.

•	We introduced 50 new product platform innovations, hundreds of product customizations and thousands of new color developments.
(1)
Adjusted EBIT and free cash flow are not financial measures presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Please see Appendix A for more information on these non-GAAP financial measures.

2023 PROXY STATEMENT	7

PROXY SUMMARY

Environmental, Social and Governance Highlights
We recognize that ESG matters are important to long-term shareholder value and we are committed to strong ESG practices, including the following highlights:
•
Board Independence – eight of our nine directors are non-employee directors and are independent under New York Stock Exchange (“NYSE”) listing standards. Our current Chief Executive Officer (“CEO”) is the only non-independent member of our Board. In addition, the non-executive Chair of the Board (“Board Chair”) and all members of each of the Board’s standing committees are independent directors.

•
Board Diversity – our directors are committed to bringing a diverse set of perspectives and experiences to the Board and five of our nine directors are diverse. We have two female directors serving on the Board, including the chair of the Nominating & Corporate Governance Committee, and three of our directors are racially/ethnically diverse.

•
ESG Goals – our ESG Steering Committee, a management committee of the Company, oversaw the development of new ESG goals, which were publicly released in January 2022. These 2030 ESG goals, certain of which are discussed in greater detail below, comprise ten commitments linked to three pillars: Planet Solutions; Business Solutions; and People Solutions. Our 2030 ESG goals are aligned with a targeted selection of the United Nations Sustainable Development Goals (“UN SDGs”). Axalta has also set a goal for the Company’s operations to be carbon neutral by 2040.

•
Human Capital and Diversity – our Board and the Compensation Committee spent a significant amount of time in 2022 discussing management's efforts to build upon our human capital plans, including the Company’s diversity and inclusion strategy and progress. The Board and management are committed to driving the continued evolution of our human capital practices. We have invested in organization-wide learning and leadership development programs, and we are committed to increasing the diversity of our leadership, as reflected by two of our 2030 ESG goals – to have 30% of management positions globally filled by women and to have, in the U.S., 30% of our management positions filled by individuals from underrepresented racial and ethnic groups. To enable progress towards these goals, we launched a 3-year diversity and inclusion strategy that focuses on actions such as the establishment of an Inclusion Index (as measured by our engagement survey), which measures employees’ feelings of belonging in the organization and helps Axalta foster an inclusive workplace, expansion of employee resource groups, targeted training efforts and enhanced talent acquisition processes.

•
Succession Planning – the Company actively engages in developing a pipeline of internal talent with differing backgrounds and experience to assume key leadership positions. We recently refreshed our succession planning processes for our Executive Committee, global leadership team and other key positions in the organization. The Board has also reviewed an emergency management succession plan in the event that one of our key executives becomes unable or unwilling to serve. Similarly, the Nominating & Corporate Governance Committee regularly discusses Board composition and succession matters, including emergency succession planning for the Board should one of our directors in a leadership role be unable or unwilling to serve.

•
Strong Environment, Health and Safety Performance – Axalta is committed to protecting the environment and the health and safety of our workers. Our global Responsible Care® Management System (RC14001) is certified, which demonstrates that all elements of the Responsible Care® Management System are successfully implemented globally, including with respect to environment, health, safety, process safety, product safety, security and sustainability. The Board maintains a standing committee, the Environment, Health, Safety & Sustainability (“EHS&S”) Committee, that is responsible for oversight of the Company’s policies, performance, strategy and compliance matters related to environment, health, safety, human rights and sustainability.

•
Code of Business Conduct and Ethics – the Company maintains a Code of Business Conduct and Ethics, which is provided in seven languages, that applies to all of our directors and employees, including our executive officers and senior financial and accounting officers. Our entire global team receives annual training on and certifies that they have read and understand the Code of Business Conduct and Ethics.

•
Continued Efforts to Combat the Effects of COVID-19 – Axalta continues to monitor and enforce global, regional and local guidance on health and safety measures related to COVID-19. We continue to take a measured and thoughtful approach to allow us to operate safely while delivering on our commitments to our customers.

Please see the Environmental, Social and Governance Matters section beginning on page 34 for additional information about our ESG practices.

8	AXALTA COATING SYSTEMS

PROXY SUMMARY

Executive Compensation Highlights
We maintain several guiding principles with respect to the Company’s executive compensation programs, and review our compensation programs on an ongoing basis to ensure that market and regulatory best practices, as well as input from our shareholders, are considered and addressed, including:
•
Performance-Based Compensation – a significant amount of our executive officers’ compensation is performance-based, including awards of performance-based stock in 2022 tied to our profitability and return on invested capital, with total shareholder return relative to the S&P 400 Materials Index as a modifying component. The 2022 performance-based stock awards comprise approximately 60% of the grant date fair value of the 2022 long-term equity awards granted to executive officers.

•
Significant At-Risk Pay – we believe that a significant portion of our named executive officers’ (“NEOs”) compensation should be earned based on the Company’s performance. As set forth in more detail in “Compensation Discussion and Analysis – Pay For Performance” below, 85% of our Chief Executive Officer’s target pay and, on average, 73% of our other NEOs’ target pay was at risk in 2022 (i.e., annual performance-based compensation and long-term equity incentive awards).

•	Incentive Compensation Recoupment Policy – the Company’s “clawback” policy provides that the
Compensation Committee may require reimbursement of incentive compensation awarded to certain members of our senior leadership team, including all of our executive officers, if the Company is required to restate its financial results, and permits the Compensation Committee to recoup incentive compensation, which includes time-based restricted stock units, in certain other instances, including as a result of a covered person’s material breach of certain Company policies, such as the Code of Business Conduct and Ethics. We intend to timely update the policy to reflect any clawback requirements under NYSE’s listing standards.
•
Hedging and Pledging Prohibited – the Company’s insider trading policy prohibits our officers, directors and employees from pledging their common shares as collateral or engaging in hedging or short sale transactions in our common shares.

•
Equity Plan Design Features – our equity plan includes minimum 12-month vesting periods (subject to certain exceptions) and prohibitions on liberal share recycling, option repricing and payment of dividends until the related award vests.

•	Double Trigger Vesting Provisions – our equity plan also provides double trigger vesting provisions for long-term equity awards in the event of a Change-in-Control.

2023 PROXY STATEMENT	9

Proposal 1	Election of nine directors to serve until the 2024 Annual General Meeting of Members
☑ The Board recommends a vote FOR each of the director nominees.

• The director nominees have a diverse set of backgrounds, characteristics and skills relevant to the leadership of the Board and oversight of the Company.

• All of our non-employee directors are independent.

Our Board of Directors currently consists of nine directors, each of whom are proposed for election as directors at the Annual Meeting to serve until the Annual General Meeting of Members in 2024, or until the earliest of each such director’s death, resignation or removal. In addition to the information provided in the matrix on page 6, information regarding our directors’ professional experience, education, skills, ages and other relevant information is set forth below.
The nominees are presently serving as directors of the Company, and they have agreed to stand for reelection. However, if for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee designated by our Board of Directors, or, alternatively, the Board may determine to leave the vacancy temporarily unfilled.

10	AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Nominees for Election as Directors to Serve Until the 2024 Annual General Meeting of Members

Rakesh Sachdev

Age: 67

Axalta Board Service

• Tenure: 2 years (August 2020) • Non-Executive Board Chair

Independent
Professional Experience
•	Served as interim CEO and President of Axalta from August 2022 through December 2022
•	Former Chief Executive Officer of Platform Specialty Products Corporation, now renamed Element Solutions Inc., a leading global specialty chemicals company
•	Former President and Chief Executive Officer of Sigma-Aldrich Corporation, a leading global life sciences and technology company, prior to its acquisition by Merck KGaA
Education
•	Bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology, Delhi
•	M.S. in Mechanical Engineering from the University of Illinois at Urbana-Champaign
•	MBA from Indiana University
Relevant Skills
•	Extensive experience in the management of public and private chemical, industrial and life sciences businesses
•	Significant expertise in finance, strategy and international business transactions
Other
•	Chairman of the Board of Directors of Regal Rexnord Corporation (NYSE: RRX), a global manufacturer of motors, bearings, gearing, conveyor technologies, blowers, electric components and couplings
•	Member of the Board of Directors of Edgewell Personal Care Company (NYSE: EPC), a leading consumer products manufacturer
•	Member of the Board of Directors of Herc Holdings Inc. (NYSE: HRI), a leading equipment rental company
•	Senior Advisor to New Mountain Capital, a private equity company

2023 PROXY STATEMENT	11

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Jan A. Bertsch

Age: 66

Axalta Board Service

• Tenure: <1 year (September 2022) • Audit Committee

Independent
Professional Experience
•	Former Senior Vice President and Chief Financial Officer of Owens-Illinois, Inc. (now O-I Glass), a manufacturer of container glass and packaging products
•	Former Executive Vice President and Chief Financial Officer of Sigma-Aldrich Corporation, a leading global life sciences and technology company, prior to its acquisition by Merck KGaA
•	Previously held positions of increasing authority at BorgWarner, Chrysler, Visteon Corp. and Ford Motor Company
Education
•	Bachelor’s degree in Finance from Wayne State University
•	MBA from Eastern Michigan University
Relevant Skills
•	Substantial experience in all aspects of financial management and strategic planning in a public company environment
•	Significant expertise in information technology
•	Significant experience in the automotive industry
Other
•
Chair of the Board of Directors of BWX Technologies, Inc. (NYSE: BWXT), a manufacturing and engineering innovator that provides safe and effective nuclear solutions for global security, clean energy, environmental remediation, nuclear medicine and space exploration

•	Member of the Board of Directors of Regal Rexnord Corporation (NYSE: RRX), a global manufacturer of motors, bearings, gearing, conveyor technologies, blowers, electric components and couplings
•
Formerly an independent member of the Board of Directors of Meritor, Inc., a global supplier of a broad range of integrated systems, modules and components to original equipment manufacturers and the aftermarket for the commercial vehicle, transportation and industrial sectors, prior to its acquisition by Cummins Inc. in August 2022

12	AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Steven M. Chapman

Age: 69

Axalta Board Service

• Tenure: 2 years (July 2020) • Audit Committee • Environment, Health, Safety & Sustainability Committee

Independent
Professional Experience
•	Former Group Vice President, China and Russia, for Cummins Inc., a global manufacturer of diesel engines and related components and power systems
•	Previously held other senior positions at Cummins Inc., including President - International Distributor Business and Vice President - International
Education
•	Bachelor’s degree in Asian Studies from St. Olaf College
•	Master of Public Policy and Management from the Yale University School of Management
Relevant Skills
•	More than three decades of experience working in a global industrial manufacturing business
•	Substantial international background, having lived and managed businesses in China and emerging markets
•	Extensive experience in joint ventures, adapting products and operations for emerging markets, distribution and organizational development outside of North America
Other
•	Chairman of the Board of Directors of Cummins India Limited (BSE: CUMMINSIND), the Indian operations of Cummins Inc.
•	Senior Advisor to the China-U.S. Industrial Cooperation Partnership, a private equity fund managed by Goldman Sachs
•	Member of the Board of Trustees of the Yale Greater China Board of Advisors

2023 PROXY STATEMENT	13

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

William M. Cook

Age: 69

Axalta Board Service

• Tenure: 3 years (May 2019) • Audit Committee • Compensation Committee (Chair)

Independent
Professional Experience
•
Former Executive Chairman, President, Chief Executive Officer and Chief Financial Officer of Donaldson Company, Inc. (NYSE: DCI), an international manufacturer of filtration systems and replacement parts

•	Began career at Ford Motor Company as a financial analyst
Education
•	Bachelor’s degree in business management and MBA from Virginia Polytechnic Institute and State University
Relevant Skills
•
Significant business, financial and organizational leadership skills, with deep familiarity in international industrial business gained while serving in senior executive roles for Donaldson Company, Inc. over a 35-year career

•	Extensive experience serving as a public company board member
•	Substantial board experience relevant to the coatings industry
Other
•	Member of the Board of Directors of Mativ Holdings, Inc. (NYSE: MATV) (formerly Neenah, Inc.), an international manufacturer of paper and packaging
•	Director of Virginia Tech Corps of Cadets Advisory Board
•	Former director of IDEX Corporation, a leading manufacturer of fluidic systems and specialty engineered products
•	Former director of The Valspar Corporation, a global leader in the paints and coatings industry until its 2017 acquisition by The Sherwin-Williams Company
•	Former Director of Donaldson Company, Inc.

14	AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Tyrone M. Jordan

Age: 61

Axalta Board Service

• Tenure: 1 year (June 2021) • Environment, Health, Safety & Sustainability Committee • Nominating & Corporate Governance Committee

Independent
Professional Experience
•
Former President and Chief Operating Officer of DURA Automotive Systems, a leading supplier of electric/hybrid systems, advanced-driver assistance systems, mechatronics, lightweight structural systems and luxury trim systems for all premier automotive brands

•	Former Executive Vice President, Global Operations and Customer Experience of General Motors
•	Former Senior Vice President, Global Operations and Supply Chain of United Technologies Corporation
Education
•	Bachelor’s degree in Pre-Law from Eastern Michigan University
•	Bachelor of applied science degree in Industrial Engineering Technology from Purdue University
•	Executive Aerospace & Defense Master of Business Administration (ADMBA) in Operations, Strategy & Finance from the University of Tennessee
Relevant Skills
•	Significant operational, financial and technology experience
•	Deep experience in the automotive industry
•	Broad experience serving as a public company board member
Other
•
Member of the Board of Directors of Oshkosh Corporation (NYSE: OSK), a leading industrial company that designs and builds specialty trucks, military vehicles, truck bodies, airport fire apparatus and access equipment

•
Member of the Board of Directors of Trinity Industries, Inc. (NYSE: TRN), a premier provider of railcar products and services; Mr. Jordan is not standing for re-election to Trinity’s Board of Directors and will cease to be a member of Trinity’s Board of Directors and Audit Committee at Trinity’s 2023 Annual Meeting of Stockholders, currently scheduled for May 8, 2023

•	Member of the Board of Directors of TPI Composites, Inc. (NASDAQ: TPIC), a leading manufacturer of composite wind blades and related precision molding and assembly systems
•	Dean’s Advisory Board of the College of Business of Eastern Michigan University

2023 PROXY STATEMENT	15

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Deborah J. Kissire

Age: 65

Axalta Board Service

• Tenure: 6 years (December 2016) • Compensation Committee • Nominating & Corporate Governance Committee (Chair)

Independent
Professional Experience
•	Former Vice Chair and Regional Managing Partner at Ernst & Young LLP (EY), and member of the Americas Executive Board and Global Practice Group
•	Previously held other senior positions at EY, including Vice Chair and Regional Managing Partner for the East Central and Mid-Atlantic Regions and U.S. Vice Chair of Sales and Business Development
Education
•	Bachelor’s degree in Accounting from Texas State University
Relevant Skills
•	Extensive experience in the financial oversight of public companies
•	Experience launching new business and practice areas and leading acquisitions, business unit consolidations and successful integrations
•	Expertise in financial reporting, audit process, U.S. taxation, governance, mergers and acquisitions, transaction integration and human capital management
Other
•	Member of the Board of Directors of Cable One, Inc. (NYSE: CABO), a leading American cable and Internet service provider
•	Member of the Board of Directors of Celanese Corporation (NYSE: CE), a global technology and specialty materials company
•	Member of the Board of Directors of Omnicom Group Inc. (NYSE: OMC), a global marketing and corporate communications holding company based in the U.S.

16	AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Robert M. McLaughlin

Age: 66

Axalta Board Service

• Tenure: 9 years (April 2014) • Audit Committee (Chair) • Compensation Committee

Independent
Professional Experience
•
Former Senior Vice President and Chief Financial Officer of, and other senior positions with, Airgas, Inc., a leading U.S. supplier of industrial, medical and specialty gases and hard goods, such as personal protective equipment, welding equipment and other related products

•	Former Vice President of Finance for Asbury Automotive Group
•	Former Vice President of Finance and other senior financial positions at Unisource Worldwide, Inc.
•	Began career at Ernst & Young LLP
•	Certified Public Accountant
Education
•	Bachelor’s degree in Accounting from University of Dayton
Relevant Skills
•	Significant and diverse business experience
•	Substantial experience in all aspects of financial management and strategic planning in a public company environment
Other
•	Member of the Board of Directors of Beacon Roofing Supply, Inc. (NASDAQ: BECN), the largest publicly traded distributor of residential and non-residential roofing materials in the U.S.

2023 PROXY STATEMENT	17

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Samuel L. Smolik

Age: 70

Axalta Board Service

• Tenure: 6 years (September 2016) • Environment, Health, Safety & Sustainability Committee (Chair) • Nominating & Corporate Governance Committee

Independent
Professional Experience
•	Former Senior Vice President – Americas Manufacturing and other senior positions at LyondellBasell Industries, one of the world’s largest plastics, chemical and refining companies
•	Former Vice President – Global Downstream Health, Safety, Security and Environment at Shell
•	Former Vice President, Global Environment, Health, Safety and Security and other positions of increasing responsibility at The Dow Chemical Company
Education
•	Bachelor’s degree in Chemical Engineering from The University of Texas at Austin
Relevant Skills
•	Extensive experience in global operations and environmental, health and safety matters in the oil and petrochemicals industry
•	Leadership experience from working internationally in numerous countries and cultures
•	Significant experience working with government agencies and non-governmental organizations
•	Considerable experience in sustainable development and corporate social responsibility
Other
•	Member of the Board of Directors of Evergreen North America Industrial Services, a leading provider of environmental and industrial cleaning solutions
•	Previously active with American Fuel & Petrochemical Manufacturers Association and American Chemistry Council
•
Involved with a number of community, education and other nonprofit organizations including The University of Texas at Austin Engineering Advisory Board, the Antwerp International School Foundation where he is Chairman of the Board of Directors, and Ducks Unlimited, the leading wetlands conservation organization in North America, where he serves on the Board of Directors of Ducks Unlimited, Inc. and Ducks Unlimited de Mexico

18	AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Chris Villavarayan

Age: 52

Axalta Board Service

• Tenure: <1 year (January 2023)
Professional Experience
•	CEO and President of Axalta
•
Former Chief Executive Officer and President of Meritor, Inc., a global supplier of a broad range of integrated systems, modules and components to original equipment manufacturers and the aftermarket for the commercial vehicle, transportation and industrial sectors, until October 2022. Meritor was acquired by Cummins Inc. in August 2022

•
Previously held other senior positions at Meritor, including Executive Vice President and Chief Operating Officer, overseeing Meritor’s global operations for both its business units, Global Truck and Aftermarket & Industrial; board lead with executive oversight of Meritor’s four largest joint ventures; Senior Vice President and President - Global Truck, with responsibility for leading P&L across Meritor’s global truck business; and President - Americas, managing multiple businesses across portfolios as leader of Meritor’s North and South America businesses

Education
•	Bachelor’s degree in civil engineering from McMaster University
•	Completed the Wharton Executive Education Advanced Finance Program at the University of Pennsylvania
Relevant Skills
•	Significant operational and management experience with complex global organizations within the industrial sector and the automotive industry
•	Expertise in product development and manufacturing
Other
•	Member of the Board of Directors of Franklin Electric Co., Inc. (NASDAQ: FELE), a leading global provider of systems and components for moving water and fuel
•	Member of the Board of Directors of Focus: HOPE, a Detroit-based, non-profit organization
•	Formerly a member of the Board of Directors of Meritor, Inc.
The Board of Directors recommends a vote “FOR” the election of each of the director nominees to serve until the 2024 Annual General Meeting. Election of each director nominee to our Board of Directors requires the affirmative vote of a plurality of votes cast at the Annual Meeting. Withhold votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

2023 PROXY STATEMENT	19

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS
Policies on Corporate Governance
Our Board believes that strong corporate governance is important to ensure that our business is managed for the long-term benefit of our shareholders. We have adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our executive officers and senior financial and accounting officers, which is available at www.axalta.com/corporate/en_US/about-axalta/values. In the event that the Company amends or waives any of the provisions of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller that relates to any element of the definition of ‘code of ethics’ enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company intends to disclose these actions on the Company’s website identified in the preceding sentence. The Board has also adopted Corporate Governance Guidelines, which cover topics including, among other things, director qualification criteria, continuing director education and succession planning. Copies of the current versions of the Code of Business Conduct and Ethics and the Corporate Governance Guidelines are available on our website and will also be provided upon request to any person without charge. Requests should be made in writing to our Corporate Secretary at Axalta Coating Systems Ltd., 50 Applied Bank Blvd, Suite 300, Glen Mills, PA 19342, or by telephone at (855) 547-1461.
Board Leadership Structure
The Board of Directors does not have a set policy with respect to the separation of the offices of the Board Chair and the CEO, as the Board believes it is in the best interests of the Company and our shareholders to make that determination based on the particular circumstances affecting the Company, as well as the membership of the Board.
The Board regularly evaluates whether the roles of Board Chair and CEO should be separate. The Board believes it is important to retain flexibility on this issue and that it should be considered as part of the Board’s broader oversight and succession planning process. At this time, the Board believes that the separation of the Board Chair and CEO positions is in the best interests of the Company and its shareholders and other stakeholders. The Board has formalized its expectations for the Board Chair, including the following:
•	Provides leadership and direction on Board operations
•	Coordinates the activities of the independent directors
•	Chairs Board meetings and executive sessions of the directors both with and without the CEO
•	Enables independent directors to raise suggestions, issues and concerns, including with respect to meeting topics/agendas
•	Acts as a spokesperson for the Board in appropriate circumstances, including engagements with shareholders, proxy advisors and other relevant stakeholders
•	Facilitates discussion in between Board meetings as needed
•	Serves as the principal liaison between the independent directors and management
•	Briefs and provides feedback to the CEO on relevant issues from the Board, including those arising in executive sessions
•	Provides regular counsel to the CEO and as needed to other members of management
In connection with the appointment of Mr. Villavarayan as President and CEO, effective January 1, 2023, Mr. Sachdev ceased his service as interim CEO and President effective immediately prior to such appointment. In connection with such transition, the Board, after discussion and on the recommendation of the Nominating & Corporate Governance Committee, elected Mr. Sachdev to succeed Mr. Cook as non-executive Board Chair, effective January 1, 2023. We believe that our board leadership structure, with Mr. Villavarayan serving as CEO and Mr. Sachdev as non-executive Board Chair, allows Mr. Villavarayan to focus primarily on our vision, business strategy and operations, while leveraging Mr. Sachdev’s experience and perspectives to lead our Board, particularly as Mr. Villavarayan integrates into Axalta and outlines his value creation priorities.

20	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Role in Strategy Oversight
The Board is responsible for overseeing the Company’s strategy, operations and results in order to drive long-term value for our shareholders. The Board conducts an in-depth review of the Company’s near- and long-term strategic plan on an annual basis and receives regular updates on the strategic plan, as well as various operating matters, throughout the course of the year. During the in-depth review, which may be held over several days, the Board discusses with senior management the Company’s strategic plan, both with respect to the entire enterprise and each of the Company’s end-markets and covering the
Company’s near- and longer-term priorities and goals. The Board also discusses our strategy, operations and results in executive sessions, with and without our CEO in attendance. In addition, each of the Board’s standing committees regularly reviews and discusses with management topics that are critical to the success of our strategic plan. We believe that the Board’s oversight of our strategy is comprehensive and effectively holds management accountable to develop a strategic plan that positions the Company to deliver long-term shareholder value.
Board Role in Risk Oversight

BOARD OF DIRECTORS

AUDIT COMMITTEE

Oversees the Company's financial risks, compliance with regulatory and legal requirements, compliance policies, risk management policies and processes and cybersecurity risks

NOMINATING & CORPORATE GOVERNANCE COMMITTEE

Oversees risks related to various corporate governance matters

COMPENSATION COMMITTEE

ENVIRONMENT, HEALTH, SAFETY & SUSTAINABILITY COMMITTEE

Oversees risks related to health and safety of employees, contractors, customers and the public, and environmental and sustainability matters, including human rights

MANAGEMENT

Manages day-to-day risks and risk management processes

In addition to its strategic oversight, the Board provides overall risk oversight focusing on the most significant risks facing our Company. Our finance function, which reports to our CEO through the Chief Financial Officer, has day-to-day management responsibility for our enterprise risk management (“ERM”) processes. Such processes include an annual survey that is intended to identify potential key risks facing our business, including the likelihood and severity of such risks on a standalone basis and after any mitigating actions we may employ. The survey is also

2023 PROXY STATEMENT	21

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

intended to assess the potential severity of risks, and how quickly such risks might impact our business. In addition, our risk management team, within our finance function, together with a cross-functional management committee, facilitates projects that are designed to mitigate our key risks, each of which is managed by business and/or functional leaders. The ERM processes are reviewed annually by both the Audit Committee and our full Board. The Board and the Audit Committee discuss with management the Company’s overall risk profile as well as the key risks that are identified from the Company’s ERM processes, including risks related to operations, supply chain, cybersecurity and human capital management, as well as macroeconomic risks. In addition, the Board, together with its standing committees, oversees the risk management processes that are implemented by our executives to determine whether these processes are functioning effectively and are consistent with our strategy as well as best practices. The Board’s role in risk oversight has not had a significant effect on its leadership structure, although we believe our current leadership structure, with Mr. Sachdev serving as non-executive Board Chair and Mr. Villavarayan serving as CEO, enhances the Board’s effectiveness in risk oversight by allowing Mr. Villavarayan to manage risks while collaborating with Mr. Sachdev and the Board to oversee the risks facing the Company.
The Audit Committee is tasked with overseeing our financial risks and risk management policies. The Audit Committee is also specifically tasked with reviewing our compliance with legal and regulatory requirements and any related compliance policies and programs with management, our independent auditors and our legal counsel, as appropriate. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the Audit Committee, and the Audit Committee is updated on a regular basis on relevant and significant risk areas. In addition, the Audit Committee oversees cybersecurity risks facing the Company, which are also regularly reviewed by the full Board. As part of this oversight, the Audit Committee receives regular updates throughout the year on the status of various cybersecurity matters, including ongoing information security training for our employees globally and other efforts to enhance the Company’s cybersecurity defenses and preparedness. We maintain cybersecurity insurance with coverage for security incident response expenses, certain losses due to network security failures, investigation expenses, privacy liability and certain third-party liability. The EHS&S Committee is tasked with overseeing management’s monitoring and enforcement of the Company’s policies to protect the health and safety of employees, contractors, customers, the public and the environment, as well as overseeing other sustainability matters, including human rights, and quality matters. The Compensation Committee oversees risks associated with executive and employee compensation and human capital management matters, and the Nominating & Corporate Governance Committee oversees risks associated with corporate governance matters.
In addition to the Board’s oversight of ERM processes discussed above, the full Board considers specific risk topics, including risks related to CEO and management succession planning, risks associated with our business plan, strategies and capital structure and other significant risks that merit review and discussion by the Board. In addition, the Board receives reports from the committee chairs on risks overseen by their respective committees and discusses with members of our management the risks involved with their respective areas of responsibility. The Board is also informed by management throughout the year, as appropriate, of trends, developments and other matters that could adversely affect our risk profile or other aspects of our business. As provided in our Corporate Governance Guidelines, all directors have access to management and the Company’s employees, including in connection with the exercise of their risk oversight.

22	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Role in ESG Oversight
The Board oversees ESG matters generally as part of its oversight of our business strategy and risk management, and the Board’s standing committees each oversee specific ESG matters, risks and goals that fall within their respective areas of responsibility. For example: the Audit Committee has oversight responsibility for compliance matters; the Compensation Committee has oversight responsibility for human capital management matters, including diversity and inclusion; the EHS&S Committee has oversight responsibility for environmental, health, safety and sustainability matters, including with respect to climate-related risks and opportunities; and the Nominating & Corporate Governance Committee has responsibility for ensuring that Axalta maintains strong governance practices. As part of this effort, the Nominating & Corporate Governance Committee also regularly discusses the Company’s ESG practices, goals and disclosures, in terms of both the current ESG landscape and potential developments, in order to ensure that all relevant ESG matters are overseen by the Board and its standing committees and communicated to our shareholders and other stakeholders. The Board and its standing committees regularly discuss with management a variety of ESG topics that are significant to our business and stakeholders. As noted above, each Board member has relevant experience in, or overseeing, one or more ESG areas, including with respect to corporate governance, sustainability and environmental matters and human capital management matters, which we believe allows the Board to effectively oversee the discrete ESG issues, both individually and collectively, that are relevant to our business.
Execution of the Company’s ESG strategy is overseen and carried out by the Company’s senior management team. In 2021, we created an ESG Steering Committee, which includes cross-functional members of our senior executive team, to better coordinate ESG efforts within our business. The ESG Steering Committee is responsible for setting direction and driving accountability as we address significant ESG issues, engaging with key stakeholders, developing ESG goals and measuring and reporting our progress on the same.
Director Independence
Our Corporate Governance Guidelines require that the Board be composed of a majority of directors who are “independent” under applicable NYSE rules and state the Board’s belief that a substantial majority of directors should be independent. Our Board has affirmatively determined that each of our directors, other than Mr. Villavarayan, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company) and therefore qualifies as “independent” under the applicable NYSE listing standards. Our Board had previously determined that Elizabeth Cahill Lempres, who stepped down from the Board in September 2022, was independent under the applicable NYSE listing standards.
In reaching this determination, the Board considers all known relevant facts and circumstances about any relationship bearing on the independence of a director (or nominee, if applicable). The Board also considers transactions and arrangements entered into in the ordinary course, including the purchase or sale of products and services and the making of charitable donations, between the Company and its subsidiaries and any other organization where a director (or nominee, if applicable) or an immediate family member may have relationships pertinent to the independence determination. With respect to Mr. Sachdev, the Board considered his service as the Company’s interim CEO and President, from August 31, 2022 through December 31, 2022, including the compensation paid to Mr. Sachdev for such service, and determined that he qualified as independent.

2023 PROXY STATEMENT	23

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Identification, Recruitment and Nominations
When the Board or the Nominating & Corporate Governance Committee has identified the need to add a new Board member, whether as result of a vacancy on our Board or otherwise, the Nominating & Corporate Governance Committee will initiate a search. The Nominating & Corporate Governance Committee chair leads the search and will seek input from relevant stakeholders, including other directors and management, in order to identify the best possible candidates given the current and future needs of the Board and the Company. The Nominating & Corporate Governance Committee may also, from time to time, engage a search firm to identify director candidates, and the committee has sole authority to retain and terminate any such firm. Members of the Nominating & Corporate Governance Committee and other members of the Board, including the Board Chair, will interview and evaluate each potential director candidate based on the qualifications discussed below, and, ultimately, the Nominating & Corporate Governance Committee will recommend to the Board the appointment of any suitable director candidates. A third-party search firm identified Ms. Bertsch as a suitable director candidate for the Company and Mr. Villavarayan as a suitable CEO and director candidate for the Company.
The Nominating & Corporate Governance Committee also considers director nominees recommended by our shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Nominating & Corporate Governance Committee should send the recommendation to our Corporate Secretary at Axalta Coating Systems Ltd., 50 Applied Bank Blvd, Suite 300, Glen Mills, PA 19342, who will then forward it to the Nominating & Corporate Governance Committee. The recommendation must include a description of the candidate’s qualifications for board service, including all of the information that would be required to be disclosed pursuant to Item 404 of Regulation S-K (as amended from time to time) promulgated by the SEC, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating & Corporate Governance Committee as a nominee, must comply with the notice procedures set forth in our Bye-laws and applicable SEC requirements. See “Shareholder Proposals for the Company’s 2024 Annual General Meeting of Members” for more information on these procedures.
The Nominating & Corporate Governance Committee will consider and evaluate persons recommended by the shareholders in the same manner as it considers and evaluates other potential directors, including incumbent directors.

24	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Qualifications
The Board believes that its membership should consist of persons with sufficiently diverse and independent backgrounds and with the relevant expertise required to serve as a director of the Company. The Nominating & Corporate Governance Committee is tasked with ensuring that the Board meets this objective and is responsible for reviewing the qualifications of potential director candidates and recommending to the Board candidates to be nominated for election to the Board of Directors. Our Corporate Governance Guidelines, which are available on our website as described above, set forth criteria that the Nominating & Corporate Governance Committee will consider when evaluating a director candidate for membership on the Board of Directors. These criteria are as follows: professional experience; education; skills; diversity; differences of viewpoint; other individual qualities and attributes that will positively contribute to the Board, including integrity and high ethical standards; experience with business administration processes and principles; ability to express opinions, ask difficult questions and make informed, independent judgments; significant experience in at least one specialty area; and the ability to devote sufficient time to prepare for and attend Board meetings. The Nominating & Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.
Our Nominating & Corporate Governance Committee also considers the mix of backgrounds (including diversity characteristics) and qualifications of the directors and the challenges and needs of the Company to ensure that the
Board of Directors has the necessary experience, knowledge, abilities and makeup to effectively perform its responsibilities. The Board asks its current members, as well as prospective director candidates in connection with any search, to self-identify their individual skill sets and diversity characteristics, including, but not limited to, gender, racial or ethnic background, sexual orientation or identity, disabilities and military service. While the Board does not have a specific written diversity policy, it believes that overall diversity of directors is important to the Board’s overall functioning and considers diversity when evaluating director candidates and in director searches.
The average tenure of our directors is approximately four years, none of our directors has a tenure longer than approximately nine years, and five of our nine directors were appointed in the last three years. The Nominating & Corporate Governance Committee considers Board tenure and refreshment as additional relevant criteria in its identification, consideration and recommendation of director candidates.
When considering whether our directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience as reflected in the matrix on page 6 and the information discussed in each of the directors’ individual biographies set forth in “Proposal No. 1: Election of Nine Directors to Serve Until the 2024 Annual General Meeting of Members.”
Limitations on Other Board and Audit Committee Service
To ensure all directors are able to devote sufficient time to perform their duties, our Corporate Governance Guidelines provide for certain limitations on the service of our directors:
•
Additional Public Company Boards or Audit Committees – directors may not serve on more than five public company boards of directors or more than three audit committees (in each case including the Company).

•	Age Limit – no director will be nominated for reelection to the Board after reaching the age of 75 unless an affirmative request is made by the Board for that director to continue service.
In addition, directors must notify the Board Chair when their principal occupation changes, and the Nominating & Corporate Governance Committee will review the circumstances regarding the change to determine whether continued Board membership is appropriate.

2023 PROXY STATEMENT	25

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Composition
Our Board currently consists of nine directors who are elected annually, with Mr. Sachdev serving as non-executive Board Chair. The number of directors on our Board may be modified from time to time by our Board of Directors in accordance with our Bye-laws. Any directors appointed by the Board to fill vacancies, whether as a result of the increase in the size of the Board or otherwise, would serve only until the next election at an Annual General Meeting or until a director’s earlier death, resignation or removal.
The Nominating & Corporate Governance Committee regularly reviews the composition of the Board and its committees, including periodically reviewing the directors’ self-identified skill sets and characteristics, in connection with its ongoing assessment of current and future needs of the Board.
Director Orientation and Continuing Education
We have a process for onboarding and orienting new directors and for providing continuing education to our Board members. As part of our director orientation program, new directors participate in one-on-one introductory meetings with Axalta’s business and functional leaders and are briefed on the Company’s strategic plans, financial statements and processes and key issues, as well as the Company’s governance and compliance policies and procedures. We encourage and pay for our directors to attend continuing education programs on ESG matters, compliance and other critical issues associated with a director’s service on a public company board, as well as site visits to our facilities around the world. Our Board and committees also receive educational programming through guest speakers and presentations on substantive issues during Board and committee meetings and other Board events.
Board Meetings, Attendance and Executive Sessions
Directors are expected to spend the time needed and to meet as frequently as necessary to properly fulfill their responsibilities. The Board and its committees meet on a regularly scheduled basis during the year to review our strategy, financial and operational performance, risks, ESG matters and other significant developments affecting us and to act on matters requiring Board approval. The Board and its committees also hold special meetings when an important matter between scheduled meetings requires Board and/or committee review or action. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings and meetings of committees on which they serve. In addition, all directors are expected to attend our Annual General Meeting of Members. All nine of the then-current directors attended the 2022 Annual General Meeting.
In general, the independent directors meet in executive session, without the presence of management, in conjunction with regular meetings of the Board and its committees. The Board Chair presides over Board executive sessions with the committee chairs presiding over the sessions of their respective committees. The Board Chair and committee chairs provide feedback from such executive sessions to the CEO and management as appropriate.
During 2022, the Board held 8 formal meetings, and all directors attended 75% or more of the meetings of the Board and committees on which they served that were held during their tenure. In addition to these meetings, the Board held numerous informal discussions during 2022, in particular to discuss matters relating to the departure of Mr. Bryant and the appointment of Mr. Villavarayan as our new CEO.

26	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Evaluation Process
Our Board believes that a comprehensive evaluation of our Board and its committees enhances their effectiveness. Each of the Board’s standing committees conducts an annual self-evaluation to determine whether it has complied with its responsibilities under our Bye-laws, its committee charter and applicable laws and regulations. The Nominating & Corporate Governance Committee oversees an annual evaluation of the Board and each of its standing committees to assess effectiveness and areas for improvement.
Each year, the Nominating & Corporate Governance Committee discusses and approves the process for the annual Board and committee evaluation to ensure the evaluation effectively assesses the performance of the Board and its committees at that time. The Nominating & Corporate Governance Committee may vary the evaluation process based on the Company’s strategy, the needs of the Board and other relevant factors. For 2022, and historically, the Board and committee evaluation was led by the Company’s General Counsel, under the direction of the Nominating & Corporate Governance Committee.
The 2022 self-evaluation, which is summarized by the accompanying graphic, solicited director feedback on, among other things, the following topics:
•	Board and committee composition, including skills, background, diversity and experience, among other items;
•	The Board’s oversight of strategy, ESG matters, including with respect to human capital, the Company’s enterprise risk management processes and succession planning;
•	The quality of Board and committee participation, processes and meeting agendas/materials;
•	Whether and how well each committee has performed the responsibilities in its charter;
•	Areas where the Board and committees should increase their focus;
•	Satisfaction with time allocated for topics and encouragement of open discussion and communication;
•	The current committee structure and whether any new committees should be established; and
•	Access to management, experts and internal and external resources.

01

Corporate Governance Review

Our Nominating & Corporate Governance Committee reviews the elements of our evaluation process to ensure that it allows for the opportunity to provide actionable feedback on the Board's and committees' functioning.

02

Annual Board and Committee Assessments

Each of our Board and our Audit, Compensation, Nominating & Corporate Governance, and EHS&S Committees conducts an annual review of whether and how well it has complied with the responsibilities under its charter. As part of this process, each director assesses the Board's and applicable committees' composition and organization, the quality of participation and process and the quality of meeting agendas and materials.

03

One-on-One Discussions

The General Counsel meets annually with each director to discuss the Board's and committees' operations, performance and areas of potential improvement.

04

Review and Follow Up

The Board Chair and the Nominating & Corporate Governance Committee review the results of the Board evaluation and General Counsel discussions, and the material is shared with the full Board during executive session. Follow-up actions and potential areas for improvement are provided to management and to the Board for implementation.

The 2022 self-evaluation culminated in an anonymized, aggregated report prepared by the General Counsel that was provided to, and discussed with, the Board. As in prior years, certain changes were made to the Board and committee practices based on the 2022 self-evaluation. Examples of such changes over the years include: increased and more structured time for executive sessions; streamlined meeting presentations to focus on key issues to allow more time for, and to foster deeper, discussion; and the addition of directors with certain expertise that is significant to the Company’s business and operations.

2023 PROXY STATEMENT	27

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Committees
Our Board of Directors oversees the management of our business and affairs as provided by Bermuda law and conducts its business through its meetings and its four standing committees: Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee and EHS&S Committee. In addition, from time to time, other committees may be established under the Board’s direction when necessary or advisable to address specific issues.
Each of the standing committees operates under a charter that was approved by our Board of Directors, copies of which are available on our website at www.axalta.com.
Set forth below is the current membership and descriptions of each of the standing committees, with the number of meetings held during the year ended December 31, 2022 in parentheses:

Audit Committee (9) Robert McLaughlin (Chair) Jan Bertsch Steven Chapman William Cook	•
Responsible for assisting the Board of Directors in overseeing our accounting and financial reporting processes and other internal control processes, the audits and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, our Code of Business Conduct and Ethics and the performance of our internal audit function.

	•	Oversees financial risks, cybersecurity risks and the Company’s risk management policies.
	•	Appoints and oversees our independent registered public accounting firm, including pre-approval of non-audit services.
	•	Mr. McLaughlin was appointed as the chair of the Audit Committee in April 2014.
•
The Board of Directors has determined that Messrs. McLaughlin and Cook and Ms. Bertsch are each an “audit committee financial expert” as such term is defined under the applicable regulations of the SEC and have the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of the NYSE.

	•	The Board of Directors has also determined that each committee member is independent under Rule 10A-3 under the Exchange Act and the NYSE listing standards, for purposes of the Audit Committee.
	•	Mr. McLaughlin joined the Audit Committee in April 2014, Mr. Cook in May 2019, Mr. Chapman in July 2020 and Ms. Bertsch in September 2022.

28	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Compensation Committee (10) William Cook (Chair) Deborah Kissire Robert McLaughlin	•
Responsible for reviewing and approving the compensation philosophy and practices for the Company, reviewing and approving all forms of compensation and benefits to be provided to our Chief Executive Officer, our other executive officers and the Board of Directors, and reviewing and overseeing the administration of our equity incentive plans.

	•	Responsible for the oversight of the Company’s human capital management matters, including the Company’s diversity and inclusion efforts.
•
Our executive compensation processes and the role of the Compensation Committee, our executive officers, and management in the compensation process are each described under the heading “Compensation Discussion and Analysis — Compensation Governance: Oversight and Administration of the Executive Compensation Program” in this Proxy Statement.

	•	Mr. Cook was appointed as the chair of the Compensation Committee in January 2023.
	•	The Board of Directors has determined that each committee member is independent under the NYSE listing standards for purposes of the Compensation Committee.
	•	Ms. Kissire joined the Compensation Committee in December 2016, Mr. McLaughlin in January 2017 and Mr. Cook in September 2022.

Nominating & Corporate Governance Committee (8) Deborah Kissire (Chair) Tyrone Jordan Samuel Smolik	•	Responsible for identifying and recommending director candidates for election to our Board of Directors, reviewing the Board’s committee structure and recommending membership of the committees.
•
Reviews and recommends the Company’s Corporate Governance Guidelines and makes recommendations to the Board regarding governance and ESG oversight matters, including the Company’s Memorandum of Association, Bye-laws and committee charters.

	•	Oversees succession planning for the Board and its committees, including assessing the directors’ skillsets in light of the Company’s strategy and priorities.
	•	Oversees the annual evaluation of the Board and committees.
	•	Ms. Kissire was appointed as the chair of the Nominating & Corporate Governance Committee in December 2016.
	•	The Board of Directors has determined that each committee member is independent under the NYSE listing standards for purposes of the Nominating & Corporate Governance Committee.
	•	Ms. Kissire joined the Nominating & Corporate Governance Committee in December 2016, Mr. Smolik in August 2018 and Mr. Jordan in June 2021.

2023 PROXY STATEMENT	29

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Environment, Health, Safety & Sustainability Committee (5) Samuel Smolik (Chair) Steven Chapman Tyrone Jordan	•
Responsible for the oversight and review of the Company’s policies, performance and strategy related to environment, health, safety, human rights and sustainability, including with respect to climate-related risks and opportunities, as well as quality matters.

	•	Reviews compliance issues and material proceedings regarding environmental, health, safety and sustainability matters.
	•	Mr. Smolik was appointed as the chair of the EHS&S Committee in February 2017.
	•	Mr. Smolik joined the EHS&S Committee in February 2017, Mr. Chapman in July 2020 and Mr. Jordan in June 2021.
In addition to our standing committees, in July 2022, in connection with the departure of Robert Bryant as the Company’s CEO and President, the Board appointed the CEO Search Committee, a special, non-standing committee comprised of Ms. Kissire and Messrs. Cook and Sachdev, to oversee the Board’s search for a new CEO and President. The committee was dissolved upon the appointment of Mr. Villavarayan as the Company’s new CEO and President.
Compensation Committee Interlocks and Insider Participation
Each of William Cook, Deborah Kissire, Elizabeth Lempres, Robert McLaughlin and Rakesh Sachdev served on the Compensation Committee during 2022. Except for Mr. Sachdev, who served as a member of the Compensation Committee until July 2022 when he entered into an agreement to serve as the Company’s interim CEO and President effective August 2022, none of the members of the Compensation Committee during 2022 was an officer or employee of the Company. None of the members of the Compensation Committee during 2022 was formerly an officer of the Company or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. During 2022, no executive officer of the Company served on the compensation committee or board of another entity, one of whose executive officers served on the Compensation Committee or the Board of the Company.
Our Board’s Commitment to Shareholder Engagement

SHAREHOLDER ENGAGEMENT

Robust shareholder engagement throughout 2022

Communicated with investors representing

more than 60%

of our shareholder base (including over 75% of actively-managed fund shareholders)

Hosted

over 430

calls and meetings with investors, connecting with over 150 funds in the process

Hosted Refinish Investor Day with

35 investor participants

in person at our Customer Experience Center in Concord, NC

Refinish Investor Day winner of

IR Magazine's Best Investor Event (Small to Mid-Cap)

(investor events across all sectors are eligible for award)

30	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Why We Engage
Our Board and management team appreciate the benefits of regular engagement with our shareholders in order to maintain awareness of their perspectives on Axalta and matters affecting the Company.
Our shareholder engagement efforts allow the Board to:
•	consider the viewpoints of our shareholders in connection with its oversight of management and the Company;
•	discuss key developments in our business including our strategy and performance; and
•	assess issues that may impact our business, corporate activities and governance practices, including ESG matters.
How We Engage
•	We provide institutional investors and equity analysts with opportunities to engage with, and provide feedback to, the Company.
•	Our management participates in industry conferences, one-on-one investor meetings and non-deal roadshows.
•
Between March 2022 and March 2023, we engaged with investors representing approximately 62% of our shareholder base and approximately 78% of actively-managed fund shareholders. These engagements focused primarily on our business and performance and shareholders did not raise any material governance, compensation or other ESG issues.

•
In December 2022, Axalta hosted a Refinish Investor Day at Axalta’s Customer Experience Center in Concord, North Carolina, with over 35 investors participating in person. The event provided investors with a deep dive into Axalta’s industry-leading Refinish business and the underlying collision repair industry, including a hands-on experience with certain of Axalta’s key Refinish products and technologies, as highlighted in the accompanying photos. The highly-successful event received IR Magazine’s award for Best Investor Event, which recognizes investor events hosted by small- and mid-cap companies across all sectors.

Our investor relations personnel and other colleagues also make efforts to raise the Company’s profile within the investor and analyst community. For example, as a result of such efforts, effective March 20, 2023, Axalta was added to the S&P MidCap 400 Index.

2023 PROXY STATEMENT	31

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Succession Planning and Increasing Diversity
The Company actively engages in succession planning in order to ensure that it has a strong pipeline of internal executive talent. The Board of Directors and the Compensation Committee regularly review succession plans for the CEO and other members of senior management, including plans for emergency scenarios. The Board and the Compensation Committee also regularly assess the staffing of the Company’s key leadership positions to identify and develop employees for these positions. In addition, the Company provides a number of leadership development opportunities, including various senior leadership meetings to bring together leaders from around the globe to provide them with opportunities to network, build skills, drive Company engagement and gain exposure to Executive Committee members.
In 2022, the Board, the CEO Search Committee, the Compensation Committee and the Nominating & Corporate Governance Committee spent a significant amount of time reviewing and overseeing the CEO transitions discussed in this Proxy Statement.
The Company believes that the diversity of background, experience and views of our employees, including a diversity of race, gender, ethnicity, nationality, sexual orientation and cultural background, is important to our long-term success, and we remain committed to enhancing the diversity of our leadership and broader employee population. In addition to the 2030 ESG Goals that we published in 2022, certain of which were launched with the intent of increasing diversity within our management population, we also launched a Diversity & Inclusion strategy to ensure that we are creating a culture of inclusion across the organization. To that end, we have built out training for both individual contributors and managers, are expanding upon our existing employee resource groups, and added an Inclusion Index component to our annual employee engagement survey. We also strive to ensure that our hiring processes include candidates with diverse backgrounds and we seek to identify high-potential employees with diverse backgrounds in connection with our internal talent reviews.
The Board has also proactively focused on increasing the diversity of its membership in connection with the addition of new directors, with four of the five most recent additions to the Board being diverse with respect to gender or race/ethnicity.
Communications with the Board
The Board of Directors provides a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties may send written communications to the Board, c/o the Corporate Secretary of the Company at Axalta Coating Systems Ltd., 50 Applied Bank Blvd, Suite 300, Glen Mills,
PA 19342. Communications concerning substantive Board or Company matters shall promptly be forwarded by the Corporate Secretary to the non-executive Board Chair, and the Corporate Secretary shall keep and regularly provide to the non-executive Board Chair a summary of any communications received.
Stock Ownership Guidelines
In order to ensure meaningful share ownership in Axalta by the Company’s directors and officers, the Company has adopted minimum share ownership requirements. More information is set forth under the headings “Non-
employee Director Stock Ownership Guidelines” and “Executive Officer Stock Ownership Guidelines” in the Director Compensation and Compensation Discussion and Analysis sections, respectively, of this Proxy Statement.
Clawback Policy
The Board of Directors has adopted a policy regarding the recoupment of compensation paid to current and former executive officers and certain other members of our senior leadership team in the event of a restatement of the Company’s financial results, as well as certain other circumstances, including violations of certain Company policies, such as the Code of Business Conduct and Ethics. We intend to timely update the policy to reflect any requirements under NYSE’s listing standards. More information is set forth under the heading “Incentive Compensation Recoupment Policy” in the Compensation Discussion and Analysis section of this Proxy Statement.

32	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Certain Relationships and Related Person Transactions
From time to time the Company may engage in ordinary course transactions with other parties affiliated with our directors; however, to the Company’s knowledge, since the beginning of fiscal year 2022 there have been no transactions or any currently proposed transactions in which we were or are to be a participant, the amount involved exceeds $120,000 and any of our directors, executive officers, or shareholders owning 5% or more of our outstanding common shares, or any of their immediate family members, had or will have a direct or indirect material interest.
Our Board has adopted a written policy for the review and approval of transactions involving us and “related persons,” which include our executive officers, directors, director nominees, shareholders owning 5% or more of our outstanding common shares, and the immediate family members of any of the foregoing persons. The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our Audit Committee will then:
•	review the relevant facts and circumstances of each related person transaction, including the financial terms of the transaction, the benefits to us, the availability of other sources for comparable products or services, whether the transaction is on terms no less favorable to us than those that could be obtained in arm’s-length dealings with an unrelated third party or employees generally and the extent of the related person’s interest in the transaction; and
•	consider the impact on the independence of any independent director and the actual or apparent conflicts of interest.
All related person transactions require the approval of our Audit Committee in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Audit Committee under the policy, including ordinary course purchases of Company products, resolution of warranty claims, receipt of compensation and benefits, reimbursement of expenses and transactions where the related person’s interest arises only from certain roles with the other party. No director may participate in the approval of a related person transaction in which such director, or such director’s immediate family member, is a party.
From time to time the Company may engage in ordinary course transactions with other parties affiliated with our directors; however, to the Company’s knowledge, since the beginning of fiscal year 2022, no related person has had a material interest in any of the Company’s business transactions or relationships.

2023 PROXY STATEMENT	33

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Environmental, Social and Governance Matters
Axalta is committed to thoughtfully managing ESG matters across our business. Our approach includes internal and external stakeholder perspectives to ensure we are focusing our policies, programs and performance improvements on relevant ESG matters. As described above, in 2021 we formed an ESG Steering Committee in order to continue to drive Axalta’s ESG practices. We also announced our 2030 ESG goals in January 2022, certain of which goals are described below and depicted in the accompanying graphics and reflect how we strive to embed meaningful environmental progress, inclusive social values and strong corporate governance in Axalta’s operations.
The following are highlights of the ESG programs and practices at Axalta.
Environment
•
Environmental Stewardship – the Company is committed to environmental compliance and reducing the environmental impact of our operations. In adherence with Responsible Care®, the chemical industry’s environmental, health, safety and security performance initiative, we have strong policies and procedures in place to protect the environment. We manage our environmental efforts through our robust management systems, which are third-party certified to both the RC14001 and ISO14001 standards. We strive to reduce our environmental footprint through reductions in energy use, emissions and waste at our manufacturing sites globally. We will provide more detail regarding our recent efforts in our 2020-2022 Sustainability Report, which we expect to issue later this year.

A number of our 2030 ESG goals demonstrate our commitment to environmental stewardship in our operations. We are targeting a 50% absolute reduction of Scope 1 and 2 greenhouse gas emissions by 2030, on our way to becoming carbon neutral in our operations by 2040. In addition, we are targeting by 2030 a 10% reduction of process waste, volatile organic compound (VOC) emissions and water use from operations (normalized to production).

34	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

•
Product Stewardship – ensuring our products and services meet all regulatory compliance obligations while also protecting the health and safety of employees, customers and consumers is a key element of our ESG efforts. We manage potential hazards with our raw materials and finished products responsibly and safely in our operations and communicate the known risks to others across our value chain.

•
Product Innovation and Sustainability – in 2022, Axalta continued to launch innovative products that delivered improved performance and attributes around appearance, durability, productivity, and sustainability. In our global Refinish business, we continued to grow our Spies Hecker® full waterborne collision repair system in China, a technology that won an Edison Award for sustainability. This sustainable solution provides best-in-class appearance and performance while reducing VOC emissions by more than ~60% compared to solvent-based repair systems. In our global Industrial Coatings business, we continued our commitment to sustainability with the launch of a new and improved water-based wood coating system in the Building Products business. In the General Industrial business, an expanded portfolio of corrosion-resistant products was launched, including our Abcite®2060 flame spray powder coating, which won an R&D 100 Award and provides significant VOC reduction compared to liquid technologies. Our Imron® Industrial improved performance primer was launched to meet the corrosion-resistant specifications for the Agricultural and Construction Equipment markets while also reducing VOC, hazardous air pollutants and decreasing the bake temperature required for curing, thus decreasing our customers’ carbon footprint. This technology was also recognized as an R&D 100 award finalist. In the Commercial Vehicle end-market within our global Mobility Coatings segment, we launched our next generation Imron® (EY quality) color coat technology that provides outstanding vehicle appearance, expanded color space, and lower VOC emissions. By 2030, we have committed that 80% of our new technology and innovation developments will have a sustainability benefit and that we will increase by at least 20% the percentage of net sales from products, services and tools that offer sustainability benefits to our customers, markets and communities.

Social
•
Human Capital Management – our employees are our greatest resource. In order to attract and retain high performing individuals, we are committed to partnering with our employees to provide opportunities for their professional development and to promote their well-being. In support of this commitment, in 2021 we launched our first employee engagement survey, which is now an annual element of our human capital management efforts. The survey, the results of which are discussed with the Compensation Committee, is designed to measure employee sentiment across a wide range of topics relevant to our employees, including culture, development opportunities, leadership and diversity and inclusion. Approximately 87% of our employees responded to the 2022 engagement survey, marking a 20% increase in the response rate from 2021. Employee engagement, as measured by the survey, also improved significantly. We believe that such improvements reflect our team’s implementation of action plans to address feedback that was provided as part of the 2021 survey, as well as greater intentionality with respect to our employees and their needs. Examples of actions taken based on the feedback obtained in the 2021 survey include an increased focus on learning and development with the launch of Aspire, our digital learning platform available to all employees, a new Front Line Leader Program and various leadership opportunities.

•
Diversity and Inclusion – respect for every individual is an essential value and the foundation of our success, and diversity and inclusion has always been important to us. In addition, diversity and inclusion drives diversity in experience and points of view and leads to better decisions. We aspire to a diverse talent pool and to foster an inclusive workplace culture where differences are valued and expressed freely, and all our employees have the individual support they need to develop and grow. To ensure our continued progress in these areas, our 2030 ESG goals include three targets relating to diversity and inclusion: (1) 30% of management positions to be filled by women globally, (2) 30% of management positions to be

2023 PROXY STATEMENT	35

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

filled by underrepresented racial/ethnic groups in the U.S., and (3) establish, track and improve upon a favorable Inclusion Index.

•
Purpose and Values – we launched our new purpose statement and values in November 2022, and they serve as the foundation for everything we do. Our Company Purpose – We innovate smarter surface solutions for better living and a sustainable future – clearly states our mission as a company. It is the greater good and impact we want to achieve through our business. Our Values are our shared beliefs around what matters most and how we will work together to achieve our strategy, priorities and purpose. They get to the heart of how individuals are expected to behave.

○	Do What’s Right is doing the right thing in all situations. We act with integrity and adhere to Axalta’s high ethical standards in all situations.
○	Act Boldly reinforces that we aren’t content with the status quo - we pride ourselves in always looking for innovative solutions, whether it’s automating a process or developing a new technology.
○
Win Together builds on the impressive teamwork and collaboration that happens today and that is so vital to our continued success. This starts with trusting one another. The behavior of creating belonging is tied to our commitment to Diversity & Inclusion.

•
Management Transparency and Availability – our CEO and other members of our senior leadership team regularly communicate with our global employee population. For instance, following our earnings releases we hold a quarterly “town hall” that is accessible by all employees. During the town hall, our CEO and other business and functional leaders provide an update on various matters affecting our business. The town halls also offer our employees the opportunity to ask questions of, and to engage with, Company leaders.

•
Safety Performance – our global team is committed to maintaining a safe work environment for all employees and contractors at our sites. In 2022, Axalta achieved strong safety performance – an OSHA TRIR of 0.59 – even in the face of a variety of operational challenges. “Zero Incidents,” our commitment to safety, quality and the environment, is a key initiative at Axalta, and shows our team’s dedication to protecting our employees’ health and well-being. Our focus and record on safety reflects the importance of our employees – our human capital – to our business and our strategy for value creation. Safety is and will remain our top priority.

•
Responsible Sourcing – Axalta is committed to ensuring responsible sourcing practices are upheld and human rights are respected throughout our supply chain. Our Supplier Code of Conduct, updated in 2022 and available on our website at www.axalta.com, outlines the expectations we have of our suppliers regarding compliance with laws, business practices and treatment of people. We work closely with our suppliers and customers to identify and mitigate risks in our global supply chain. Axalta is an active member of the Responsible Minerals Initiative and works alongside peers, customers, suppliers and other stakeholders to advance responsible sourcing practices for mica, cobalt and conflict minerals, particularly in conflict-affected and high-risk areas. We have also committed, as part of our 2030 ESG goals, that 100% of key suppliers will be assessed against a robust set of sustainability criteria, reflecting environmental, governance and reputational risks, including human rights.

36	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

•
Axalta Bright Futures – the Company’s community engagement and corporate giving activities make a positive impact in the communities where we live and operate. We focus our Axalta Bright Futures programming on two areas:

○
STEM and vocational education: developing the next generation of scientists, engineers, color experts, operators and auto body painters – especially women and people from disadvantaged and diverse backgrounds – to promote the vitality of the coatings industry and our customers’ industries.

○
Children, health, safety and the environment in our communities: supporting local organizations, community initiatives and environmental stewardship efforts that improve the lives of people where our employees and our customers live and work, with a focus on supporting diverse and disadvantaged community members.

Governance
•	Regular Independent Director Meetings – independent directors meet regularly in executive sessions without the presence of management, including Mr. Villavarayan. These sessions are normally held prior to, following or in conjunction with regular Board and committee meetings.
•
Oversight of ESG Practices – the Nominating & Corporate Governance Committee regularly reviews our ESG practices with management and the Board to ensure that we continue to develop and enhance such practices, and that the Board and its committees are appropriately overseeing current and potential ESG risks to the Company.

•
Annual Board and Committee Evaluations – each year the Nominating & Corporate Governance Committee oversees an evaluation of the Board and its standing committees, including an assessment of the Board and committee composition, as discussed in greater detail above under the heading “Board Evaluation Process.”

•
Director Education – the Company encourages Board members, and supports them in their efforts, to attend outside programs on topics relevant to their Board responsibilities, and augments such education with presentations from internal and external speakers as appropriate.

•
Stock Ownership Guidelines for Directors and Executive Officers – the Company has adopted stock ownership guidelines for directors and executive officers. Each of the directors and executive officers satisfies the stock ownership guidelines or is within the grace period provided by the guidelines to achieve compliance.

For additional information on certain components of our ESG programs, please visit the Sustainability section of our website at axalta.com/sustainability.

2023 PROXY STATEMENT	37

DIRECTOR COMPENSATION
Overview
Our non-employee director compensation program is designed to fairly compensate directors for the work required at a company of our size and scope as well as to align directors’ interests with the long-term interests of our shareholders. The annual compensation under our program is detailed below. We pay additional annual compensation to the non-executive Board Chair, Presiding Director (if any) and chairs of each standing committee in recognition of the workload and responsibilities required of these positions. No additional meeting or committee fees are paid. The members of the CEO Search Committee, which was formed to lead the search for, and was dissolved upon, the appointment of a new CEO as described above, did not receive any additional compensation for their service on such committee.
Compensation Component	Amount
Annual equity retainer – restricted stock units (“RSUs”)(1)	$200,000
Annual cash retainer(2)	$75,000
Board Chair annual fee(2)	$125,000
Presiding Director annual fee(2)(3)	$10,000
Audit Committee Chair annual fee(2)	$20,000
Compensation Committee Chair annual fee(2)	$15,000
Other Committee Chair annual fee(2)	$10,000
(1)	RSUs vest 100% on the first anniversary of the grant date
(2)	Payable quarterly in arrears
(3)	Payable only during the service of a Presiding Director, if any
The CEO receives no additional compensation for serving on our Board of Directors or its committees.
The Compensation Committee reviews all director compensation, including the non-executive Board Chair compensation, annually and is assisted by a third-party compensation consultant. The Compensation Committee did not make any changes to the components and amounts of non-employee director compensation for 2022. In March 2023, the Compensation Committee reviewed a peer comparison of director compensation conducted by its new independent compensation consultant, Pearl Meyer, and increased the fees payable to the committee chairs as follows: Compensation Committee Chair fee - $17,500; Nominating & Corporate Governance Committee Chair fee - $15,000; and Environment, Health, Safety & Sustainability Committee Chair fee - $15,000. The increased committee chair fees became effective on January 1, 2023, and the Compensation Committee made no other changes to the Company’s non-employee director compensation program.

38	AXALTA COATING SYSTEMS

DIRECTOR COMPENSATION

Director Compensation Table 2022
For the year ended December 31, 2022, we provided the compensation set out in the table below to our directors.
Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Total ($)
Jan A. Bertsch(4)	22,418	60,252	82,670
Steven M. Chapman	75,000	199,982	274,982
William M. Cook	200,000	199,982	399,982
Tyrone M. Jordan	75,000	199,982	274,982
Deborah J. Kissire	85,000	199,982	284,982
Elizabeth C. Lempres(5)	63,832	199,982	263,814
Robert M. McLaughlin	99,361	199,982	299,343
Samuel L. Smolik	85,000	199,982	284,982
(1)
Mr. Bryant stepped down as our CEO and President and a member of our Board effective August, 31, 2022. He did not receive compensation for his service as an employee director. Mr. Sachdev served as our interim CEO from August 31, 2022 through December 31, 2022 and he did not participate in the non-employee director compensation program during such time. The compensation received by Mr. Sachdev during 2022, including the compensation received solely for his service as a non-employee director, is reported in the Summary Compensation Table below.

(2)	Amounts reflect the director cash retainer, Board Chair fee and committee chair fees earned in 2022. Such amounts are paid quarterly in arrears and prorated for partial service in any relevant period.
(3)
The number of RSUs granted for each director in 2022 is calculated by dividing the value of the grant ($200,000 or a prorated portion of such amount for Ms. Bertsch) by the closing price of our common shares on the grant date. The amounts in this column reflect the grant date fair value of directors’ stock awards for 2022 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, which is calculated using the number of shares granted multiplied by the closing price of our common shares on the date of grant. The grant date for Mr. Chapman, Mr. Cook, Mr. Jordan, Ms. Kissire, Ms. Lempres, Mr. McLaughlin and Mr. Smolik was February 15, 2022. The grant date for Ms. Bertsch was September 13, 2022. The aggregate number of awarded RSUs outstanding at 2022 fiscal year-end for each non-employee director is as follows: Ms. Bertsch, 2,374, Mr. Chapman, 6,939; Mr. Cook, 6,939; Mr. Jordan, 6,939; Ms. Kissire, 6,939; Ms. Lempres, 0; Mr. McLaughlin, 6,939; and Mr. Smolik, 6,939. Awarded RSUs outstanding to Mr. Sachdev at 2022 fiscal year end are reported in the “Outstanding Equity Awards” table in “Executive Compensation” below.

(4)	Ms. Bertsch was appointed to the Board effective September 2022
(5)
Ms. Lempres ceased Board service effective September 15, 2022. In recognition of Ms. Lempres's service to the Company, the Compensation Committee determined to accelerate the vesting of a prorated portion of her annual RSU grant effective as of Ms. Lempres's last day of Board service.

Non-Employee Director Stock Ownership Guidelines
Our Compensation Committee adopted stock ownership guidelines for all non-employee directors, which require that, within five years after a first appointment to the Board, each of our non-employee directors must directly or indirectly own an amount of our common shares equal to five times the director’s annual cash retainer for Board service (excluding any additional fees for leadership roles), or $375,000, based on the amount of the retainer at this time. All directors are in compliance with this requirement or within the grace period of the guidelines.

2023 PROXY STATEMENT	39

Proposal 2
Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2024 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof

☑ The Board recommends a vote FOR this proposal.

• Independent firm

• Significant industry, global audit and financial reporting expertise
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and auditor to examine the books of account and other records of the Company and its consolidated subsidiaries for the 2023 fiscal year. The Board of Directors is asking shareholders to approve this action and to delegate authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof.
Representatives of PwC are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement and will be available to respond to appropriate questions that may come before the Annual Meeting.
In the event that shareholders fail to approve the appointment of PwC as the Company’s independent registered public accounting firm and auditor, the Audit Committee will consider the shareholder vote in determining whether to retain the services of PwC in connection with the 2023 audit.
Independent Registered Public Accounting Firm
The following table shows the aggregate fees for professional services provided by PwC and its affiliates for the audits of the Company’s consolidated financial statements for the years ended December 31, 2022 and 2021, and other services rendered during such years.
Fee Category	2022 ($000s)	2021 ($000s)
Audit Fees	$5,134	$5,350
Audit-Related Fees	87	41
Tax Fees	2,322	2,733
All Other Fees	12	10
TOTAL	$ 7,555	$ 8,134
Audit Fees
Audit Fees were for professional services rendered for the audit of the GAAP consolidated financial statements and the effectiveness of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, statutory audits and quarterly reviews.
Audit-Related Fees
Audit-Related Fees consist of the fees and expenses for audits and related services that are not required under securities laws and reviews of financial statements.

40	AXALTA COATING SYSTEMS

PROPOSAL NO. 2: APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDITOR

Tax Fees
Tax Fees consist of the fees and expenses for tax planning, advisory and compliance services. Compliance fees consist of the aggregate fees billed for professional services rendered for tax return preparation and related tax compliance documentation. The following table details the associated tax fees for 2022 and 2021.
	2022 ($000s)	2021 ($000s)
Tax Legislation and Related Developments	$504	$826
Tax Planning and Advisory Services	1,549	1,530
Tax Compliance	269	377
TOTAL	$ 2,322	$ 2,733
When engaging PwC on these matters, management and the Audit Committee considered PwC’s expertise in domestic and international corporate taxation as well as its institutional knowledge of our operations. As such, management and the Audit Committee determined that the engagement of PwC would ensure efficient and quality advice that is pertinent to our business and consistent with our overall business strategy.
For each service proposed, the Audit Committee discussed and determined that PwC’s performance of the tax services would not impair its independence. Nonetheless, our Audit Committee has instructed PwC and management that, absent extenuating circumstances, PwC’s audit, audit-related and tax compliance fees should comprise a majority of its overall fees.
All Other Fees
All Other Fees are fees for all other services and related expenses not included in other fee categories, principally for accounting research software.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee is responsible for selecting the independent registered public accounting firm retained by us to audit our financial statements. The Audit Committee also has responsibility for the retention, compensation, oversight and termination of any independent auditor employed by us.
The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm prior to the engagement of such firm with respect to such services. Under these policies and procedures, proposed services may be pre-approved on a periodic basis or individual engagements may be separately approved by the Audit Committee prior to the services being performed. However, the authority to pre-approve services not anticipated to exceed $500,000 per engagement, per calendar year, has been delegated to the Audit Committee Chair to accommodate time-sensitive service proposals and the Audit Committee Chair reports any such pre-approvals to the full committee at the next meeting. In each case, the Audit Committee and/or the Audit Committee Chair considers whether the provision of such services would impair the independent registered public accounting firm’s independence. All audit services, audit-related services, tax services and other services provided by PwC for 2022 and 2021 were pre-approved.
The approval of Proposal No. 2, to appoint PwC as our independent registered public accounting firm and auditor until the conclusion of the 2024 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof, requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting, whether cast in-person or through proxy. Abstentions and broker non-votes will have no effect on the outcome of the vote.
The Board of Directors recommends a vote “FOR” Proposal No. 2, to approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2024 Annual General Meeting of Members and the delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof.

2023 PROXY STATEMENT	41

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.
The Audit Committee of the Board of Directors is providing this report to enable shareholders to understand how the Audit Committee monitors and oversees the Company’s financial reporting process. The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the Company’s independent registered public accounting firm on matters such as accounting, audits, compliance, controls, disclosure, finance and risk management. The Audit Committee members do not act as accountants or auditors for the Company. Management is responsible for the preparation of the Company’s financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm has free access to the Audit Committee to discuss any matters it deems appropriate. The Audit Committee operates pursuant to an Audit Committee charter that is reviewed annually by the Audit Committee and updated as appropriate. A copy of the charter can be found on the Company’s website at www.axalta.com.
The Audit Committee is responsible for the appointment of the independent registered public accounting firm, as well as for reviewing the appointment or replacement of the leader of the Company’s internal audit function. In 2018, the Audit Committee reviewed and participated in the appointment of a new leader of the Company’s internal audit function, which included conducting interviews with candidates for the role. Additionally, the Audit Committee is directly involved in selecting the lead audit partner to ensure that the lead audit partner is appropriately qualified to lead the Company’s audit. Under SEC rules, the lead audit partner is required to rotate every five years. A new lead audit partner from PwC, which has served as the Company’s independent registered public accounting firm since 2011, was appointed beginning with fiscal year 2021.

42	AXALTA COATING SYSTEMS

AUDIT COMMITTEE REPORT

Regularly throughout fiscal year 2022, the Audit Committee reviewed and discussed with management, including internal audit, and PwC, with and without management present, the Company’s progress in the testing and evaluation of its internal control over financial reporting and discussed the results of their respective audit examinations and the overall quality of the Company’s financial reporting. The Audit Committee also met separately with the Company’s Senior Vice President and Chief Financial Officer, as well as the Company’s Senior Vice President and General Counsel. The Audit Committee also discussed and reviewed with management and the Company’s internal auditors the Company’s enterprise-wide risk assessment as well as cyber and information security risks generally.
The Audit Committee consists of four directors, Messrs. McLaughlin, Chapman and Cook and Ms. Bertsch, each of whom satisfies the independence requirements promulgated by the SEC and applicable NYSE rules. The Board has determined that each of Messrs. McLaughlin and Cook and Ms. Bertsch are audit committee financial experts as defined by the rules of the SEC.
This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2022 with management and the Company’s independent registered public accounting firm, PwC, which included reviewing and discussing the reasonableness of significant estimates and judgments and the clarity of the disclosures related to critical accounting estimates and critical audit matters; (ii) discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or the “PCAOB,” and the SEC; (iii) reviewed the written disclosures and letters from PwC as required by the rules of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and (iv) discussed with PwC its independence from the Company.
The Audit Committee has considered whether the provision of non-audit professional services rendered by PwC, and disclosed elsewhere in this Proxy Statement, is compatible with maintaining its independence.
Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.
Respectfully submitted,
AUDIT COMMITTEE
Robert M. McLaughlin (Chair)
Jan A. Bertsch
Steven M. Chapman
William M. Cook

2023 PROXY STATEMENT	43

Proposal 3	Approval of the amendment and restatement of our Amended and Restated 2014 Incentive Award Plan
☑ The Board recommends a vote FOR this proposal.

• Increases the number of available shares by 5,600,000 shares

• Updates certain provisions for changes in law

• Modernizes certain provisions
On April 19, 2023, the Board of Directors unanimously approved and adopted, subject to the approval of the shareholders at the Annual Meeting, an amendment and restatement of the Axalta Coating Systems Ltd. Amended and Restated 2014 Incentive Award Plan, which was amended and restated in 2018 (the “A&R 2014 Plan”). The A&R 2014 Plan is a long-term incentive plan providing for the grant of cash and equity-based awards, which is designed to attract and retain officers and other employees, directors and consultants of the Company and its subsidiaries, help align the economic interests between such persons and our shareholders, and provide such persons with incentives and rewards for performance.
The proposed amendment and restatement of the A&R 2014 Plan (the “Restated Plan”) will make 5,600,000 additional shares of our Common Shares (“shares”) available for issuance while also updating a number of provisions from the A&R 2014 Plan to reflect changes in law since the adoption of the A&R 2014 Plan, as well as making changes to modernize certain provisions. We believe that the adoption of the Restated Plan is necessary in order to allow continued utilization of equity awards to attract, retain and motivate officers and other employees, directors and consultants of the Company and its subsidiaries. The material features of, and changes to, the Restated Plan are summarized below, which summaries are qualified in their entireties by reference to the complete text of the Restated Plan, a copy of which is attached as Appendix B to this Proxy Statement.
If the Restated Plan is not approved by the shareholders, we will continue to make equity-based grants from the A&R 2014 Plan as it is critical to our compensation philosophy and to incentivize the achievement of our strategic business objectives. In the event there are insufficient available shares remaining under the A&R 2014 Plan to provide equity-based compensation, we may be required to consider using alternative forms of compensation such as cash. The use of cash in place of compensation that would typically be delivered in the form of equity-based grants could have an adverse impact on our recruitment and retention efforts as well as on our financials.
Overview of Principal Changes to the A&R 2014 Plan
Increase in the Number of Available Shares. The Restated Plan seeks to make an additional 5,600,000 shares available for issuance under the plan (all of which may be granted as incentive stock options), bringing the total number of shares available for future awards to approximately 11,633,774. Under the A&R 2014 Plan as in effect today, restricted stock, restricted stock units, performance share units (“PSU”) and other “full value” awards reduce the share pool by 2.3 shares for every award share issued, because full-value awards are more valuable than an option or stock appreciation right (“SAR”). The size of the requested share pool takes this fungible share pool approach into account, resulting in a larger requested increase than if the share pool was reduced by only one share for each full-value award share issued. Our three-year average annual number of shares granted from 2020-2022, assuming maximum PSU performance and applying our fungible share pool approach, was approximately 3,647,000 shares. We anticipate that this increase in available shares will be sufficient to cover all grants made over the next three to four years, which we believe are necessary in order to attract and retain talented employees. Once the increased share reserve nears exhaustion, we will again need to seek shareholder approval to authorize more shares. Requesting shareholder approval for only a limited number of shares at a given time means that shareholders will have a more regular opportunity to express their views on our incentive compensation program.
Incorporation of Incentive Compensation Recoupment Policy. The Restated Plan includes a provision that makes all awards under the Restated Plan subject to the Company’s Incentive Compensation Recoupment Policy, as amended from time to time (the “Recoupment Policy”), which provides the Company with the ability to recoup incentive compensation paid to certain members of the Company’s senior leadership team, including all executive officers, in certain circumstances, including if the Company is required to restate its financial results. Any future amendments to the Recoupment Policy, including to

44	AXALTA COATING SYSTEMS

PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED 2014 INCENTIVE AWARD PLAN

implement any listing requirements adopted by NYSE, do not require participant consent.
Share Counting Provisions. The Restated Plan provides that shares issued under awards other than options and SARs count as 1.9 shares for every one share issued for purposes of counting against the limit of shares that may be issued under the Restated Plan after its adoption. The A&R 2014 Plan provided for a ratio of 2.3 to one with respect to shares issued under such awards.
Extend Term. The Restated Plan provides for a new 10-year term, continuing in effect until 2033.
Other Changes. The Restated Plan provides for certain other updates to reflect changes in applicable laws and to modernize certain provisions of the A&R 2014 Plan, including, without limitation, the removal of certain inoperative provisions due to changes of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) and updates to the withholding provision, as well as other clarifying revisions to administrative provisions and definitions.
Key Data
The following table includes information regarding outstanding equity awards and shares available for future awards under the A&R 2014 Plan as of April 13, 2023 (and without giving effect to approval of the Restated Plan under this proposal):
Total shares available for future awards under A&R 2014 Plan	6,033,774*
Total shares underlying outstanding options	731,652
Weighted average exercise price of outstanding options	$26.83
Weighted average remaining contractual life of outstanding options	3.49 years
Total shares subject to outstanding, unvested shares of time-vesting restricted stock	0
Total shares subject to time-vesting restricted stock units	1,607,314
Total shares subject to outstanding earned (performance condition satisfied) and unvested restricted stock and restricted stock unit awards	0
Total shares subject to outstanding unearned (performance condition not satisfied) restricted stock and restricted stock unit awards	1,736,760*
Total common shares outstanding	221,514,180
* Assumes maximum payout of our outstanding PSUs.
The following table reflects the aggregate number of shares subject to outstanding awards, shares available for future awards under the A&R 2014 plan, each as of April 13, 2023, and the additional shares that would be available for future awards if our shareholders approve this proposal and the Restated Plan, the sum of which is referred to as “overhang,” and the ratio of overhang, before and after giving effect to approval of this proposal and the Restated Plan, to outstanding common shares as of April 13, 2023.
Shares subject to outstanding awards	4,075,726
Shares available for future awards under A&R 2014 Plan	6,033,774
Total “Overhang” prior to giving effect to approval of this proposal	10,109,500
“Overhang” as a percentage of outstanding shares prior to giving effect to this proposal	4.56%

Shares to be added pursuant to this proposal to be available for future awards	5,600,000
Total “Overhang” after giving effect to approval of this proposal	15,709,500
“Overhang” as a percentage of outstanding shares after giving effect to approval of this proposal	7.09%

2023 PROXY STATEMENT	45

PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED 2014 INCENTIVE AWARD PLAN

As shown in the following table, our three-year average annual burn rate was 0.54%. Burn rate represents all awards granted in a fiscal year divided by the number of basic weighted average common shares outstanding for that fiscal year. The following table does not reflect any adjustment for the fungible share pool share counting provisions of the A&R 2014 Plan.
	Options Granted(1)	Time-Based Full Value Awards Granted(2)	Target Performance- Based Awards Granted(3)	Performance Based-Awards Earned(4)	Total(5)	Burn Rate = Total Granted/Weighted Average Common Shares Outstanding(6)
2022	—	1,327,690	381,682	54,113	1,709,372	0.77%
2021	—	717,857	379,363	—	1,097,220	0.47%
2020	—	525,580	331,699	86,059	857,279	0.36%
Three-Year Average	—	857,042	364,248	46,724	1,221,290	0.54%
(1)	No options were granted during 2022, 2021 or 2020.
(2)
Time-based full value awards (comprised solely of RSUs) granted during fiscal years 2022, 2021 and 2020 subsequently forfeited are included here. The number of time-based full value awards granted in each of the last three fiscal years, but subsequently forfeited, was: 2022, 171,254; 2021, 119,868; and 2020, 115,012. Time-based full value awards granted in 2021 and 2022 were elevated when compared to 2020 as a result of awards made in connection with executive transitions, including the CEO transition during 2022, as discussed in greater detail throughout this Proxy Statement, and sign-on awards for newly hired executives in 2021.

(3)
Performance-based awards (comprised solely of PSUs) granted during fiscal years 2022, 2021 and 2020 and subsequently forfeited are included here. The number of shares with respect to performance-based awards granted in each of the last three fiscal years, but subsequently forfeited, was: 2022, 105,259; 2021, 162,335; and 2020, 200,298. The actual number of shares awarded is adjusted to between zero and 200% of the target award amount based upon achievement of pre-determined objectives. Except for with respect to the PSUs granted in 2020 for the 2020-2022 performance period, which were determined in February 2023 to have vested at 0% of target, the amounts actually earned with respect to these awards are not yet determinable.

(4)
Represents PSUs and performance stock awards ("PSAs"), as applicable, vesting in each of the covered fiscal years. For 2022, represents the PSUs granted in 2019 for the 2019-2021 performance period and determined in February 2022 to have vested at 32.86% of target. For 2021, represents the PSUs granted in 2018 for the 2018-2020 performance period and determined in February 2021 to have vested at 0% of target. For 2020, represents the PSAs granted in 2017 for the 2017-2019 performance period and determined in February 2020 to have vested at 92.65% of target.

(5)	Includes time-based full value awards granted and target performance-based awards granted.
(6)	Our basic weighted average common shares outstanding in each of the last three fiscal years was approximately: 2022, 221.7 million; 2021, 231.0 million; and 2020, 235.2 million.
Summary of Provisions of the Restated Plan
The A&R 2014 Plan includes a number of provisions that we believe serve the interests of our shareholders, facilitate effective corporate governance and demonstrate reasonable use of shares. Certain of these provisions, which are not substantively modified by the Restated Plan, are as follows:
a.	Minimum vesting period of one year from the date of grant, subject to certain limited exceptions;
b.	No repricing of options or SARs and no cash buyout of underwater options and SARs without shareholder approval;
c.	No “liberal” share recycling provisions;
d.	No dividend equivalents on options or SARs and no payment of dividends or dividend equivalent rights on awards that do not vest;
e.	No evergreen provision;
f.	No excise tax gross-up on change in control benefits; and
g.	No automatic single-trigger vesting in the event of a Change-in-Control.
The following summary of the Restated Plan is qualified in its entirety by reference to the complete text of the Restated Plan, a copy of which is attached as Appendix B to this Proxy Statement.
Share Reserve. Subject to adjustment as described under “Adjustments of Awards” below, if shareholders approve the Restated Plan, increasing the number of shares available for issuance by 5,600,000 shares, the Restated Plan’s aggregate share reserve, which represents the total number of shares that have been authorized for issuance under the plan since its inception in 2014, would be 29,355,000 shares. Of this total, as of April 13, 2023, approximately 17,721,226 shares have already been issued (either vested or exercised awards) or are subject to outstanding awards, leaving approximately

46	AXALTA COATING SYSTEMS

PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED 2014 INCENTIVE AWARD PLAN

11,633,774 shares available for future awards, if the Restated Plan is approved. The shares are issuable under a variety of share-based awards, including stock options, SARs, restricted stock awards, restricted stock unit awards, dividend equivalent awards, stock payment awards and performance awards. The A&R 2014 Plan provides that any shares issued under options or SARs are counted against this limit as one share for every one share issued under the award, and any shares issued under awards other than options or SARs are counted against this limit as 2.3 shares for every one share issued. If the shareholders approve the Restated Plan, any shares issued under options or SARs will continue to be counted against this limit as one share for every one share issued under the award, and any shares issued under awards other than options or SARs that are granted after the date of the adoption of the Restated Plan will be counted against this limit as 1.9 shares for every one share issued.
The following counting provisions will be in effect for the share reserve under the Restated Plan.
a.
If an award (including awards under the A&R 2014 Plan) is forfeited, expires or lapses for any reason, or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be added back to the share reserve. Shares would be added back as one share if they were subject to options or SARs granted under each of the A&R 2014 Plan and the Restated Plan. Shares underlying awards (other than options or SARs) granted under the A&R 2014 Plan would be added back as 2.3 shares and shares underlying awards (other than options or SARs) granted under the Restated Plan would be added back as 1.9 shares.

b.	Shares that are tendered or withheld to satisfy the exercise price or tax withholding obligation with respect to an award will not be added back to the share reserve.
c.	If shares are issued upon exercise of a SAR, the share reserve will be reduced by the gross number of shares subject to the SAR, not the net number of shares issued.
d.	Shares purchased on the open market with the cash proceeds from the exercise of options will not be added to the share reserve.
e.	The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the share reserve.
f.
To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of corporate transaction or combination by us or any of our subsidiaries will not be counted against the share reserve.

Administration. The Compensation Committee (or another committee or a subcommittee of our Board) is the administrator of the Restated Plan. Except as otherwise determined by our Board, the Compensation Committee will consist of at least two members of our Board, each of whom will be intended to qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and, to the extent required by applicable law, an “independent director” under the rules of the NYSE or other principal securities market on which shares are traded. The Restated Plan provides that the Compensation Committee may from time to time delegate its authority to grant awards to a committee consisting of one or more members of our Board or one or more of our officers, provided that no officer shall be delegated such authority to grant awards to individuals who are subject to Section 16 of the Exchange Act, or officers or directors who have been delegated the authority to grant or amend awards under the Restated Plan.
Subject to the terms and conditions of the Restated Plan, the administrator will have the authority to select the persons to whom awards are to be made, to determine the type of awards to be granted and the number of shares to be subject to awards and the terms and conditions of awards, to determine when awards can be settled in cash, shares or other awards or whether to cancel, forfeit or surrender awards, to prescribe the form of award agreement, to accelerate vesting or lapse restrictions and to make all other determinations and to take all other actions necessary or advisable for the administration of the Restated Plan. The administrator will also be authorized to adopt, amend or rescind rules relating to administration of the Restated Plan.
Eligibility. The Restated Plan provides that awards may be granted to individuals who are our employees, consultants or non-employee directors or the employees, consultants or non-employee directors of certain of our subsidiaries. As of January 1, 2023, we (together with our covered subsidiaries) had approximately 12,000 employees and 8 non-employee directors. Since January 1, 2023, approximately 400 consultants have provided services to us and our covered subsidiaries. Only employees of our Company or certain of our subsidiaries may be granted incentive stock options (“ISOs”). Because the Restated Plan provides for broad discretion in selecting which eligible persons will participate in the Restated Plan and in making awards thereunder, the total number of persons who will

2023 PROXY STATEMENT	47

PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED 2014 INCENTIVE AWARD PLAN

participate in the Restated Plan and the benefits that will be provided to participants cannot be determined at this time.
Awards. The Restated Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, performance awards and stock payment awards, or any combination thereof. The terms and conditions of awards are set forth in an agreement with the person receiving the award. The following is a brief description of the awards that may be granted under the Restated Plan.
a.	Options
i.
Nonqualified stock options (“NQSOs”) provide for the right to purchase shares at a specified price, which may not be less than the fair market value of a share on the date of grant, and usually become exercisable in one or more installments after the grant date, subject to the satisfaction of applicable vesting conditions. NQSOs may have terms of up to ten years.

ii.
ISOs are stock options that are intended to comply with the provisions of Section 422 of the Code. ISOs, like NQSOs, must have an exercise price of not less than the fair market value of a share on the date of grant and can have a term of up to ten years, unless granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, in which case the exercise price must be at least 110% of the fair market value of a share on the date of grant and that term may not exceed five years.

iii.
The exercise price of options granted under the Restated Plan may be paid in cash, by tendering previously acquired shares having a fair market value equal to the exercise price, through broker-assisted cashless exercise, by net exercise or any other means permitted by the administrator consistent with applicable law or by a combination of any of the permitted methods.

b.
Restricted stock is a share of stock that is subject to such vesting, transfer and other restrictions as may be determined by the administrator. Restricted stock, typically, will be forfeited for no consideration or repurchased by the Company at the original purchase price if the conditions or restrictions on vesting are not met. The Restated Plan provides that restricted stock generally may not be sold or otherwise transferred until restrictions are removed or expire. Recipients of restricted stock have voting rights and may receive dividends. Dividends relating to the restricted stock are subject to the same vesting conditions as the restricted stock.
c.
Restricted stock units provide for the issuance of shares or cash of equal value after vesting and any other conditions are satisfied. Unlike restricted stock, shares underlying restricted stock units are not issued until the restricted stock units have vested, and recipients of restricted stock units have no voting or dividend rights prior to the time when vesting conditions are satisfied; however, dividend equivalents, which are a form of phantom dividends, may be provided, and all such dividend equivalents are subject to the same vesting conditions as the restricted stock units.

d.
SARs are similar to stock options, except that no exercise price is paid. If applicable vesting conditions are satisfied, the participant may exercise the SAR by providing an exercise notice to the Company. Upon exercise, any post-grant appreciation in the value of a share of our stock is paid (either in shares, cash or a combination of both). Subject to certain exceptions, the base price used to calculate the payment upon exercise of SARs must be at least 100% of the fair market value of a share on the date of grant. SARs may have a term of up to ten years.

e.
Dividend equivalents, which may not be granted or paid with respect to options or SARs, represent the value of the dividends, if any, paid by us on shares while the award is outstanding, calculated with reference to the number of shares covered by the award. Dividend equivalents may be settled in cash or shares and at such times as determined by the administrator; provided that, dividend equivalents are subject to the same vesting conditions as the award to which they relate and are paid at the same time the cash is paid or shares are issued at or after vesting of the award.

f.
Performance awards are awards with vesting conditions that are based upon specific performance targets. Performance awards may be paid in cash or in shares or in a combination of both. Performance awards may include “phantom” stock awards that provide for payments based upon the value of our shares and bonuses payable in cash or in shares or in a combination of both.

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PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED 2014 INCENTIVE AWARD PLAN

g.
Stock payment awards are awards that provide for payment in the form of shares, options or other right to purchase shares, as part of a bonus, deferred compensation or other arrangement. Stock payment awards may, but are not required to, be granted in lieu of base salary, bonuses, fees or other cash compensation.

h.
Substitute awards are awards issued in assumption or substitution of awards granted under incentive plans sponsored or maintained by an entity with which we engage in a corporate transaction. Substitute awards generally have substantially the same terms and conditions as the award they replace, except that the number of shares, the exercise price, grant price or other price of shares or any performance conditions may differ from the awards they replace.

Termination of Employment or Service. Each award agreement will set forth the holder’s rights with respect to the award following termination of employment or service.
Change in Control. In the event of a change in control, outstanding awards shall be assumed, continued or substituted by the acquirer or its parent. If not so assumed, continued or substituted in connection with a change in control, we may provide for (i) the termination of such award in exchange for an amount of cash, rights or other property having a value equal to the amount that would have been attained upon the exercise or settlement of such award, (ii) adjustments to the number, type or terms of awards or (iii) the award to become fully vested and exercisable immediately prior to the change in control. The treatment of performance goals or criteria underlying performance-based awards shall be determined by the administrator in its discretion in connection with a change in control, subject to the terms of any applicable award agreements.
Under the Restated Plan, a change in control is generally defined as:
a.
an acquisition immediately after which any person, group or entity directly or indirectly acquires more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition, excluding any acquisition directly from us, by us, or by any of our employee benefit plans and certain other acquisitions, including corporate transactions that do not trigger the merger prong of the change in control definition;

b.
during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our Board, which we refer to as the incumbent board, cease to constitute at least a majority of the Board, provided that any individual who becomes a member of our Board subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board;

c.
consummation of a merger, consolidation, reorganization, or business combination; a sale or other disposition of all or substantially all of our assets; or the acquisition of assets or stock of another entity unless (a) our shareholders immediately before the transaction continue to have beneficial ownership of at least a majority of our outstanding shares or shares of the successor entity and (b) no person or group has beneficial ownership of 50% or more of the combined voting power of the successor entity’s outstanding voting securities; or
d.	shareholder approval of our liquidation or dissolution.
Adjustments of Awards. In the event of any share dividend, share split, combination or exchange of shares, merger, consolidation, or other distribution of our assets to shareholders (other than normal cash dividends) or any other change affecting the number of outstanding shares or the price of our shares, other than an equity restructuring, the administrator may make equitable adjustments, if any, to reflect such change with respect to:
a.	the aggregate number and kind of shares and awards subject to the Restated Plan, including adjustments to limits on the maximum number of shares and awards that may be issued;
b.
the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and

c.	the grant or exercise price per share of any outstanding options and SARs.
In the case of an equity restructuring, which generally means a nonreciprocal transaction between us and our

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PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED 2014 INCENTIVE AWARD PLAN

shareholders, the administrator will be required to make such equitable adjustments.
Amendment and Termination. The Restated Plan provides that our Board or Compensation Committee, as applicable, may terminate, amend or modify the Restated Plan at any time and from time to time; provided that no such action to the Restated Plan or an award may, without a holder’s written consent, materially impair any previously granted award. However, under the Restated Plan, the Board or Compensation Committee may not take any of the option repricing-related actions as described above (absent shareholder approval) or any other action requiring shareholder approval.
Effective Date and Duration. If approved by our shareholders, the Restated Plan will become effective on June 7, 2023. The Restated Plan will expire on, and no option or other award will be granted pursuant to the Restated Plan after, April 19, 2033, which is the tenth anniversary of the date the Restated Plan was approved by our Board. Any award that will be outstanding on the expiration date of the Restated Plan will remain in force according to the terms of the Restated Plan and the applicable award agreement.
Minimum Vesting. The Restated Plan provides that awards granted after May 2, 2018 will not vest sooner than one year after the grant date other than upon a holder’s termination of service due to death or disability or, if not assumed or substituted, a change in control. Notwithstanding the foregoing, awards covering up to 5% of the total shares available under the Restated Plan as of its approval date and awards granted in substitute of outstanding awards of another party to a merger, acquisition or similar transaction that have a vesting period of less than one year are not subject to these minimum vesting period requirements.
Transferability. Awards under the Restated Plan are generally non-transferable except upon the death of a participant, although the administrator may permit a participant to transfer awards (for example, to family members or trusts for family members) subject to such conditions as the administrator may establish.
Tax Withholding. We may deduct or withhold, or require a holder to remit, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Restated Plan. The administrator may permit participants to elect that the withholding requirement be satisfied, in whole or in part, by having us withhold, or by tendering to us, shares having a fair market value equal to the maximum withholding obligation.
Clawback of Benefits. Under the Restated Plan, we may cancel awards, require reimbursement of amounts or shares earned or received under awards, and effect any other right of recoupment of equity or other compensation provided under the Recoupment Policy or any future clawback policy of the Company. Any future amendments to the Recoupment Policy, including to implement any listing requirements adopted by the NYSE, do not require participant consent.
U.S. Federal Income Taxes. The following is a brief description of the principal U.S. federal income tax consequences relating to awards under the Restated Plan. This summary is based on our understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.
Consequences to the Optionholder
Grant. There are no federal income tax consequences to the optionholder solely by reason of the grant of ISOs or NQSOs under the Restated Plan.
Exercise. The exercise of an ISO is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the requirement that the optionholder generally must exercise the ISO no later than three months following the termination of the optionholder’s employment with us. However, such exercise may give rise to alternative minimum tax liability (see “Alternative Minimum Tax” below).
Upon the exercise of an NQSO, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the amount paid therefor by the optionholder as the exercise price. The ordinary income, if any, recognized in connection with the exercise by an optionholder of an NQSO will be subject to both wage and employment tax withholding if the optionholder is an employee.
The optionholder’s tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of an NQSO, the amount of ordinary income, if any, recognized by the optionholder upon exercise thereof.
Qualifying Disposition. If an optionholder disposes of shares acquired upon exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the optionholder pursuant to the exercise of the ISO, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the

50	AXALTA COATING SYSTEMS

PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED 2014 INCENTIVE AWARD PLAN

optionholder’s adjusted basis in such shares (generally the option exercise price).
Disqualifying Disposition. If the optionholder disposes of shares acquired upon the exercise of an ISO (other than in certain tax free transactions) within two years from the date on which the ISO was granted or within one year after the transfer of shares to the optionholder pursuant to the exercise of the ISO, at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of (i) the excess of each such share’s fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder’s actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized in a taxable disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise of the shares purchased by the optionholder under the option, the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder), the loss will be a capital loss.
Other Disposition. If an optionholder disposes of shares acquired upon exercise of an NQSO in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between the optionholder’s basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares acquired upon exercise of ISOs as discussed above) will be short-term or long-term depending on whether the shares were held for more than one year from the date such shares were transferred to the optionholder.
Alternative Minimum Tax. Alternative minimum tax, or AMT, is payable if and to the extent the amount thereof exceeds the amount of the taxpayer’s regular tax liability, and any AMT paid generally may be credited against future regular tax liability (but not future AMT liability). AMT applies to alternative minimum taxable income.
For AMT purposes, the spread upon exercise of an ISO (but not an NQSO) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares at such time for subsequent AMT purposes. However, if the optionholder disposes of the ISO shares in the year of exercise, the AMT income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third-party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.
Consequences to the Company
There are no federal income tax consequences to us by reason of the grant of ISOs or NQSOs or the exercise of an ISO (other than disqualifying dispositions).
At the time the optionholder recognizes ordinary income from the exercise of an NQSO, we will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that we satisfy our tax reporting obligations. To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the shares acquired upon exercise of an ISO, we will be entitled to a corresponding deduction in the year in which the disposition occurs.
We will be required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of an NQSO or upon a disqualifying disposition of an ISO. We will be required to withhold income and employment taxes (and pay the employer’s share of employment taxes) with respect to ordinary income recognized by employee optionholders upon the exercise of an NQSO, but not upon a disqualifying disposition of an ISO.
Stock Appreciation Rights
A participant generally will not realize taxable income at the time a SAR is granted. Upon settlement of a SAR, the participant will recognize as ordinary income the amount of cash received or, if the right is paid in shares, the fair market value of such shares at the time of payment. We will generally be allowed a tax deduction in the taxable year the participant includes the amount in income.
Restricted Stock
A participant generally does not realize taxable ordinary income as a result of receiving a restricted stock grant, and we are not entitled to a deduction for federal income tax purposes at the time of the grant, provided that the shares are not transferable and are subject to restrictions constituting a “substantial risk of forfeiture.” When the restrictions lapse, the participant will be deemed to have received taxable ordinary income equal to the fair market

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PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED 2014 INCENTIVE AWARD PLAN

value of the shares underlying the award at the time of lapse. An amount equal to the compensation included in the participant’s income will generally be deductible by us in the taxable year of inclusion. The participant’s tax basis in the shares will be equal to the fair market value of such shares on the date the restrictions lapse. Any gain realized upon disposition of such shares is taxable as capital gain income, with the applicable tax rate depending upon, among other things, how long such shares were held following the lapse of the restrictions.
Under certain circumstances, a participant may, within thirty days after transfer of the restricted shares, irrevocably elect under section 83(b) of the Code to include in the year in which such restricted shares are transferred as gross income, the fair market value of such shares, which is determined as of the date of transfer and without regard to any restriction other than a restriction that by its terms will never lapse. A copy of this election must be provided to us. The basis of such shares will be equal to the amount included in income. The holding period for capital gains purposes begins when the shares are transferred to the participant. If such shares are forfeited before the restrictions lapse, the forfeiture will be treated as a sale or exchange and no tax deduction will be allowed for the amount included in income as a result of the original election.
Restricted Stock Units, Performance Awards and Other Awards
Restricted stock units, performance awards and other awards granted under the Restated Plan are generally not subject to tax at the time of the award but are subject to ordinary income tax at the time of payment, whether paid in cash or shares. With respect to such awards, we generally will be allowed a tax deduction for the amount included in the taxable income of the participant in the taxable year of inclusion.
Section 409A of the Code
Section 409A of the Code provides special tax rules applicable to certain compensation arrangements that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of income for tax purposes along with an additional 20% penalty tax. The Restated Plan and awards thereunder are generally intended to be designed and administered so that any awards that are considered to be deferred compensation will not give rise to any negative tax consequences to the recipient under these provisions.
Section 162(m) of the Code
Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to one of our NEOs (or any person who was a named executive officer for any year beginning with 2017) exceeds $1,000,000, any amounts that exceed the $1,000,000 threshold will generally not be deductible by the Company for federal income tax purposes, including amounts granted under the Restated Plan. The American Rescue Plan Act of 2021 will expand the number of employees covered by Section 162(m) of the Code, beginning in 2027, to also include the Company’s five most highly compensated employees in addition to our NEOs. In addition, compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Sections 4999 and 280G of the Code.
Other Tax Consequences
The foregoing discussion is not a complete description of the federal income tax aspects of awards granted under the Restated Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax consequences.
New Plan Benefits. The future awards that participants may receive under the Restated Plan are discretionary, and therefore, not determinable at this time. Information regarding our recent practices with respect to equity-based compensation under the A&R 2014 Plan is presented elsewhere in this Proxy Statement and in our Annual
Report on Form 10-K for the fiscal year ended December 31, 2022.
Options Under A&R 2014 Plan. As of April 13, 2023, Sean M. Lannon, Senior Vice President and Chief Financial Officer, has been issued 38,580 options under the A&R 2014 Plan, Brian A. Berube, Senior Vice President, General Counsel & Corporate Secretary, has been issued 66,592 options under the A&R 2014 Plan, and Troy D. Weaver, Senior Vice President, Global Refinish, has been issued 11,574 options under the A&R 2014 Plan. None of our other current executive officers have been granted options under the A&R 2014 Plan.

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PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED 2014 INCENTIVE AWARD PLAN

All current executive officers as a group have been issued 116,746 options under the A&R 2014 Plan. No current directors have been issued options under the A&R 2014 Plan and no associates of such directors, executive officers or nominees have received options under the A&R 2014 Plan. All employees, including all current officers who are not executive officers, as a group have been issued 1,131,991 options under the A&R 2014 Plan. No other person has received or is expected to receive five percent or more of the awards under the A&R 2014 Plan.
The approval of Proposal No. 3, to approve the amendment and restatement of our Amended and Restated 2014 Incentive Award Plan, requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting, whether cast in-person or through proxy.
The Board of Directors recommends a vote “FOR” Proposal No. 3, to approve the Restated Plan. Abstentions and broker non-votes will have no effect on the outcome of the vote.

2023 PROXY STATEMENT	53

Proposal 4	Non-binding advisory vote to approve the compensation paid to our named executive officers
☑The Board recommends a vote FOR this proposal.

• Strong alignment of executive pay with Company performance

• Oversight of compensation program by fully independent Compensation Committee with assistance of independent compensation consultant
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” the SEC enacted requirements for the Company to present to its shareholders a separate resolution, subject to an advisory (non-binding) vote, to approve the compensation of its NEOs. This proposal is commonly referred to as a “Say on Pay” proposal. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation philosophy, policies and practices described in this Proxy Statement. As required by these rules, the Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 55 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 78, and to cast an advisory vote on the Company’s executive compensation programs through the following resolution:
“Resolved, that the members approve, on an advisory basis, the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and any narrative executive compensation disclosure contained in the Company’s Proxy Statement for the 2023 Annual General Meeting of Members.”
As discussed in the Compensation Discussion and Analysis, the Board of Directors believes that the Company’s long-term success depends in large measure on the talents of our employees. The Company’s compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce that is critical to the Company’s success and will drive the creation of shareholder value. The Company sets challenging financial and operational performance targets, and a significant amount of our NEOs' annual compensation is tied to our achievement of these performance targets. Therefore, payment is earned only if performance warrants it. The Board of Directors believes that our current compensation program directly links executive compensation to Company performance, aligning the interests of the Company’s executive officers with those of its shareholders. The compensation of our named executive officers in 2022 reflects our financial and operational results in 2022 in the face of the significant and unforeseen challenges resulting from inflation, the conflict between Russia and Ukraine, COVID-19 lockdowns in China and foreign exchange headwinds, among others.
This is an advisory vote and as such is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the input of the shareholders and will take into account the outcome of this vote in considering future compensation decisions regarding the Company’s NEOs. The Company strongly encourages all shareholders to vote on this matter. The Company has determined that our shareholders should cast an advisory vote on the compensation of the Company’s NEOs on an annual basis, consistent with the results of the non-binding advisory vote on the frequency of future advisory votes on the compensation paid to our NEOs by our shareholders at the 2021 Annual General Meeting of Members. Accordingly, the next advisory vote on the compensation of the Company’s NEOs will be at the 2024 Annual General Meeting of Members.
The approval of Proposal No. 4, to approve an advisory (non-binding) resolution regarding the compensation of the Company’s NEOs, requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting, whether cast in-person or through proxy.
The Board of Directors recommends a vote “FOR” Proposal No. 4, to approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote.

54	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis provides an overview and analysis of our executive compensation program, including: (i) the elements of our compensation program for our NEOs listed below; (ii) the material compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis; and (iii) the material factors considered in making those decisions.
Robert W. Bryant
Former Chief Executive Officer and President
Rakesh Sachdev
Former Interim Chief Executive Officer and President and current Non-Executive Board Chair
Sean M. Lannon
Senior Vice President and Chief Financial Officer
Troy D. Weaver
Senior Vice President, Global Refinish
Brian A. Berube
Senior Vice President, General Counsel & Corporate Secretary
Hadi H. Awada
Senior Vice President, Global Mobility Coatings

2023 PROXY STATEMENT	55

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
2022 Highlights
Performance Highlights and Business Conditions
Axalta demonstrated resilient operating execution during a challenging business environment in 2022. Our business continued to be impacted by ongoing raw material inflation and elevated costs in energy and logistics, and demand was dampened due to the conflict between
Russia and Ukraine, COVID-19 related challenges in China and macroeconomic softness in various geographies. Despite these challenges, we ended the year on a positive note, with a positive second half of the year and strong fourth quarter results.
Pay Outcomes
The 2022 incentive compensation paid to our NEOs reflects our performance in a challenging macroeconomic environment, including the highlights noted above. Notable incentive compensation outcomes for 2022 include the following that are discussed in greater detail in this Compensation Discussion and Analysis:
•
Based on the plan design set by the Compensation Committee under our 2022 annual bonus plan (“ABP”), the Company’s performance fell below threshold for Adjusted Free Cash Flow and between threshold and target for Adjusted EBIT, resulting in an average payout to our applicable NEOs of 70% of target, with final NEO ABP payouts reflecting business unit performance, as applicable, and individual achievement

•	2022 marked the end of the performance cycle for PSU awards granted in 2020, with such awards paying out at 0% of target based on the Company’s Adjusted EPS and ROIC across all performance periods
•
For PSU awards granted in 2021 and 2022, Adjusted EPS and ROIC for the 2022 performance period resulted in banking of 0% (of a possible 25%) for the 2021 awards and 21.23% (of a possible 25%) for the 2022 awards

For further discussion of our ABP and PSU awards, see “Annual Performance-Based Compensation” beginning on page 64 and “Banking for 2021 and 2022 PSU Awards” and “2020-2022 PSU Payout” beginning on page 70.
CEO Transition and Related Compensation Decisions
In July 2022, we announced that Robert Bryant, who was then serving as our CEO and President, would depart Axalta at the end of August 2022, with Rakesh Sachdev, a member of the Board, to serve as interim CEO and President following Mr. Bryant's departure. This transition culminated with the appointment of Chris Villavarayan as CEO and President, effective January 1, 2023. The Compensation Committee met multiple times to discuss this transition, including to discuss compensation decisions with respect to Mr. Bryant and Mr. Sachdev, as well as compensation decisions that it believed would bolster the stability of the Company’s senior management team during the CEO transition. Ultimately, the Compensation Committee, with advice from its independent compensation consultant, and in consultation with the Board, made one-time RSU retention awards to Messrs. Awada, Berube, Lannon and Weaver, as well as other members of senior management, and a one-time cash retention award to Mr. Lannon. The purpose of these targeted retention awards was to foster stability and continuity of the senior management team and to maintain their dedicated focus on the business at a time of CEO transition. See the “Retention Awards” section below in this Compensation Discussion and Analysis for additional details regarding such awards.
The Compensation Committee and the Board also met with the assistance of the independent compensation consultant in connection with the appointment of Mr. Villavarayan as CEO and President and the determination of the compensation awarded to him, further details of which are provided below under “Chief Executive Officer and President Employment Matters” beginning on page 75.

56	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Role of “Say on Pay” Votes
We provide our shareholders with the opportunity to cast an annual, non-binding advisory vote on our executive compensation program for our NEOs (referred to as a “Say on Pay” proposal) and the Compensation Committee considers this vote in future compensation determinations for our NEOs. At our 2022 Annual General Meeting, 97.8% of the votes cast on the “Say on Pay” proposal were voted in favor of the compensation of our NEOs, which we consider to be strong support for our executive compensation program, practices and policies. Due to the strong support for our “Say on Pay” proposal at the 2022 Annual General Meeting, no significant changes were made to our compensation program for our NEOs. Notwithstanding historical shareholder support for our compensation program, the Compensation Committee continually reassesses the competitiveness of our pay programs and their appropriateness in supporting our business strategy. Changes to the program have been, and will continue to be, made to align with our business priorities, market norms and best practices.
Shareholder Feedback
To ensure that our Board and Compensation Committee are apprised of the views of our shareholders and the proxy advisory firms, senior management regularly engages with these parties, including with respect to our executive compensation program, and follows developments in their methodologies and analyses as well as market practices. As part of this process, we conduct regular outreach initiatives with our significant shareholders. Since March 2022, we met with the holders of an aggregate of approximately 62% of our outstanding common shares, and approximately 78% of actively-
managed fund shareholders. No significant concerns regarding our compensation program were raised during these engagements. Our Compensation Committee will continue to consider the input from these parties along with the outcome of our shareholders’ votes on Say on Pay proposals when making future decisions on our compensation programs for NEOs. Shareholders who would like to communicate on executive compensation directly with the Compensation Committee or the Board may contact the Board of Directors as described above in the section “Communications with the Board.”
2023 Incentive Compensation Program Changes
In February 2023, the Compensation Committee approved certain changes to our 2023 incentive compensation program to further align our executive officers’ compensation with the Company’s growth objectives. With respect to our 2023 ABP, the updated plan design is based on Adjusted EBIT, Adjusted Free Cash Flow and Adjusted EBIT margin, which is a new metric under our ABP and is aligned with our focus on driving margin recovery and increased profitability across our businesses. In addition, for certain of our executive officers, the 2023 ABP includes a metric that is based on each respective executive’s achievement of specific strategic goals relevant to such executive’s areas of responsibility and that are aligned with our near- and long-term strategy. Second, our 2023 PSUs are based on the Company’s achievement of aggregate Adjusted EBITDA and relative total shareholder return over a three-year performance period. The Compensation Committee believes the simplified PSU structure will provide greater focus for our employees, including our executive officers, in driving Company performance and shareholder value and is better aligned with market practices.

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COMPENSATION DISCUSSION AND ANALYSIS

Objectives, Philosophy and Practices

COMPENSATION PHILOSOPHY

PAY-FOR-PERFORMANCE	Provide our executives with a compensation structure that incentivizes achievement of near-term performance targets and long-term shareholder value
ATTRACT & RETAIN	Attract and retain highly qualified executives to advance Axalta's business objectives
BALANCED COMPENSATION	Maintain a compensation structure that includes multiple forms of compensation and performance objectives to focus executives on overall Company performance
ADVANCEMENT OF SHAREHOLDER INTERESTS	Executive compensation program designed to ensure that a portion of an executive's compensation is related to factors that create shareholder value
CONSTANT IMPROVEMENT	Frequent reviews of best practices and regulatory requirements allows us to review, refine, and improve our executive compensation program

Our compensation philosophy is rooted in pay-for-performance, with compensation that is structured to incentivize management to achieve near-term performance targets as well as long-term shareholder value creation, without motivating undue risk taking. This means that a significant amount of our NEOs’ compensation is performance based and contingent on the Company achieving near-term and long-term performance targets. Our compensation program includes multiple forms of compensation and performance objectives, and, as a result, the aggregate compensation that may be earned by our NEOs is not dependent on a single form of compensation or a single performance objective. We believe this compensation structure incentivizes our NEOs to focus on Axalta’s overall performance.

58	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Overall, we believe our compensation program is structured to attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of an executive’s compensation opportunity will be related to factors that directly and indirectly influence shareholder value.
We maintain several guiding practices and review our compensation programs on an ongoing basis to ensure that market and regulatory best practices are considered and addressed.
What We Do	What We Don’t Do
☑   Align pay and performance

☑  Significant portion of executive officers’ pay is at-risk

☑  Provide sustained focus by setting multiple years of performance objectives for performance-based equity awards when granted

☑  Apply stock ownership policies for executive officers and directors

☑  Incentive compensation recoupment policy that permits recoupment in the event of a financial restatement as well as a covered person’s material breach of certain Company policies

☑  Include “double trigger” Change-in-Control provisions in equity awards

☑  Fully independent Compensation Committee

☑  Independent compensation consultant

☑  Mitigate undue risk in compensation programs

☑  Provide reasonable post-employment and change-in-control severance

☒  No single trigger vesting of equity awards upon a change in control

☒  No NEO employment agreements

☒  No excessive perquisites

☒  No tax gross-ups

☒  No hedging transactions by officers, directors or employees

☒  No pledging of shares as collateral by officers, directors or employees

☒  No speculating in short-term movements in price of shares by officers, directors or employees

☒  No discounted stock options or repricing of underwater options

☒  No excessive risk-taking

Pay for Performance
Total compensation for our NEOs has been allocated between cash and equity compensation, taking into consideration the balance between providing near-term incentives and long-term incentives tied to our financial performance and stock price performance, to align the interests of management with the interests of our shareholders. The variable annual performance-based awards and the long-term equity awards, including the performance-based stock awards, are designed to ensure that total compensation reflects our overall level of success and to motivate the NEOs to meet appropriate performance measures tied to maximizing shareholder value. The mix of base salary and performance-based compensation for our NEOs, including the annual bonus and long-term equity incentive compensation, is shown in the charts below. The Compensation Committee determined this mix, taking into account market compensation information, to balance both long-term and near-term objectives and to motivate each NEO to attain those objectives.

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COMPENSATION DISCUSSION AND ANALYSIS

CEO PAY MIX*

19%
15%
66%

OTHER NEOs PAY MIX

19%
27%
54%

■ Long-Term Equity Incentive** ■ Annual Bonus** ■ Base Salary

*Based on target compensation of Mr. Bryant; Mr. Sachdev did not participate in the 2022 ABP or receive a grant of PSUs
**Based on target performance levels

Elements of Compensation Program
Compensation for our NEOs consists primarily of the elements, and their corresponding objectives, identified in the following table.
Compensation Element	Primary Objective
Base salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.

Annual performance-based compensation	To promote our annual performance objectives across our workforce and reward individual contributions to the achievement of those objectives.

Long-term equity incentive awards
To emphasize our long-term performance objectives, encourage the maximization of shareholder value and retain key executives by providing an opportunity to participate in the ownership of our common shares.

Defined contribution plans	To provide an opportunity for tax-efficient savings and long-term financial security.

Severance arrangements	To encourage the continued focus and dedication of key individuals.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at a relatively low cost to us.
To serve the foregoing objectives, our overall compensation program is generally designed to be adaptive rather than purely formulaic. Our Compensation Committee has primary authority to determine and approve compensation decisions with respect to our NEOs. For 2022, compensation for our NEOs reflected the overall performance of the Company, each individual’s area of responsibility and the individual’s specific contributions to
Axalta’s performance. Our compensation decisions for the NEOs in 2022 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Governance: Oversight and Administration of the Executive Compensation Program

Role of the Compensation Committee
The Compensation Committee, which is comprised entirely of independent directors, oversees the Company’s executive compensation program and is provided with the primary authority to establish the general compensation policies of the Company and to determine and approve the compensation paid to our NEOs. The Compensation Committee is charged with, among other things, reviewing compensation policies and practices to ensure: (1) adherence to our compensation philosophies; and (2) that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our position within our industry, including our comparative performance, the competitive market for talent and our NEOs’ level of expertise and experience in their respective positions. In addition to the considerations described above, the Compensation Committee is primarily responsible for: (i) determining any future adjustments to base salary and target annual performance-based award levels (representing the non-equity incentive compensation that may be awarded expressed as a percentage of base salary or as a dollar amount for the year) for the CEO and other NEOs; (ii) assessing the performance of the CEO and other NEOs for each applicable performance period; and (iii) determining the awards to be paid to our CEO and other NEOs under the long-term equity incentive program for each year. The
Compensation Committee is also delegated the authority to administer our equity incentive plans and approve equity grants under thereunder.
The Compensation Committee annually reviews the performance and compensation of our senior executives, including the NEOs. To aid the Compensation Committee in making its determinations, the CEO, with input from and in consultation with the Chief Human Resources Officer, provides recommendations to the Compensation Committee regarding the compensation of all NEOs, excluding himself. The Compensation Committee determines the compensation of the CEO, and the CEO does not participate in discussions about his own compensation. In particular, the Compensation Committee, with input from the other non-employee directors, evaluates the CEO's performance against goals that are reviewed with, and subject to input from, the Board during the beginning part of each year. In determining compensation levels for all NEOs, the Compensation Committee considers each NEO’s particular position and responsibility, reviews executive compensation data for our industry, and receives advice from the independent compensation consultant as discussed below.

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Role of the Independent Compensation Consultant
The Compensation Committee engages an independent compensation consultant on executive compensation matters. The services provided by the independent compensation consultant include:
•	attending Compensation Committee meetings, including participation in executive sessions, to present and offer independent recommendations, insights and perspectives on compensation matters;
•	assessing how our executive compensation program aligns with our pay for performance philosophy;
•	informing the Compensation Committee of regulatory and other developments relating to executive compensation practices;
•	assessing the appropriateness of our peer group used to inform our executive compensation program;
•	advising on the design and structure of, as well as the performance targets set under, our annual and long-term compensation plans;
•	conducting an annual risk assessment of our compensation programs;
•	assessing the market competitiveness of our executive compensation programs;
•	assessing the market competitiveness of our non-employee director compensation program; and
•
identifying potential changes to our executive compensation and non-employee director compensation programs to maintain market competitiveness and consistency with business strategies, good governance practices and alignment with shareholder interests.

From July 2017 to November 2022, the Compensation Committee had engaged Willis Towers Watson as its independent compensation consultant, supporting the Compensation Committee on a variety of compensation-related matters. In November 2022, after an extensive review of proposals from compensation consulting firms, the Compensation Committee retained Pearl Meyer as its new independent compensation consultant moving forward.
In 2022, the Company paid Willis Towers Watson $168,000 for the services described in this Compensation Discussion and Analysis and above under the section “Director Compensation,” and $487,000 for other services relating primarily to pension actuarial support in multiple countries and compensation surveys. The Company’s engagement of Willis Towers Watson for pension actuarial support and other services predated the Compensation Committee’s engagement of Willis Towers Watson as the independent compensation consultant, and the Compensation Committee was aware of the provision of such services by Willis Towers Watson at the time of such engagement.
In the case of both Willis Towers Watson and Pearl Meyer, the Compensation Committee determined that each such consultant does not have a relationship with the Company that would present a conflict of interest with each such consultant serving as the committee’s advisor or would impair its independence. In making this determination, the Compensation Committee considered, among other things, the following factors: (1) the amount of fees paid by the Company to each respective compensation consultant as a percentage of its total revenue; (2) each such consultant’s policies and procedures to prevent or mitigate conflicts of interest; (3) that there are no other business or personal relationships between each such consultant and members of the Compensation Committee or Axalta executive officers; and (4) none of the representatives of each such consultant who provide compensation services to the Company own any Axalta common shares. In addition, with respect to Willis Towers Watson, the Compensation Committee considered the other services provided to the Company (primarily related to pension actuarial support and other services).
Compensation Peer Group and Survey Data
We believe that total compensation opportunities for our senior management (including the NEOs) should be competitive with comparable opportunities for individuals with similar positions, experience and responsibilities in our marketplace. We use median compensation data from our peer group as a reference point when setting individual compensation and calibrate variable compensation opportunities to provide actual compensation opportunities above peer data when Company and individual performances are strong, while providing for consequences when performance targets are not met.
For purposes of setting 2022 compensation for our NEOs, Willis Towers Watson provided the Compensation Committee with a comprehensive report that included publicly available compensation data relating to the peer group set forth in the table below as well as compensation data from Willis Towers Watson’s general industry survey.
The Compensation Committee utilized the peer group set forth below as the primary reference point for setting the 2022 compensation for our then-serving Chief Executive Officer, Mr. Bryant, Chief Financial Officer, Mr. Lannon, and General Counsel, Mr. Berube. The peer group broadly

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reflects the companies with which we compete for talent, business and investment capital based on the scope of our operations, as measured by revenue and market capitalization. The Company was positioned at the
47th percentile relative to the peer group on the basis of 2020 revenue and the 46th percentile on the basis of market capitalization as of November 15, 2021.
Axalta Compensation Peer Group
Albemarle Corporation	Olin Corporation
Ashland, Inc. (fka Ashland Global Holdings Inc.)	PPG Industries Inc.
Avient Corporation	RPM International Inc.
Cabot Corporation	The Chemours Company
Celanese Corporation	The Sherwin-Williams Company
Eastman Chemical Co.	Trinseo S.A.
FMC Corporation	Tronox Holdings plc
H.B. Fuller Company	Valvoline Inc.
Huntsman Corporation	Westlake Chemical Corporation
International Flavors & Fragrances Inc.	W.R. Grace & Co.
NewMarket Corporation
The Compensation Committee also utilized Willis Towers Watson’s general industry survey data for determining 2022 compensation as a secondary reference point for the then-serving Chief Executive Officer, Mr. Bryant, Chief
Financial Officer, Mr. Lannon, and General Counsel, Mr. Berube, and as a primary reference point for our business leader NEOs as well as other executives.

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Elements of 2022 Compensation Program
Base Salary
We set base salaries for our NEOs generally at a level we believe is necessary to attract and retain individuals with superior talent. Each year, the Compensation Committee will determine base salary adjustments, if any, after reviewing a variety of factors, including market data, level of responsibility, time in position and internal equity, and evaluating the job responsibilities and demonstrated proficiency of the NEOs as assessed by the Compensation Committee and, for NEOs other than the CEO, in conjunction with recommendations to be made by the CEO, with input from and in consultation with the Chief Human Resources Officer.
Based on the Compensation Committee’s review of the job responsibilities, market data, proficiency and individual performance of each NEO, in February 2022, the Compensation Committee set base salaries effective March 29, 2022 for all then-serving NEOs. The following table sets forth each NEO’s base salary for 2022, as well as any applicable increase from 2021, other than for Mr. Sachdev, whose base salary was set as part of his offer to serve as our interim CEO as described under the heading “Interim CEO Compensation” below.
Name	2021	Increase ($)	Effective March 29, 2022 ($)
Robert W. Bryant	$1,069,000	$31,000	$1,100,000
Sean M. Lannon	$575,000	$40,250	$615,250
Troy D. Weaver	$480,000	$33,600	$513,600
Brian A. Berube	$518,579	$15,558	$534,137
Hadi H. Awada	$495,000	$14,850	$509,850
Annual Performance-Based Compensation
We structure our compensation programs to reward NEOs based on our performance and the individual executive’s relative contribution to our performance. To emphasize the importance of near-term performance, NEOs are generally eligible to receive annual performance-based awards under our ABP in the event certain specified performance measures are achieved. The ABP pool is determined by the
Compensation Committee based upon a pre-established formula with reference to the achievement of corporate-level and business-level performance targets established annually by the Compensation Committee. For each NEO's target ABP award, the financial performance measures are collectively weighted at 80% and each such NEO’s individual performance is weighted at 20%.
2022 Annual Bonus Plan Formula

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Under the terms of the ABP, the NEOs’ annual incentive awards are based on a percentage of their base salaries. Once the achievement of corporate and business financial performance against targets has been determined, the Compensation Committee reviews and approves the individual performance component of each NEO’s ABP award, which is based on each respective NEO’s business impact, leadership and attainment of individual objectives, as well as other related factors. In addition, in determining the achievement of corporate and/or business financial performance targets, the Compensation Committee may account for unusual events such as significant foreign currency exchange rate fluctuations, extraordinary transactions, asset dispositions and purchases and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of our performance.
2022 Annual Bonus Plan Target Percentages
The 2022 target percentage under the ABP approved by the Compensation Committee for each of our NEOs, other than Mr. Sachdev, who, as our Interim CEO, was not eligible to participate in the 2022 ABP, is set forth in the table below. Target bonus opportunities as a percent of salary remained unchanged from 2021.
Name	2021 Target-level % (of base salary)	Increase	2022 Target-level % (of base salary)	2022 Target Bonus Amount
Robert W. Bryant	120%	—%	120%	$1,320,000
Sean M. Lannon	80%	—%	80%	$492,200
Troy D. Weaver	70%	—%	70%	$359,520
Brian A. Berube	70%	—%	70%	$373,896
Hadi H. Awada	70%	—%	70%	$356,895
2022 Annual Bonus Plan - Weighted Company Performance

2022 ANNUAL BONUS PLAN WEIGHTING

50%
ADJ. EBIT
30%
ADJ. FCF
20%
Individual Performance
100% TARGET
200% MAX

For the year ended December 31, 2022, the financial performance metrics under the ABP were based upon Adjusted EBIT (as defined below) and Adjusted Free Cash Flow
(or Adjusted FCF) (as defined below) on a corporate level and, in addition, for Messrs. Awada and Weaver, Adjusted EBIT with respect to the respective businesses they oversee. We

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selected Adjusted EBIT because profitable growth is an important measure of the financial performance of our Company, and we selected Adjusted Free Cash Flow because we believe the amount of free cash flow that we generate each year is essential for us to maintain appropriate working capital, complete acquisitions, and otherwise deploy capital, including returning capital to shareholders.
For each performance year under the ABP, the Compensation Committee assigns a target and other performance and payout levels (e.g., threshold and maximum) to each financial performance metric where the actual payout can range from 0% to 200% of the assigned target weighting depending on our achievement of such performance measures. The Compensation Committee sets these metrics in order to challenge our executives, including our NEOs, to drive our financial and business performance, taking into account the state of our business, industry dynamics and other business conditions.
The following chart sets forth for the 2022 ABP the weighting of each financial performance metric and the threshold, target and maximum performance targets, as well as the actual performance achieved, for the year ended December 31, 2022:
Metric (all values in $MM)	Weighting (% of Target)	Threshold (50% Payout (1))	Target (100% Payout (1))	Maximum (200% Payout (1))	Actual Achieved	Payout as % of Weighting	Payout (Weighted % of Total Payout)
Adjusted EBIT(2)	50%	$562	$662	$728	$633	85%	43%
Adjusted FCF	30%	$323	$380	$418	$186	0%	0%
(1)
Achievement below threshold results in zero payout while achievement in excess of maximum performance is capped at 200% of target for each metric. Results between threshold and target and target and maximum are determined on a linear basis.

(2)
The weighting for Messrs. Awada and Weaver is: 40% Adjusted EBIT for the respective businesses they oversee and 10% Axalta Adjusted EBIT. Business-level financial performance metric targets and actual performance under the ABP are not reported externally.

Adjusted EBIT, for purposes of the 2022 ABP, means our Adjusted EBIT as externally reported for the year ended December 31, 2022 (and included in Appendix A), inclusive of adjustments, as contemplated in the plan design, made by the Compensation Committee in order to account for impacts that could not be forecasted at the time that the performance targets were set, the effects of which, without such adjustments, would have created a misalignment between the intended relationship between pay and performance under the 2022 ABP design. Accordingly, the Compensation Committee made adjustments to Adjusted EBIT under the 2022 ABP based on the estimated impact of the conflict between Russia and Ukraine, the lengthy COVID-19 lockdowns in China and significant foreign exchange headwinds (the “2022 ABP Adjustments”). Adjusted FCF, for purposes of the 2022 ABP, is Free Cash Flow as externally reported for the year ended December 31, 2022 (and included in Appendix A), adjusted for the associated cash flow impacts from the 2022 ABP Adjustments, as well as legal, tax and other advisory fees relating to non-consummated acquisitions.
2022 Annual Bonus Plan - Individual Performance
For the individual performance component, the Compensation Committee approves an individual performance factor for each NEO, which reflects each NEO’s performance, business impact, contributions and leadership, among other factors. The individual performance factor is assigned a weight of 20% of each NEO’s ABP award target, and the actual payout can range from 0 to 200% of the target weighting depending on the NEO’s individual contributions during the performance period.
For 2022, the Compensation Committee considered the following key achievements in approving the individual performance component for each of our NEOs, other than Messrs. Bryant and Sachdev who were not entitled to a 2022 ABP award.

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Name	Individual Performance Payout	Weighted % of Total Payout	2022 Performance Considerations
Sean M. Lannon	125%	25%	•	Provided significant support in connection with our 2022 CEO transition
			•	Drove a strong result to refinance the Company’s term loans during a period of challenging market conditions
			•	Supported business results in Q3 and Q4 2022, creating positive momentum heading into 2023
Troy D. Weaver	170%	34%	•	Oversaw strong results for the Refinish business globally, including both net sales and profitability
			•	Leveraged the Company’s 2021 acquisition of U-POL Holdings Limited to further expand the Company’s Refinish accessories offerings
			•	Successfully increased pricing to more than offset increased raw material inflation for the Refinish business
Brian A. Berube	125%	25%	•	Provided strong support to the Board in connection with our 2022 CEO transition
			•	Successfully navigated a variety of challenging legal issues, including litigation matters and sanctions related to the conflict between Russia and Ukraine
			•	Continued to further enhance and institutionalize the Board’s governance practices
Hadi H. Awada	110%	22%	•	Led marked improvement in 2022 results for the Mobility Coatings business globally
			•	Secured record annual price recovery
			•	Drove a strong pipeline of new business wins
2022 Annual Bonus Plan - Results
Based on the considerations described above, our level of performance in relation to the corporate and/or business financial performance targets and each NEO’s individual performance component, the weighted bonus payout percentage and the ABP awards earned by our NEOs, other than Messrs. Bryant and Sachdev who were not entitled to such an award, are set forth in the table below.
Name	2022 Target Bonus Amount	Weighted Financial Performance (80%)	Weighted Individual Performance (20%)	Weighted Bonus Payout % (of Target Bonus)	Actual Award
Sean M. Lannon	$492,200	43%	25%	68%	$333,418
Troy D. Weaver	$359,520	46%	34%	80%	$286,131
Brian A. Berube	$373,896	43%	25%	68%	$253,278
Hadi H. Awada	$356,895	43%	22%	65%	$232,287

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity Incentive Awards
Our NEOs are eligible to receive long-term equity incentive awards, which comprise a majority of their compensation opportunity. In 2022, our NEOs received long-term incentive awards under our A&R 2014 Plan. The allocation of 60% PSUs and 40% RSUs that were granted in connection with the 2022 annual grant of equity awards is designed to motivate and retain our executives and align their interests with those of our shareholders. All equity types are subject to a risk of forfeiture should the executive’s employment terminate prior to the vesting date absent certain exceptions. The equity award granted to Mr. Sachdev for his service as our interim CEO is described below under the heading “Interim CEO Compensation.”

Annual awards under our long-term incentive program were granted (at target value) in 2022 as follows:
Name	PSUs ($)	RSUs ($)(1)	Total ($)
Robert W. Bryant(2)	2,820,000	1,880,000	4,700,000
Sean M. Lannon	900,000	600,000	1,500,000
Troy D. Weaver	600,000	400,000	1,000,000
Brian A. Berube	660,000	440,000	1,100,000
Hadi H. Awada	480,000	320,000	800,000
(1)	Does not include retention RSUs discussed under “Retention Awards” below.
(2)	The RSUs and PSUs granted to Mr. Bryant were forfeited without payment in connection with Mr. Bryant's separation in August 2022.
Performance-Based Stock Awards
2022 Target PSUs
The target number of annual PSUs granted to our NEOs during the year ended December 31, 2022 is listed below.
Name	Target Number of PSUs Granted in 2022
Robert W. Bryant(1)	97,848
Sean M. Lannon	31,228
Troy D. Weaver	20,818
Brian A. Berube	22,900
Hadi H. Awada	16,654
(1)	The PSUs granted to Mr. Bryant were forfeited without payment in connection with Mr. Bryant's separation in August 2022.
2022 PSUs
PSUs granted in 2022 may be earned based on the Company’s performance relative to adjusted earnings per share (“Adjusted EPS”) and return on invested capital (“ROIC”) targets over four performance periods, comprising three individual annual performance periods, each of 2022, 2023 and 2024, as well as a single three-year cumulative performance period beginning on January 1, 2022 and ending on December 31, 2024. Each of the annual performance periods, as well as the cumulative three-year performance period, is weighted as shown below, with relative total shareholder return (“TSR”) serving as a modifying component to the total number of PSUs earned during all of the performance periods. The maximum number of shares that may be earned with respect to PSUs is 200% of the target number.

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Company TSR(1)	Modifier to Earned Award
Equal to or less than 25th percentile	Decrease by 25%
Greater than the 25th percentile but less than the 75th percentile	No Adjustment
Equal to or greater than the 75th percentile	Increase by 25%
(1)
Relative TSR is calculated as the percentage appreciation (positive or negative) of the average price of our common shares over the 20 consecutive trading days ending on the grant date and the 20 consecutive trading days ending on the third anniversary thereof, compared to companies in our predetermined peer group, with dividends paid to shareholders during such period deemed to be reinvested on the ex-dividend date.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding. Adjusted Net Income is GAAP net income adjusted for (i) certain non-cash items included within net income, (ii) certain items we do not believe are indicative of ongoing operating performance and (iii) certain nonrecurring, unusual or infrequent items that have not occurred within the last two years or we believe are not reasonably likely to recur within the next two years. ROIC is calculated as Adjusted EBIT (the same amount determined for purposes of the ABP) divided by invested capital. Invested capital is calculated as equity plus debt less cash and cash equivalents.
The Compensation Committee selected Adjusted EPS and ROIC as the performance metrics for the 2022 PSUs because they believe these metrics are important indicators of the performance and health of our Company in terms of profitability and capital discipline, which will have a direct impact on long-term, sustainable shareholder value. The Compensation Committee believes that this PSU design incentivizes management to focus on driving our financial performance and shareholder value. The Compensation Committee set threshold, target and maximum Adjusted EPS and ROIC performance targets for each performance period in February 2022 when the 2022 PSUs were awarded, with the performance targets selected based on the Company’s long-term strategic growth plan. The actual number of shares awarded will be between 0 and 200% of the target PSU grant.
The Compensation Committee determines Adjusted EPS and ROIC at the end of each performance period, and the results are measured against that period’s pre-established targets. In making such determination, the Compensation Committee has discretion to account for unusual events such as significant foreign currency exchange rate fluctuations, extraordinary transactions, asset dispositions and purchases and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of our performance. PSUs are “banked” (i.e., earned) for the performance periods based on the Compensation Committee’s determination of the Company’s achievement of Adjusted EPS and ROIC metrics, respectively, during the applicable performance period. Where performance for Adjusted EPS and ROIC is achieved at a level between threshold and target and target and maximum, the number of banked PSUs is calculated using straight-line interpolation. PSUs that are banked will, subject to the TSR modifier, vest

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following the Compensation Committee’s determination of performance (as well as TSR) for the three-year cumulative performance period. Accelerated vesting may occur upon certain terminations of employment following a Change-in-Control as described below under the section “Severance Arrangements.”
The table below sets forth the PSUs, as a percentage of the target PSU grant, that may be banked (subject to the TSR modifier) for the three annual performance periods as well as the three-year cumulative performance period, based on the Compensation Committee’s determination of the Company’s achievement of Adjusted EPS and ROIC metrics, respectively, for the applicable performance period.
PSU Banking for each Annual Performance Period (2022, 2023 and 2024) and the Cumulative Three-Year Performance Period (January 1, 2022 through December 31, 2024)
Actual Performance	PSUs that may be banked (as a percentage of the target award) based on actual Adjusted EPS performance	PSUs that may be banked (as a percentage of the target award) based on actual ROIC performance	Total PSUs that may be banked as % of target
<Threshold	0%	0%	0%
Threshold	4.375%	1.875%	6.25%
Target	17.5%	7.5%	25%
Maximum	35%	15%	50%
Earned awards, if any, will vest upon the Compensation Committee’s determination (in 2025) of the Company’s achievement of Adjusted EPS and ROIC metrics, as well as TSR, for the three-year cumulative performance period, subject to the executive’s continued employment as of the date of such determination. In the event that the TSR modifier would produce a payout greater than 200%, the number of earned shares would be reduced to 200% of target.
Banking for 2021 and 2022 PSU Awards
In February 2023, the Compensation Committee reviewed and approved the Company’s performance relative to the Adjusted EPS and ROIC performance targets that the committee set for the 2022 performance period under each of the plan designs for the 2021 PSUs (targets set in March 2021) and the 2022 PSUs (targets set in February 2022), including giving effect to the 2022 ABP Adjustments. The Adjusted EPS and ROIC results for the
2022 performance period for the 2021 PSUs were below threshold and, therefore, zero PSUs were banked under the 2021 PSUs in respect of such period. The Adjusted EPS and ROIC results for the 2022 performance period for the 2022 PSUs were each above threshold but less than target, resulting in 21.23% (out of a possible 25%) of the target number of PSUs banked for such performance period.
2020-2022 PSU Payout
Our NEOs then-serving were granted PSUs in 2020 that are comprised of four performance periods, three annual performance periods (2020, 2021 and 2022) and a cumulative three-year performance period (2020-2022). Each of the annual performance periods is weighted at 20% of the target number of PSUs and the cumulative performance is weighted at 40% of the target number of PSUs. The Compensation Committee reviewed in February 2023 the Company’s performance relative to the Adjusted EPS and ROIC performance targets that the Compensation Committee set for the 2022 performance period and the cumulative performance period, as well as the Company’s
TSR relative to the S&P 400 Materials index over the cumulative three-year performance period, under the Company’s 2020 PSUs (targets set in February 2020). The below table sets forth, with respect to the PSUs granted in 2020, the relevant Adjusted EPS and ROIC thresholds, targets and maximums, as well as the actual results, in each case for each of the relevant performance periods. Adjusted EPS and ROIC were below threshold for all performance periods, and, accordingly, no PSUs were earned for the PSUs granted to our then-serving NEOs in 2020, as shown below.

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Period	Weight	Metric(1)	Threshold	Target	Maximum	Result	% of Target	% Banked
2020	20%	Adjusted EPS (70%)	$1.40	$1.56	$1.72	$1.01	64.74%	—%
		ROIC (30%)	13.68%	15.20%	16.72%	10.24%	67.37%	—%
							2020 Total	—%
2021	20%	Adjusted EPS (70%)	$1.51	$1.77	$2.04	$1.34	75.71%	—%
		ROIC (30%)	14.11%	16.60%	19.09%	13.07%	78.73%	—%
							2021 Total	—%
2022	20%	Adjusted EPS (70%)	$1.58	$1.97	$2.36	$1.41	71.57%	—%
		ROIC (30%)	14.64%	18.30%	21.96%	13.99%	76.45%	—%
							2022 Total	—%
Cumulative 3-Years	40%	Adjusted EPS (70%)	$4.51	$5.30	$6.10	$3.76	70.94%	—%
		ROIC (30%)	14.20%	16.70%	19.21%	12.43%	74.43%	—%
							Cumulative Total	—%
(1)
For purposes of determining Adjusted EPS for the PSUs granted in 2020, step-up depreciation and amortization, which is included when calculating our externally-reported Adjusted diluted EPS, has been excluded from Adjusted Net Income, as it was not included in the Adjusted EPS targets set for the 2020 PSUs, and is therefore not reflected in the “Result” column of the table above.

RSUs
RSUs granted under our equity incentive plan generally have vesting schedules that are designed to encourage a recipient’s continued employment and to drive shareholder value. The annual RSUs granted to our NEOs in 2022 vest in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment on each applicable vesting date. Accelerated vesting may occur upon certain terminations of employment following a Change-in-Control as described below under the section “Severance Arrangements.” The number of annual RSUs granted to our NEOs during the year ended December 31, 2022 is listed below.
Name	Number of RSUs Granted 2022(1)
Robert W. Bryant(2)	65,233
Sean M. Lannon	20,819
Troy D. Weaver	13,880
Brian A. Berube	15,267
Hadi H. Awada	11,104
(1)	Does not include retention RSU awards described below.
(2)	Mr. Bryant’s RSUs were forfeited without payment in connection with his departure from Axalta in August 2022.

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COMPENSATION DISCUSSION AND ANALYSIS

Retention Awards
In July 2022, in connection with the departure of Mr. Bryant as the Company’s CEO, the Compensation Committee and the Board approved one-time retention RSU awards (“Retention Awards”) to our then-serving NEOs (other than Mr. Bryant), as well as certain other members of senior management. The Retention Awards for our NEOs had a grant date fair value as follows: Mr. Lannon - $1,500,000; Mr. Weaver - $1,000,000; Mr. Berube - $1,100,000 and Mr. Awada - $800,000. The Retention Awards vest 50% on each of the first and second anniversaries of the grant date, in each case subject to the executive’s continued employment on the applicable vesting date, and the awards provide for accelerated vesting in connection with termination of employment without “Cause” or for “Good Reason” (as such terms are described in the “Estimate of Payments and Benefits” section below). The Board also granted Mr. Lannon a one-time cash retention award of $3,500,000, in addition to his Retention Award, which cash award is repayable in full by Mr. Lannon if he terminates his employment (other than for “Good Reason”) or his employment is terminated for “Cause” prior to July 25, 2024.
The Retention Awards and Mr. Lannon’s cash award, and the relevant vesting schedules and other terms, were intended to retain critical talent throughout the vesting period, to promote stability and continuity among the senior management team, as well as deeper in the organization, in connection with Mr. Bryant’s departure, Mr. Sachdev’s service as interim CEO and the search for a new CEO that ultimately resulted in the appointment of Mr. Villavarayan. In particular, in approving the Retention Awards and Mr. Lannon’s cash award, including the amounts thereof, the Compensation Committee considered the potential for disruption among the senior management team given the CEO transition as well as the relatively low retentive value of senior management’s existing Axalta equity holdings.
Defined Contribution Plans
401(k) Plan
We maintain a defined contribution plan (the “401(k) Plan”) that is tax-qualified under Section 401(a) of the Code. The 401(k) Plan permits our eligible employees to defer receipt of portions of their eligible compensation, subject to certain limitations imposed by the Code. Employees may make pre-tax contributions, Roth contributions, catch-up contributions and after-tax contributions to the 401(k) Plan. The 401(k) Plan provides matching contributions in an amount equal to 100% of each participant’s pre-tax contributions and/or Roth contributions up to a maximum of 4% of the participant’s annual eligible compensation, subject to certain other limits, and a non-discretionary Company contribution of up to 3% of the participant’s annual eligible compensation. Participants are 100% vested in all contributions, including Company contributions. The 401(k) Plan is offered on a nondiscriminatory basis to all of our U.S. salaried employees, including the NEOs.
Deferred Compensation Plans
In addition to the 401(k) Plan, in 2022 we maintained two nonqualified deferred compensation plans for a select group of highly compensated, senior management employees, including NEOs.
The Axalta Coating Systems, LLC Retirement Savings Restoration Plan, which has been frozen since 2014, permitted participants to defer their base salary in excess of the Code compensation limits (up to a maximum of 6%), and provided matching contributions in an amount equal to 100% of the participant’s contributions as well as a nonelective contribution equal to 3% of the participant’s compensation that is in excess of the annual limit under section 401(a)(17) of the Code.
The Axalta Coating Systems, LLC Nonqualified Deferred Compensation Plan became effective June 1, 2014. Members of our senior management team, including our NEOs, are eligible to defer up to 100% of their base salary in excess of the annual limits under section 401(a)(17) of the Code to this plan, provided that these individuals first maximize their elective deferrals to the 401(k) Plan. Participants in the plan may also defer future bonus amounts. This plan provides for a 4% excess matching contribution and a 3% excess contribution on deferred salary, each provided at the Company’s discretion, as well as an additional discretionary contribution as determined by the Compensation Committee.

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Other Compensation Policies and Considerations
Executive Officer Stock Ownership Guidelines
To directly align the interests of our NEOs with our shareholders, our Compensation Committee has adopted stock ownership and holding guidelines. The guidelines require that, within five years of becoming subject to the guidelines, or the appointment to their current position, our NEOs and other officers listed below must directly or indirectly own an amount of our common shares at least equal to the multiple of their respective base salaries set forth below.
Group	Ownership Level
CEO	5X base salary
Executive Vice President and Senior Vice President direct reports to CEO	2X base salary
An executive who does not satisfy the ownership requirement must retain 50% of our common shares acquired upon stock option exercises and 75% of our common shares issued upon the vesting of restricted stock units and performance share unit grants, in each case net of applicable taxes, until the executive satisfies the ownership requirement. The Compensation Committee reviews each NEO’s compliance with the stock ownership and holding guidelines on an ongoing basis based on the NEO’s current base salary and the price of our common shares. All of our NEOs met the guidelines or were within the grace period as of December 31, 2022.
Prohibition on Pledging, Hedging and Other Transactions
Our insider trading policy prohibits our officers, directors and employees from pledging their Axalta common shares as collateral to secure loans, utilizing their common shares as collateral for margin loans, engaging in hedging transactions and otherwise speculating on short-term movements in the price of our common shares.
Incentive Compensation Recoupment Policy
The Company has an Incentive Compensation Recoupment Policy (the “Recoupment Policy”) that provides, among other things, that, in the event the Company must restate its financial results to correct an accounting error due to material noncompliance with any financial reporting requirement under applicable securities laws within three years after the first issuance of such results, the Company, at the discretion of the Compensation Committee, may seek to recover any incentive compensation (cash or equity-based) from all executive officers and other senior leadership team members if a lower award would have been made based upon the restated results. The Recoupment Policy also permits the
Compensation Committee to recoup incentive compensation in certain other instances, including as a result of a covered person’s material breach of certain Company policies, such as the Code of Business Conduct and Ethics. The Compensation Committee is reviewing the final rule issued by the SEC implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to recoupment of incentive-based compensation, as well as the NYSE’s proposed listing standards regarding the same, and will amend the Recoupment Policy when appropriate in accordance with the final SEC rules and NYSE listing standards.
Severance Arrangements
The Company previously entered into Executive Restrictive Covenant and Severance Agreements with each of Messrs. Bryant, Lannon and Berube (collectively, the “Executive Agreements”), and Messrs. Awada and Weaver are participants under the Company’s Restrictive Covenant and Severance Policy (the “Severance Policy”). In 2020, prior to the employment of Mr. Awada and the appointment of Mr. Weaver to his current role, the Company determined to utilize the Severance Policy instead of Executive Restrictive Covenant and Severance Agreements for new members of senior leadership other than the CEO. The rights of our NEOs under the Executive Agreements and the Severance Policy, which are described in the graphic below, are substantially similar, and, as used in this Compensation Discussion and Analysis, references to “Severance Arrangements” should be read to include the Executive Agreements and the Severance Policy except where otherwise noted.

2023 PROXY STATEMENT	73

COMPENSATION DISCUSSION AND ANALYSIS

(1)
With respect to the Executive Agreements, executive’s (i) annual base salary equals the greater of the executive’s base salary (x) at the time of the triggering event, and (y) at the highest level in effect at any time during the 90-day period prior to the triggering event; and (ii) target annual bonus amount equals the greater of the target annual bonus amount (x) as in effect at the time of the triggering event, and (y) at the highest level in effect at any time during the 90-day period prior to the triggering event.

(2)
With respect to the Executive Agreements, executive’s (i) annual base salary equals the greater of the executive’s base salary (x) at the time of the triggering event, (y) at the highest level in effect at any time during the 90-day period prior to the triggering event and (z) at the highest level in effect at any time during the 90-day period prior to the Change-in-Control of the Company; and (ii) target annual bonus amount equals the greater of the target annual bonus amount (x) as in effect at the time of the triggering event, (y) at the highest level in effect at any time during the 90-day period prior to the triggering event, or (z) at the highest level in effect at any time during the 90-day period prior to a Change-in-Control.

The foregoing amounts are in addition to the payment of all earned but unpaid base salary through the termination date and any other vested benefits to which the executive is entitled under the Company’s benefit plans and arrangements.

74	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Bryant Separation Agreement
In connection with Mr. Bryant’s stepping down from his position as Chief Executive Officer and President and as a member of the Board of Directors, the Company and Mr. Bryant entered into a Separation and Release Agreement pursuant to the terms of the Third Amended and Restated Executive Restrictive Covenant and Severance Agreement, dated as of December 10, 2018 (the “Bryant Executive Agreement”), by and among Mr. Bryant, the Company and Axalta Coating Systems, LLC. Under the Bryant Executive Agreement, because the termination of Mr. Bryant’s employment was a “Qualifying Termination”, Mr. Bryant was entitled to, subject to his execution and non-revocation of a general release of claims and compliance with certain restrictive covenants, including non-competition obligations, (1) a cash severance payment in the amount of $4,840,000, payable over 24 months in regular installments, and (2) certain other benefits under the terms of the Bryant Executive Agreement, including a lump sum cash payment in an aggregate amount equal to 24 months of the applicable monthly premium cost that Mr. Bryant would be required to pay to continue qualifying health coverage under COBRA. All of Mr. Bryant's unvested equity awards were forfeited without payment upon the termination of his employment.
Interim CEO Compensation
In July 2022, Mr. Sachdev was appointed as our interim CEO and President, effective August 31 2022, and, in connection with his appointment, Mr. Sachdev entered into an offer letter with respect to the compensation payable to him for such service. The offer letter, including the compensation payable thereunder, was approved by the Compensation Committee, after discussion with the Board (excluding Mr. Sachdev) and based upon advice from the Compensation Committee’s then-serving independent compensation consultant, Willis Towers Watson. The Board and the Compensation Committee considered the critical role that Mr. Sachdev would serve during the Company’s search for a new CEO, particularly amidst the backdrop of a challenging business environment, and, accordingly, approved the following compensatory arrangements under the offer letter:
•	An annual base salary of $1,100,000.
•
A sign-on RSU award with a value of $6,000,000. The award provided for monthly vesting subject to Mr. Sachdev’s continued employment as interim CEO over the 12 months following Mr. Sachdev’s commencement of employment and accelerated vesting of two thirds of the number of RSUs awarded (less RSUs that had previously vested) if the Company appointed a new CEO and President prior to the eight month anniversary of Mr. Sachdev’s start date. Accordingly, effective as of Mr. Villavarayan’s appointment as our CEO and President on January 1, 2023, two thirds of Mr. Sachdev’s award (less RSUs that had previously vested) immediately became vested.

Chief Executive Officer and President Employment Matters
In November 2022, Mr. Villavarayan was appointed as our CEO and President, effective January 1, 2023, and, in connection with his appointment, Mr. Villavarayan entered into an offer letter with the Company that provides for the following compensatory arrangements:
•	An initial annual base salary of $1,000,000.
•	A target ABP percentage for 2023 of 125% of his annual base salary.
•
2023 long-term equity incentive awards with an aggregate target grant date value of $5,650,000, to be granted on the same terms and the same time as the annual long-term equity incentive awards provided to the Company’s senior management.

•
Transition and relocation financial assistance and the agreement by the Company to cover up to $35,000 of Mr. Villavarayan’s legal fees incurred in connection with his entering into employment with the Company.

In addition, Mr. Villavarayan and Axalta entered into an Executive Restrictive Covenant and Severance Agreement that is substantially similar to the Executive Agreements described above.

2023 PROXY STATEMENT	75

COMPENSATION DISCUSSION AND ANALYSIS

Other Elements of Compensation and Perquisites
We provide our NEOs with certain relatively low-cost personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which are nonetheless an important factor in attracting and retaining talented executives. Our NEOs are eligible under the same plans as all other employees for medical, dental, vision and short-term and long-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program. We also provide the following additional perquisites to our NEOs and certain other senior management personnel: executive physical, umbrella liability insurance, supplemental long-term disability insurance, global travel insurance, travel for spousal attendance at certain business functions and limited personal use of tickets for sporting and cultural events previously acquired by the Company for business entertainment purposes.

76	AXALTA COATING SYSTEMS

COMPENSATION COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.
The Compensation Committee of the Board of Directors consists of the three directors named below.
The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis,” or CD&A, section of this Proxy Statement required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on the Committee’s review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Respectfully submitted,
COMPENSATION COMMITTEE
William M. Cook (Chair)
Deborah J. Kissire
Robert M. McLaughlin

2023 PROXY STATEMENT	77

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our NEOs for the years ended December 31, 2022, 2021 and 2020.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Compensation Plan ($)(4)	All Other ($)(5)	Total ($)
Robert W. Bryant	2022	765,885	—	4,877,099	—	—	4,971,490	10,614,474
Former Chief Executive Officer	2021	1,062,196	—	4,670,206	—	970,822	71,994	6,775,219
and President	2020	951,846	—	4,434,836	—	1,016,600	70,073	6,473,355
Rakesh Sachdev	2022	379,932	—	6,199,964	—	—	22,238	6,602,134
Former Interim Chief Executive Officer	2021(6)	—	—	—	—	—	—	—
and President	2020(6)	—	—	—	—	—	—	—
Sean M. Lannon	2022	604,413	3,500,000	3,056,507	—	333,418	46,879	7,541,217
Senior Vice President and	2021	569,135	—	1,206,882	—	352,728	43,511	2,172,255
Chief Financial Officer	2020	502,500	—	1,095,658	—	396,000	46,062	2,040,220
Troy D. Weaver	2022	504,554		2,037,654	—	286,131	44,228	2,872,567
Senior Vice President,	2021	471,923		839,588	—	460,514	27,905	1,799,930
Global Refinish	2020	405,385	—	782,605	—	267,750	29,606	1,485,346
Brian A. Berube	2022	529,948	—	2,241,406		253,278	43,454	3,068,086
Senior Vice President,	2021	515,323	—	997,000	—	278,352	43,976	1,834,651
General Counsel & Corporate Secretary	2020	465,802	—	991,308	—	300,297	45,025	1,802,432
Hadi H. Awada,	2022	505,852	—	1,630,116	—	232,287	38,985	2,407,240
Senior Vice President,	2021	495,000	—	839,588	—	180,380	36,749	1,551,717
Global Mobility Coatings	2020	95,192	334,000	423,852	—	61,348	6,283	920,675
(1)
Reflects base salary actually paid to each NEO for the applicable calendar year. The 2022 base salary rates as approved by the Compensation Committee, effective as of March 29, 2022, were as follows: Mr. Bryant, $1,100,000; Mr. Lannon, $615,250; Mr. Weaver, $513,600; Mr. Berube $534,137; and Mr. Awada $509,850 . Mr. Sachdev’s base salary rate, $1,100,000, was set pursuant to his offer letter. For additional information, see “Compensation Discussion and Analysis – Base Salary.” With respect to Mr. Sachdev, the amount in this column also reflects $49,932 Mr. Sachdev received as his cash retainer for his service as a non-employee director prior to becoming the Company’s interim CEO and President in August 2022.

(2)
With respect to Mr. Lannon, represents a cash retention award, as discussed under “Retention Awards” in “Compensation Discussion and Analysis’’ above, the entire amount of which is subject to clawback or recoupment if (1) Mr. Lannon resigns without “Good Reason” or his employment is terminated for “Cause” during the period beginning on July 25, 2022 and ending on July 25, 2024, or (2) Mr. Lannon breaches any non-competition and certain other restrictive covenants. With respect to Mr. Awada, represents a $334,000 cash sign-on bonus, which is subject to repayment if, prior to the third anniversary of his start date, Mr. Awada terminates his employment (other than due to his death or disability) or the Company terminates Mr. Awada’s employment for “Cause.”

(3)
Amounts represent the aggregate grant date fair value of stock awards determined in accordance with FASB ASC Topic 718. Refer to Note 9 in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for information regarding the assumptions used to value these awards. These values do not represent amounts paid to or realized by the applicable NEO. Stock awards for 2022 include the RSUs granted to Mr. Sachdev for agreeing to serve as interim CEO, as described under “Interim CEO Compensation,” the annual grant of RSUs to Mr. Sachdev as part of the non-employee director compensation program, as described under “Director Compensation,” and the retention RSUs provided to the other NEOs (other than Mr. Bryant), as described under “CEO Transition and Related Compensation Decisions” and “Retention Awards” in “Compensation Discussion and Analysis” above. Stock awards granted in 2022 include both time-based RSUs and performance-based PSUs, and the grant date fair value included for PSUs is based on performance at target levels, which was the assumed probable outcome of such conditions as of the grant date. Assuming that the highest level of performance conditions will be achieved for the PSUs, the grant date values of the total stock awards made in the fiscal year ended December 31, 2022 are as follows: Mr. Bryant, $7,874,184; Mr. Lannon, $4,013,021; Mr. Weaver, $2,675,309; Mr. Berube, $2,942,833; and Mr. Awada, $2,140,228. Mr. Sachdev was not granted a PSU award for his service as our interim CEO. The 2022 RSUs and PSUs granted to Mr. Bryant were forfeited without payment in connection with his separation in August 2022.

(4)	Amounts represent awards earned under our ABP. For additional information, see “Annual Performance-Based Compensation” in “Compensation Discussion and Analysis” above.

78	AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

(5)
Other compensation for the year ended December 31, 2022 includes (i) the value of certain perquisites provided to the NEOs, (ii) our contributions to the NEOs’ 401(k) and deferred compensation plan accounts, and (iii) severance payments and benefits provided to Mr. Bryant in connection with his separation in August 2022, in each case as set forth in the following table.

Name	Year	Transportation Related ($)	Individual Liability Insurance ($)	Individual Disability Insurance ($)	Employer Contribution to 401(k) ($)	Employer Contribution to Nonqualified Deferred Compensation Plan ($)	Executive Physicals ($)	Other Payments ($)(i)	Total ($)(ii)
Robert W. Bryant	2022	—	1,712	2,568	12,200	18,435	—	4,936,575	4,971,490
Rakesh Sachdev	2022	—	1,990	944	19,304	—	—	—	22,238
Sean M. Lannon	2022	—	1,990	2,580	21,350	20,959	—	—	46,879
Troy D. Weaver	2022	—	1,990	3,919	21,350	13,969	3,000	—	44,228
Brian A. Berube	2022	—	1,990	4,367	21,350	15,746	—	—	43,454
Hadi H. Awada	2022	—	1,900	1,586	21,350	14,060	—	—	38,895
(i)	Represents severance payments made to Mr. Bryant in connection with his departure as our Chief Executive Officer.
(ii)
From time to time the Company allows its employees, including the NEOs, the personal use of tickets for sporting and cultural events previously acquired by the Company for business entertainment purposes. In addition, from time to time an executive’s spouse may accompany him or her on a business-related flight aboard a private aircraft. There is no incremental cost to the Company for the use of such tickets or such flights and therefore such items are not reflected in the amounts above.

(6)	Mr. Sachdev joined our Board in August 2020 and served as our interim CEO from August 31, 2022 through December 31, 2022, after which time he became our non-executive Board Chair.

2023 PROXY STATEMENT	79

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards
Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert W. Bryant	ABP		660,000	1,320,000	2,640,000
	PSU	2/15/2022				24,462	97,848	195,696		2,997,084
	RSU	2/15/2022							65,233	1,880,015
Rakesh Sachdev	ABP
	RSU	2/15/2022							6,939	199,982
	RSU	8/31/2022							233,009	5,999,982
Sean M. Lannon	ABP		246,100	492,200	984,400
	PSU	2/15/2022				7,807	31,228	62,456		956,514
	RSU	2/15/2022							20,819	600,004
	RSU	7/27/2022							61,000	1,499,990
Troy D. Weaver	ABP		179,760	359,520	719,040
	PSU	2/15/2022				5,205	20,818	41,636		637,655
	RSU	2/15/2022							13,880	400,022
	RSU	7/27/2022							40,666	999,977
Brian A. Berube	ABP		186,948	373,896	747,792
	PSU	2/15/2022				5,725	22,900	45,800		701,427
	RSU	2/15/2022							15,267	439,995
	RSU	7/27/2022							44,733	1,099,984
Hadi H. Awada	ABP		178,448	356,895	713,790
	PSU	2/15/2022				4,164	16,654	33,308		510,112
	RSU	2/15/2022							11,104	320,017
	RSU	7/27/2022							32,533	799,986
(1)
The amounts shown for the ABP represent estimated possible payouts depending on the Company’s financial performance and the participants’ individual performance. Threshold payout reflects threshold Company performance and a 50% individual performance payout. Target payout reflects target Company performance and a 100% individual performance payout. Maximum payout reflects maximum Company performance and a 200% individual performance payout. The amount that can be earned ranges from 0 to 200% of the target payout amount. The actual amounts earned for 2022 are reported in the Summary Compensation Table. For a full description of the ABP, see the heading “Annual Performance-Based Compensation” in “Compensation Discussion and Analysis” above.

(2)
Annual PSUs were awarded in February 2022, with the number of PSUs equal to the target award value divided by the closing stock price on the grant date. The 2022 PSUs cover four performance periods, three annual performance periods (2022, 2023 and 2024) and a three-year cumulative performance period (2022-2024). TSR serves as a modifier for the number of PSUs earned during the performance periods. PSUs can vest between 0% to 200% of the target award value. See the “Long-Term Equity Incentive Awards – Performance-Based Stock Awards” section in “Compensation Discussion and Analysis” above for more detail.

(3)
Annual RSUs were awarded in February 2022, with the number of PSUs equal to the target award value divided by the closing stock price on the grant date. The February 2022 RSUs granted to Messrs. Bryant, Lannon, Weaver, Berube and Awada vest in equal annual installments over three years. The RSUs granted to Mr. Sachdev in February 2022 were made under the Company’s non-employee director compensation program and vested on the first anniversary of the grant date. The retention RSUs granted in July 2022 to Messrs. Lannon, Weaver, Berube and Awada vest 50% on each of the first and second anniversaries of the grant date. Mr. Sachdev was also granted RSUs in connection with his service as the Company’s interim CEO and President, as described in “Other Compensation Policies and Considerations - Interim CEO Compensation” in “Compensation Discussion and Analysis” above.

(4)
The grant date fair values for RSUs and PSUs were determined in accordance with ASC 718. The grant date fair value for RSUs equaled the closing stock price on the date of the grant. The grant date fair value for PSUs was determined using a valuation methodology (Monte Carlo simulation model) to account for the market conditions linked to these awards. Refer to Note 9 in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for additional information regarding the assumptions used to value these awards.

80	AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

Outstanding Equity Awards
The following table provides information regarding the equity awards held by the NEOs as of December 31, 2022.
Name	Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Robert W. Bryant	2/25/2019	154,320		27.01	2/28/2023
	2/5/2018	47,827		29.81	2/28/2023
	2/6/2017	48,825		29.48	2/28/2023
	5/12/2015	74,698		32.50	2/28/2023
Rakesh Sachdev	8/31/2022					155,337(5)	3,956,433
	2/15/2022					6,939	176,736
Sean M. Lannon	7/27/2022					61,000	1,553,670
	2/15/2022					20,819	530,260
	2/15/2022							7,807	198,844
	3/3/2021					11,054	281,545
	3/3/2021							6,217	158,347
	2/19/2020					4,710	119,964
	2/19/2020					0(6)	—
	2/25/2019	38,580		27.01	2/25/2029
	2/5/2018	9,884		29.81	2/5/2028
	2/6/2017	9,765		29.48	2/6/2027
	2/2/2016	12,106		23.24	2/2/2026
	5/12/2015	14,939		32.50	5/12/2025
Troy D. Weaver	7/27/2022					40,666	1,035,763
	2/15/2022					13,880	353,524
	2/15/2022							5,205	132,559
	3/3/2021					7,690	195,864
	3/3/2021							4,325	110,158
	2/19/2020					3,364	85,681
	2/19/2020					0(6)	—
	2/25/2019	11,574		27.01	2/25/2029
	2/5/2018	8,768		29.81	2/5/2028
	2/6/2017	8,951		29.48	2/6/2027
	2/2/2016	11,006		23.24	2/2/2026
	5/12/2015	10,457		32.50	5/12/2025
Brian A. Berube	7/27/2022					44,733	1,139,350
	2/15/2022					15,267	388,850
	2/15/2022							5,725	145,816
	3/3/2021					9,131	232,567
	3/3/2021							5,136	130,814
	2/19/2020					4,261	108,528
	2/19/2020					0(6)	—
	6/14/2019	29,205		26.08	6/14/2029
	6/14/2019	37,387		26.08	6/14/2029
Hadi H. Awada	7/27/2022					32,533	828,616
	2/15/2022					11,104	282,819
	2/15/2022							4,164	106,044
	3/3/2021					7,690	195,864
	3/3/2021							4,325	110,158
	10/12/2020					8,173	208,166
(1)
Annual RSUs granted in February 2020, March 2021, and February 2022 vest one-third on the first, second and third anniversaries of the grant date. The sign-on RSUs granted to Mr. Awada in October 2020 vest 50% on each of the second and third anniversaries of the grant date. The July 2022 retention RSU awards vest 50% on each of the first and second anniversaries of the grant date. The February 2022 RSUs granted to

2023 PROXY STATEMENT	81

EXECUTIVE COMPENSATION

Mr. Sachdev were made under the Company’s non-employee director compensation program and vest on the first anniversary of the grant date. The August 2022 RSUs granted to Mr. Sachdev were made in connection with his appointment as our Interim CEO and President, as described in “Other Compensation Policies and Considerations - Interim CEO Compensation” in “Compensation Discussion and Analysis” above.
(2)
These values equal the number of RSUs and 2020-2022 performance cycle PSUs indicated, as applicable, multiplied by the closing price of our common shares ($25.47) on December 30, 2022. The actual value of awards at the end of the applicable performance or vesting cycle, as applicable, may vary from the valuations indicated above.

(3)
Based on performance through December 31, 2022, PSUs for the 2021-2023 performance cycle (granted in March 2021) reflect a threshold performance payout level (25%) and PSUs for the 2022-2024 performance cycle (granted in February 2022) reflect a threshold performance payout level (25%). PSUs for the 2021-2023 and 2022-2024 performance cycles will vest, if at all, following the Compensation Committee’s determination of PSUs earned in 2024 and 2025, respectively.

(4)
These values equal the number of PSUs indicated multiplied by the closing price of our common shares ($25.47) on December 30, 2022. The actual value of awards at the end of the applicable performance cycle may vary from the valuations indicated above.

(5)
The RSUs granted to Mr. Sachdev in connection with his service as our interim CEO became vested effective as of Mr. Villavarayan's appointment as our CEO, on January 1, 2023, as described in more detail under the heading “Interim CEO Compensation” above, and were settled and converted into common shares in January 2023.

(6)	Represents PSUs for the 2020-2022 performance cycle, reflecting the actual performance payout level of 0%, which was determined by the Compensation Committee in February 2023.
2022 Options Exercised and Shares Vested
The value of the stock options exercised and shares acquired on vesting of RSUs by each NEO during 2022 are set forth in the table below:
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert W. Bryant	61,634	108,476	80,197	2,234,072
Rakesh Sachdev	—	—	7,208	185,822
Sean M. Lannon	—	—	20,175	561,591
Troy D. Weaver	—	—	16,280	443,689
Brian A. Berube	—	—	29,277	764,351
Hadi H. Awada	—	—	12,017	273,020
(1)
The value realized on exercise is equal to the difference between the option exercise price and the value of the shares on the exercise date, multiplied by the number of shares being exercised, without taking into account any taxes that may be payable in connection with the transaction.

(2)	The value realized on vesting of RSUs is equal to the closing market price on the vesting date multiplied by the total number of RSUs vested.

82	AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

Pension Benefits for 2022
Our NEOs do not participate in any pension plans and received no pension benefits during the year ended December 31, 2022.
Nonqualified Deferred Compensation
The following table provides information on the Company’s defined contribution deferred compensation plans, the Axalta Coating Systems, LLC Nonqualified Deferred Compensation Plan (the “NDCP”) and the Axalta Coating Systems, LLC Retirement Savings Restoration Plan (the “RSRP”) that, during 2022, provided for deferrals of compensation on a basis that is not tax-qualified. Mr. Sachdev did not participate in any of these plans during 2022. For additional information, see the discussion above under “Defined Contribution Plans — Deferred Compensation Plans.”
Name	Plan	Year	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals in Last FY ($)(4)	Aggregate Balance at Last FYE ($)(5)
Robert W. Bryant	RSRP	2022	—	—	759	—	48,030
	NDCP	2022	14,495	18,435	1,730	—	137,561
	Total		14,495	18,435	2,489	—	185,591
Sean M. Lannon	RSRP	2022	—	—	-53	—	251
	NDCP	2022	124,039	20,959	-36,138	128,387	332,034
	Total		124,039	20,959	-36,191	128,387	332,285
Troy D. Weaver	RSRP	2022	—	—	—	—	—
	NDCP	2022	12,642	13,969	-2,411	—	37,767
	Total		12,642	13,969	-2,411	—	37,767
Brian A. Berube(6)	RSRP	2022	—	—	—	—	—
	NDCP	2022	12,326	15,746	-10,499	—	77,239
	Total		12,326	15,746	-10,499	—	77,239
Hadi H. Awada(6)	RSRP	2022	—	—	—	—	—
	NDCP	2022	33,726	14,060	-3,052	—	65,866
	Total		33,726	14,060	-3,052	—	65,866
(1)	Reflects elective deferrals of base salary and annual bonus. These amounts, if any, are also reflected in the Summary Compensation Table in the Salary and/or Bonus columns, as applicable.
(2)	These amounts are also reflected in the Summary Compensation Table in the All Other compensation column.
(3)
Earnings represent returns on investments in investment alternatives elected by the participant. The investment alternatives are the same investment alternatives available to employees under the 401(k) Plan, except that the 401(k) Plan offers a Federal Money Market fund investment that is not offered under the RSRP and NDCP.

(4)
Under the NDCP, participants may elect to receive all or a portion of the vested balance of the participant’s account as soon as practicable (but no longer than 90 days) following the earlier of the January 1st or July 1st following the participant’s death, disability or other separation from service, with payment in a lump sum or up to 10 annual installments. A participant may also elect to receive all or a portion of the vested balance of the participant’s account while still providing services, in a lump sum in the calendar month designated by the participant, provided, that, if the participant’s death, disability or separation from service precedes the in-service distribution date elected by the participant, the vested balance of the participant’s account will be distributed in connection with the participant’s death, disability or other separation from service. Under the RSRP, a participant may elect to receive payments upon separation from service, or in any year up to five years thereafter either in a lump sum or in annual installments for up to 15 years.

(5)	All or a portion of these amounts have been reported in the Summary Compensation Table for Messrs. Bryant, Lannon, Weaver and Berube in previous years.
(6)	The RSRP was frozen before Mr. Berube and Mr. Awada joined Axalta.

2023 PROXY STATEMENT	83

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change-in-Control
Severance Arrangements
Each of our NEOs, other than Mr. Sachdev, has a Severance Arrangement that provides for severance benefits upon termination of employment. See “Severance Arrangements” above for a description of the Severance Agreements and the severance entitlements thereunder. No severance is payable under the Severance Arrangements in connection with a termination of a NEO’s employment by us for Cause, by the NEO without Good Reason or due to the NEO’s death or disability, and the Severance Arrangements do not contain any “single-trigger” provisions that would entitle the NEOs to payments, vesting or other entitlements solely due to a Change-in-Control.
Equity Award Agreements and Equity Plan
Our NEOs’ equity award agreements and our equity plan contain provisions relating to termination of employment and a Change-in-Control as described below.
The award agreements governing our NEOs’ RSUs and options provide for 100% accelerated vesting if the NEO’s employment is terminated by us without Cause within two years following a Change-in-Control. The award agreements governing our NEOs’ 2020, 2021 and 2022 PSUs provide that if a Change-in-Control occurs the number of PSUs earned will equal the sum of any “banked” amounts relating to completed performance periods, plus (x) 100%, 80% or 60% of the target number of PSUs if the Change-in-Control occurs during fiscal year 2020, 2021 or 2022, respectively, with respect to the 2020 PSUs, (y) 100%, 75% or 50% of the target number of PSUs if the Change-in-Control occurs during fiscal year 2021, 2022 or 2023, respectively, with respect to the 2021 PSUs and (z) 100%, 75% or 50% of the target number of PSUs if the Change-in-Control occurs during fiscal year 2022, 2023 or 2024, respectively, with respect to the 2022 PSUs. Subject to the NEO’s continued employment, these PSUs will vest on the last day of the performance period, provided that vesting will be accelerated if the NEO’s employment is terminated by us without Cause or by the NEO for Good Reason within two years following the Change-in-Control or if the successor entity in the Change-in-Control does not assume or substitute the awards in connection with the Change-in-Control.
The award agreements governing the NEOs’ 2020, 2021 and 2022 annual equity awards also provide for accelerated vesting if the applicable NEO’s employment is terminated due to the NEO’s death or if we terminate the NEO’s employment due to the NEO’s disability, with the number of PSUs accelerated equal to target level of performance.
Our equity plan gives the plan administrator (our Compensation Committee) discretion regarding treatment of outstanding equity awards in connection with a Change-in-Control and other transactions, which may include, among other things, canceling the awards in exchange for cash payments, accelerating the vesting of awards or providing for the successor entity to assume or substitute awards. The equity plan also provides that if a successor entity refuses to assume or substitute awards in connection with a Change-in-Control, the awards will either be canceled in exchange for cash payments or become fully vested.

84	AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

Estimate of Payments and Benefits
The table below reflects the severance payments and benefits and equity award vesting entitlements our NEOs (other than Messrs. Bryant and Sachdev) would have been entitled to assuming a termination of employment effective as of December 31, 2022 (i) by us without Cause in the case of all NEOs, (ii) by a NEO for Good Reason (not in connection with a Change-in-Control), in the case of Messrs. Lannon and Berube, (iii) by us without Cause or by the NEO for Good Reason within two years following a Change-in-Control and (iv) due to the NEO’s death or by us due to the NEO’s disability. A description of the severance payments and benefits actually paid or provided to Mr. Bryant in connection with the termination of his employment, and the RSUs earned by Mr. Sachdev in connection with the end of his service as our interim CEO and President are described under “Bryant Separation Agreement” and “Interim CEO Compensation” in “Compensation Discussion and Analysis” above.
The NEOs would not be entitled to any severance payments or benefits or accelerated vesting of equity awards upon a termination of their employment by us for Cause or by the NEO without Good Reason. The estimated value of accelerated vesting of equity awards was determined based on the closing price of our common shares on December 30, 2022, which was the last trading day during the year. We would not reimburse NEOs for any excise or other taxes they owe under Section 4999 of the Code or otherwise due to their receipt of “excess parachute payments.” The total benefits provided to a NEO in connection with a Change-in-Control would be reduced to the extent necessary to avoid the imposition of the Section 4999 excise tax if the effect of such reduction would be to place the NEO in a better after-tax economic position than if no such reduction had been made.
Name	Payment Type	Death/Disability ($)	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason Following a Change-in-Control ($)
Sean M. Lannon	Salary Severance	—	615,250	1,230,500
	Bonus Severance(1)	—	492,200	984,400
	Equity Award Vesting	3,647,965(2)	1,553,670(3)	3,647,965(2)
	Other Severance(4)	—	24,837	49,675
	Total	3,647,965	2,685,957	5,912,540
Troy D. Weaver	Salary Severance	—	513,600	1,027,200
	Bonus Severance(1)	—	364,132	719,040
	Equity Award Vesting	2,457,352(2)	1,035,763(3)	2,457,352(2)
	Other Severance(4)	—	11,497	22,993
	Total	2,457,352	1,924,992	4,226,585
Brian A. Berube	Salary Severance	—	534,137	1,068,273
	Bonus Severance(1)	—	373,896	747,791
	Equity Award Vesting	2,758,649(2)	1,139,349(3)	2,758,649(2)
	Other Severance(4)	—	20,749	41,499
	Total	2,758,649	2,068,131	4,616,212
Hadi H. Awada	Salary Severance	—	509,850	1,019,700
	Bonus Severance(1)	—	356,895	713,790
	Equity Award Vesting(2)	2,199,926(5)	1,036,782(6)	2,199,926(5)
	Other Severance(4)	—	25,149	50,297
	Total	2,199,926	1,928,676	3,983,713
(1)
In addition to the amount shown, each NEO is entitled to receive an amount equal to any bonus earned by the NEO for the year prior to the year of termination, to the extent unpaid as of the termination date.

(2)
Reflects 2020, 2021 and 2022 annual grants of RSUs and PSUs, as applicable, and the retention RSUs granted in 2022 as described under the heading “Retention Awards” in “Compensation Discussion and Analysis” above. As described in more detail above under the heading “2020-2022 PSUs,” the 2020 PSUs vested in February 2023 at 0% of target, which 0% vesting is reflected in the applicable amounts shown.

(3)
Reflects the retention RSUs granted in 2022, as described under the heading “Retention Awards” in “Compensation Discussion and Analysis” above, which RSUs would vest upon a termination of the applicable NEO by us without Cause or by the applicable NEO for Good Reason.

(4)
Reflects estimated premium payment needed to continue group medical, dental and vision health insurance coverage for a period of 12 months after the termination date (or 24 months after a Change-in-Control).

(5)
Reflects 2021 and 2022 annual grants of RSUs and PSUs, as applicable, and the retention RSUs granted in 2022 as described under the heading “Retention Awards” in “Compensation Discussion and Analysis” above. Also reflects the unvested portion of the sign-on RSUs Mr. Awada received when he joined the Company in October 2020.

(6)
Reflects the retention RSUs granted in 2022, as described under the heading “Retention Awards” in “Compensation Discussion and Analysis” above, which would vest upon a termination of Mr. Awada's employment without Cause or upon a termination by Mr. Awada for Good Reason, as well as the unvested portion of the sign-on RSUs Mr. Awada received when he joined the Company in October 2020. Such sign-on RSUs would vest upon a termination of Mr. Awada's employment by us without Cause, but not upon a termination by Mr. Awada for Good Reason.

2023 PROXY STATEMENT	85

EXECUTIVE COMPENSATION

The following definitions apply to the above termination scenarios:
•
Termination without Cause. A termination without “Cause” would occur if the Company terminates a NEO’s employment for any reason other than (i) the Board’s determination that the NEO failed to substantially perform the NEO’s duties (other than any such failure resulting from the NEO’s disability); (ii) the Board’s determination that the NEO failed to carry out or comply with any lawful and reasonable directive of the Board or the NEO’s immediate supervisor; (iii) the NEO’s conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any felony, indictable offense or crime involving moral turpitude; (iv) the NEO’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its subsidiaries or while performing the NEO’s duties and responsibilities; or (v) the NEO’s commission of an act of fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duty against the Company or any of its subsidiaries. If the NEO fails to cure the event or condition within 30 days after the Company has delivered notice to the NEO, then “Cause” shall be deemed to have occurred as of the expiration of the 30-day cure period.

•
Termination for Good Reason. Each NEO that is party to an Executive Agreement has the right to resign for “Good Reason” in the event that any of the following events or conditions occurs without the NEO’s written consent: (i) a decrease in the NEO’s base salary, other than a reduction in the NEO’s base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other similarly situated employees of the Company; (ii) a material decrease in the NEO’s authority or areas of responsibility as are commensurate with such NEO’s title or position; or (iii) the relocation of the NEO’s primary office to a location more than 35 miles from the NEO’s then-current primary office location. The NEO must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within the later of 90 days of the occurrence of such event or condition or the date upon which the NEO reasonably became aware that such an event or condition had occurred. The Company has 30 days to cure such event or condition after receipt of written notice of such event or condition from the NEO. If the event or condition is not cured within 30 days after the NEO delivers notice to the Company, the NEO may resign for “Good Reason” as long as the resignation occurs before the first anniversary of the date notice was provided by the NEO. NEOs that are participants under the Severance Policy are not entitled to any severance in connection with a voluntary resignation of their respective employment. However, the retention RSUs granted to the NEOs in July 2022, as described under the heading “Retention Awards” in "Compensation Discussion and Analysis" above, provide for accelerated vesting upon a NEO's termination of employment for Good Reason.
•
Change-in-Control. A “Change-in-Control” generally would occur if (i) any person or entity acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the total combined voting power of our common shares outstanding immediately after such transaction; (ii) subject to certain exceptions the turnover of a majority of our Board during any 12-month period; or (iii) the consummation of a transaction or series of transactions in which our common shares outstanding immediately before the transaction or series of transactions cease to represent more than 70% of the combined voting power of the entity surviving the transaction or series of transactions.

Compensation Risk
In 2022, the Compensation Committee engaged its then serving independent compensation consultant, Willis Towers Watson, to complete a comprehensive review of our executive compensation programs and, based upon this review, we do not believe that the Company compensates or incentivizes executives in a manner that creates risks that are reasonably likely to have a material adverse effect on the Company. These programs and policies are described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

86	AXALTA COATING SYSTEMS

CEO PAY RATIO
The following is a reasonable estimate, prepared in accordance with SEC rules, of the ratio of the annual total compensation of our CEO to that of our median employee, utilizing the methodology described below. Please note that SEC rules and guidance permit a variety of methodologies, exclusions, estimates and assumptions to be used in determining median employee compensation. In addition, employee populations and compensation programs differ by company. Therefore, the pay ratio reported by other companies may not be comparable to our pay ratio reported below.
SEC rules and regulations require a registrant to identify its median employee only once every three years, which we did in 2020. To identify our median employee in 2020, we collected data as of October 15, 2020 for all employees globally and used “base salary” as our consistently applied compensation measure. After applying the 5% de minimis exemption, which resulted in the exclusion of 565 employees in the following 12 countries (with the number of employees in each such country in parentheses) - Argentina (13), Colombia (32), Costa Rica (8), Dominican Republic (15), El Salvador (13), Guatemala (224), Honduras (20), Indonesia (93), Malaysia (114), Nicaragua (11), Panama (14) and the Philippines (8), we established the median base salary of the remaining population (10,948 employees), annualizing base salary for employees hired during 2020 and approximating annual base salary for hourly workers using hourly rates and reasonable estimates of hours worked. Using a valid statistical sampling methodology, we produced a sample of employees with a base salary within a 5% range of that median and selected an employee from within that group as our median employee.
For 2021, we identified a different median employee than was identified for 2020 because the then-current salary of the employee identified in 2020 was higher than the 5% median range utilized in the statistical sampling approach used in 2020. For 2022, we concluded that we could continue to use the same median employee identified in 2021 as we believe that there has been no change in the employee population or employee compensation arrangements, or a change in the employee’s circumstances, that would significantly affect the pay ratio disclosure.
We determined that the median employee’s annual total compensation for 2022 was $63,030. Because he was our CEO on the date that we determined the median employee’s annual total compensation for 2022, we are using Mr. Sachdev’s compensation for purposes of determining our CEO pay ratio. Mr. Sachdev’s annual total compensation for 2022 was $7,372,134, the calculation of which is described in more detail in the paragraph that follows. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to that of our median employee was 117:1.
Mr. Sachdev’s 2022 annual total compensation for purposes of the CEO pay ratio calculation reflects the sum of (i) his base salary for service as interim CEO on an annualized basis, (ii) the actual non-employee director fees paid prior to his appointment as Interim CEO, (iii) his annual non-employee director RSU award, (iv) the stock award made to him in connection with his service as interim CEO and (v) all other compensation he received for his service as interim CEO. Mr. Sachdev’s 2022 annual total compensation differs from the amount reported in the Summary Compensation Table due to the annualization of his base salary.

2023 PROXY STATEMENT	87

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as computed in accordance with SEC rules) and certain financial performance of the Company. For further information concerning the Company’s compensation philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis” above.
Pay Versus Performance Table

Year	Summary Compensation Table Total for First PEO ($)(1)	Summary Compensation Table Total for Second PEO ($)(1)	Compensation Actually Paid to First PEO ($)(1)	Compensation Actually Paid to Second PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ millions)	Selected Measure: Adjusted EBIT ($ millions)(4)
							Total Shareholder Return	Peer Group Total Shareholder Return(3)
(a)	(b)(1)	(b)(2)	(c)(1)	(c)(2)	(d)	(e)	(f)	(g)	(h)	(i)
2022	10,614,474	6,602,134	1,261,318	4,482,433	3,972,278	2,812,149	$83.78	$142.31	$192	$633
2021	6,775,219	N/A	4,817,133	N/A	2,255,922	2,040,574	$108.95	$146.30	$264	$620
2020	6,473,355	N/A	2,367,048	N/A	2,257,115	799,916	$93.91	$118.05	$122	$537
(1)
The first PEO was Mr. Bryant who served as our CEO for the full years of 2020 and 2021 and through August 31, 2022 for 2022. The second PEO was Mr. Sachdev, who served as our interim CEO from August 31, 2022 through December 31, 2022. The dollar amounts reported in column (b)(1) for the first PEO are the amounts of total compensation reported for Mr. Bryant (for 2022, 2021 and 2020) in the “Total” column of the Summary Compensation Table. The dollar amount reported in column (b)(2) for the second PEO are the amounts of total compensation reported for Mr. Sachdev for 2022 in the “Total” column of the Summary Compensation Table. Reconciliation of Compensation Actually Paid for both PEOs reported in columns (c)(1) and (c)(2) are set forth below.

(2)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Bryant (for 2022, 2021 and 2020) and Mr. Sachdev (for 2022)) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs (excluding Messrs. Bryant and Sachdev) for purposes of calculating the average amounts in each applicable year are as follows: (a) for 2022, Messrs. Lannon, Weaver, Berube and Awada; (b) for 2021, Messrs. Lannon and Berube and Shelley Bausch, Senior Vice President, Global Industrial Coatings, and Jacqueline Scanlan, Senior Vice President and Chief Human Resources Officer; and (c) for 2020, Messrs. Lannon, Berube, Weaver and Awada and Steven Markevich, former Executive Vice President and President, Transportation Coatings and Greater China. A reconciliation of Average Compensation Actually Paid to Non-PEO NEOs reported in column (e) is set forth below.

(3)
For each year, total shareholder return for the Company and the peer group was calculated in accordance with Item 201(e) and Item 402(v) of Regulation S-K. For purposes of this pay versus performance disclosure, our peer group is the same peer group used for purposes of the performance graph included in the Company’s Annual Reports on Form 10-K and reflects the S&P 400 Materials index for the fiscal years ended December 31, 2022 and 2021 and the S&P 500 Chemicals Index for the fiscal year ended December 31, 2020.

(4)
The Company has determined that Adjusted EBIT is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs for the most recently completed fiscal year. As is described in “Compensation Discussion and Analysis” above, Adjusted EBIT for compensation purposes is Adjusted EBIT, as externally reported for the applicable fiscal year, adjusted to reflect certain items for each such fiscal year as is described in the “Compensation Discussion and Analysis” above for 2022. For consistency of presentation, Adjusted EBIT for 2020 and 2021 is shown as defined for each year, both as is described in the Company’s definitive proxy statements filed on April 22, 2022 and March 29, 2021 for 2021 and 2020, respectively, in each case plus step-up depreciation and amortization.

A reconciliation of the PEO Summary Compensation Table total compensation to the Compensation Actually Paid (“CAP”) is provided in the following tables for each PEO shown in the table above.

88	AXALTA COATING SYSTEMS

PAY VERSUS PERFORMANCE

First PEO SCT Total Compensation to CAP Reconciliation
Year	Summary Compensation Table Total for First PEO ($)	Minus SCT Equity Awards ($)	Plus Year End Fair Value of Equity Awards Granted in the Year that are outstanding and unvested ($)	Plus Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Plus Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Compensation Actually Paid for First PEO ($)
2022	10,614,474	-4,877,099	0	0	-17,101	-4,458,956	1,261,318
2021	6,775,219	-4,670,206	3,738,946	-959,254	-67,571	0	4,817,133
2020	6,473,355	-4,434,836	2,678,297	-1,476,578	-471,539	-401,652	2,367,048
Second PEO SCT Total Compensation to CAP Reconciliation
Year	Summary Compensation Table Total for Second PEO ($)	Minus SCT Equity Awards ($)	Plus Year End Fair Value of Equity Awards Granted in the Year that are outstanding and unvested ($)	Plus Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Plus Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Compensation Actually Paid for Second PEO ($)
2022	6,602,134	-6,199,964	4,133,170	0	-52,907	0	4,482,433
2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2020	N/A	N/A	N/A	N/A	N/A	N/A	N/A
A reconciliation of the average Non-PEO NEO Summary Compensation Table total compensation to CAP is provided in the following table.
Average Non-PEO NEOs SCT Total Compensation to CAP Reconciliation
Year	Summary Compensation Table Total for Non-PEO NEOs ($)	Minus SCT Equity Awards ($)	Plus Year End Fair Value of Equity Awards Granted in the Year that and outstanding and unvested ($)	Plus Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Plus Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Compensation Actually Paid for Non- PEO NEOs ($)
2022	3,972,278	-2,241,421	1,689,708	-473,166	-101,196	-34,053	2,812,149
2021	2,255,922	-1,328,274	1,185,299	-88,626	16,253	0	2,040,574
2020	2,257,115	-1,013,473	439,929	-193,334	-130,871	-559,448	799,916
The five items listed below represent the most important financial performance measures used by the Company to link compensation actually paid to our Named Executive Officers for 2022 to the Company’s financial performance.
Most Important Measures Used by Axalta to Link Executive Compensation Actually Paid to Company Performance
Adjusted EBIT
Adjusted Free Cash Flow
Adjusted EPS
Return on Invested Capital
Total Shareholder Return
Please see “Annual Performance-Based Compensation” and “Long-Term Equity Incentive Awards” beginning on pages 64 and 68, respectively, for descriptions of how these metrics are used in our executive compensation program.

2023 PROXY STATEMENT	89

PAY VERSUS PERFORMANCE

Pay Versus Performance Relationships
The following graphical comparisons describe the relationships between certain figures included in the Pay Versus Performance Table for each of 2022, 2021, and 2020, including: (a) a comparison between our cumulative total shareholder return and the total shareholder return of the peer group; and (b) comparisons between (i) the compensation actually paid to the PEOs and the average compensation actually paid to our non-PEO NEOs and (ii) each of Axalta’s total shareholder return, net income and Adjusted EBIT.

90	AXALTA COATING SYSTEMS

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2022, with respect to the common shares that may be issued under our existing equity compensation plans:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	3,351,203(1)	$26.56(2)	8,464,831(1)(3)
Equity compensation plans not approved by security holders	—	—	—
(1)	Assumes 100% of target shares issued upon vesting of PSUs. Actual number of shares issued on vesting could be between zero and 200% of the target award amount.
(2)	Weighted average exercise price of outstanding options; excludes RSUs and PSUs.
(3)
Represents securities remaining available for future issuance under the A&R 2014 Plan and includes 765,024 shares that represent the incremental increase above target for a maximum payout for our outstanding PSUs.

2023 PROXY STATEMENT	91

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
We had 221,514,180 common shares outstanding as of April 13, 2023. The following table sets forth information with respect to the beneficial ownership of our common shares by:
•	each person known to us to own beneficially more than 5% of our capital stock;
•	each of our directors and nominees;
•	each of our NEOs; and
•	all of our directors and executive officers as a group (15 persons).
The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of capital stock and the business address of each such beneficial owner, other than Vanguard, Boston Partners, Barrow Hanley, MFS, BlackRock and JPM, is c/o Axalta Coating Systems Ltd., 50 Applied Bank Blvd, Suite 300, Glen Mills, PA 19342.
	Number of Common Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
Principal Members
The Vanguard Group(1)	21,127,131	9.5%
Boston Partners(2)	16,904,011	7.6%
Barrow Hanley Global Investors(3)	16,446,927	7.4%
Massachusetts Financial Services Company(4)	16,001,468	7.2%
BlackRock, Inc.(5)	15,597,800	7.0%
JPMorgan Chase & Co.(6)	11,886,492	5.4%
NEOs, Directors and Nominees (as of April 13, 2023)
Chris Villavarayan(7)	34,440	*
Robert W. Bryant(8)	—	—
Rakesh Sachdev(7)	128,127	*
Sean M. Lannon(9)	139,355	*
Troy D. Weaver(10)	94,428	*
Brian A. Berube(11)	106,054	*
Hadi H. Awada(7)	11,373	*
Jan A. Bertsch	—	—
Steven M. Chapman	18,072	*
William M. Cook	29,759	*
Tyrone M. Jordan	10,414	*
Deborah J. Kissire	41,573	*
Robert M. McLaughlin	97,649	*
Samuel L. Smolik	47,773	*
Executive officers and directors as a group (15 persons)(12)	777,155	0.4%
*	Denotes less than 1.0% of beneficial ownership.
(1)
Reflects ownership as of December 30, 2022 as reported on the most recent Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group (“Vanguard”), located at 100 Vanguard Blvd, Malvern, PA 19355. Vanguard reports sole power to vote or direct the vote of 0 shares, shared power to vote or direct the vote of 80,008 shares, sole power to dispose or to direct the disposition of 20,826,776 shares and shared power to dispose of or to direct the disposition of 300,355 shares. Vanguard has certified that these common shares were acquired and

92	AXALTA COATING SYSTEMS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

are held in the ordinary course of business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.
(2)
Reflects ownership as of December 31, 2022 as reported on the most recent Schedule 13G/A filed with the SEC on February 13, 2023 by Boston Partners, located at One Beacon Street 30th Floor, Boston, MA 02108. Boston Partners reports sole power to vote or direct the vote of 14,060,323 shares, shared power to vote or direct the vote of 16,158 shares, sole power to dispose or to direct the disposition of 16,904,011 shares and shared power to dispose of or to direct the disposition of 0 shares. Boston Partners has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(3)
Reflects ownership as of December 31, 2022 as reported on the most recent Schedule 13G filed with the SEC on February 14, 2023 by Barrow Hanley Global Investors (“Barrow Hanley”), located at 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761. Barrow Hanley reports sole power to vote or direct the vote of 11,927,598 shares, shared power to vote or direct the vote of 4,519,329 shares, sole power to dispose or to direct the disposition of 16,446,927 shares and shared power to dispose of or to direct the disposition of 0 shares. Barrow Hanley has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(4)
Reflects ownership as of December 30, 2022 as reported on the most recent Schedule 13G/A filed with the SEC on February 8, 2023 by Massachusetts Financial Services Company (“MFS”), located at 111 Huntington Avenue, Boston, MA 02199. MFS reports sole power to vote or direct the vote of 14,706,966 shares, shared power to vote or direct the vote of 0 shares, sole power to dispose or to direct the disposition of 16,001,468 shares and shared power to dispose of or to direct the disposition of 0 shares. MFS has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(5)
Reflects ownership as of December 31, 2022 as reported on the most recent Schedule 13G/A filed with the SEC on January 31, 2023 by BlackRock, Inc. (“BlackRock”), located at 55 East 52nd Street, New York, NY 10055. BlackRock reports sole power to vote or direct the vote of 14,737,435 shares, shared power to vote or direct the vote of 0 shares, sole power to dispose or to direct the disposition of 15,597,800 shares and shared power to dispose of or to direct the disposition of 0 shares. BlackRock has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of, changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(6)
Reflects ownership as of December 30, 2022 as reported on the most recent Schedule 13G filed with the SEC on January 6, 2023 by JPMorgan Chase & Co. (“JPM”), located at 383 Madison Avenue, New York, NY 10179. JPM reports sole power to vote or direct the vote of 11,529,663 shares, shared power to vote or direct the vote of 0 shares, sole power to dispose or to direct the disposition of 11,882,114 shares and shared power to dispose of or to direct the disposition of 1,351 shares. JPM has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

(7)	Consists entirely of common shares.
(8)	As of the Record Date, Mr. Bryant owns no common shares and holds no options.
(9)	Includes 54,081 common shares and 85,274 shares underlying vested options.
(10)	Includes 43,672 common shares and 50,756 shared underlying vested options.
(11)	Includes 39,462 common shares and 66,592 shares underlying vested options.
(12)
Includes all listed executive officers current employed by the Company and directors, as well as Shelley Bausch, Senior Vice President, Global Industrial Coatings, and Jacqueline Scanlan, Senior Vice President and Chief Human Resources Officer.

2023 PROXY STATEMENT	93

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive these Proxy Materials?
You are receiving this Proxy Statement because you owned Axalta common shares at the close of business on April 13, 2023 (the “Record Date”), and that entitles you to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether you attend the Annual Meeting.
We are furnishing proxy materials to our shareholders, referred to as “members” under Bermuda law, primarily via the Internet, instead of mailing printed copies of those materials. On or about April 25, 2023, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.
Who is entitled to vote at the Annual Meeting?
Holders of our outstanding common shares at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 221,514,180 common shares were issued and outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.
The presence at the Annual Meeting through in-person attendance or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the Annual Meeting, or 110,757,091 shares, will constitute a quorum for the transaction of business at the Annual Meeting.
What will I be voting on at the Annual Meeting and how does the Board recommend that I vote?
There are four proposals that shareholders will vote on at the Annual Meeting:
Proposal	Board Recommendation
No. 1 – Election of nine directors to serve until the 2024 Annual General Meeting of Members	FOR
No. 2 – Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2024 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof
FOR
No. 3 – Approval of the amendment and restatement of our Amended and Restated 2014 Incentive Award Plan	FOR
No. 4 – Non-binding advisory vote to approve the compensation of our named executive officers	FOR
Chris Villavarayan, Sean M. Lannon and Brian A. Berube, three of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All of our common shares represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified in the proxy by the shareholder. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of the Board.

94	AXALTA COATING SYSTEMS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What vote is required to approve each proposal?
The common shares of a member whose ballot on any or all applicable proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present. For Proposal No. 1, you may vote “For” nominees to the Board of Directors or you may “Withhold” your vote with respect to nominees. Only votes “For” are counted in determining whether a plurality has been cast in favor of a director nominee. If you withhold your vote with respect to the election of one or more nominees, your vote will have no effect on the outcome but will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.
If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote your shares on the appointment of PwC as our independent registered public accounting firm and auditor until the conclusion of the 2024 Annual General Meeting of Members and delegation of authority to the Board, acting through the
Audit Committee, to set the terms and remuneration thereof (Proposal No. 2). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1), the amendment and restatement of our Amended and Restated 2014 Incentive Award Plan (Proposal No. 3) or the non-binding advisory vote on the compensation of our NEOs (Proposal No. 4). If your record holder does not receive instructions from you on how to vote your shares on Proposal Nos. 1, 3 or 4, your record holder will inform the inspector of election that it does not have the authority to vote on the applicable proposal with respect to your common shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting, but they will not be counted in determining the outcome of the vote on the applicable proposal. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.
Proposal	Vote Required	Impact of Withhold Votes, Abstentions and Broker Non-Votes, if any
No. 1 – Election of nine directors to serve until the 2024 Annual General Meeting of Members	Directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected.	Abstentions, withhold votes and broker non-votes will not affect the outcome of the vote.
No. 2 – Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2024 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof
	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.
No. 3 – Approval of the amendment and restatement of our Amended and Restated 2014 Incentive Award Plan	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.
No. 4 – Non-binding advisory vote to approve the compensation of our named executive officers	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.
Could other matters be decided at the Annual Meeting?
As of the date of this Proxy Statement, our Board is not aware of any matters, other than those described in this Proxy Statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the
Annual Meeting, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.
What is the difference between holding common shares as a member of record and as a beneficial owner?
If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “member of record.” The Notice has been or will be sent directly to you.

2023 PROXY STATEMENT	95

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

If your common shares are held in a stock brokerage account, by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the member of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.
How do I vote?
Member of Record. If you are a member of record, you may vote by using any of the following methods:
•
Through the Internet. You may vote by proxy through the Internet by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free telephone number shown on the proxy card and following the recorded instructions.

•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back to the Company in the envelope provided.

•
In Person at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares at the meeting. We encourage you, however, to vote ahead of time through the Internet, by telephone or by mail as described above even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares, you may vote by using any of the following methods:
•
Through the Internet. You may vote by proxy through the Internet by following the instructions provided in the Notice and the voting instruction form provided by your broker, bank or other holder of record.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form and following the recorded instructions.

•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back to the record holder in the envelope provided.

•
In Person at the Annual Meeting. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy.

May I change my vote after I have submitted a proxy?
If you are a member of record, you have the power to revoke your proxy at any time prior to the Annual Meeting by:
•	delivering to our Corporate Secretary an instrument revoking the proxy;
•	delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or
•	attending the Annual Meeting and voting (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting at the Annual Meeting as described above.

96	AXALTA COATING SYSTEMS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What do I need to do to attend the meeting?
In order to be admitted to the Annual Meeting, you must present proof of ownership of Axalta common shares as of the close of business on the Record Date in any of the following ways:
•	a brokerage statement or letter from a bank or broker that is a record holder indicating your ownership of Axalta common shares as of the close of business on April 13, 2023;
•	your Notice of Internet Availability of Proxy Materials;
•	a printout of your proxy distribution email (if you received your materials electronically);
•	your proxy card;
•	your voting instruction form; or
•	a legal proxy provided by your broker, bank or nominee.
Any holder of a proxy from a member must present the proxy card, properly executed, and a copy of one of the proofs of ownership listed above. Members and proxy holders must also present a form of photo identification, such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures described below.
What does it mean if I receive more than one Notice, proxy card or voting instruction form?
If you received more than one Notice, proxy card or voting instruction form, it means you hold your common shares in more than one name or are registered as the holder of common shares in different accounts. Please follow the voting instructions included in each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.
I share an address with another member, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
To reduce costs and reduce the environmental impact of our Annual Meeting, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, members of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only a single copy of this Proxy Statement and 2022 Annual Report, unless we have received contrary instructions from such member. Members who participate in householding will continue to receive separate proxy cards and Notices.
We will promptly deliver, upon written or oral request, individual copies of this Proxy Statement or the 2022 Annual Report to any member that received a householded mailing. If you would like an additional copy of this Proxy Statement or 2022 Annual Report, or you would like to request separate copies of future proxy materials, please contact our Corporate Secretary, by mail at 50 Applied Bank Blvd, Suite 300, Glen Mills, PA 19342, or by telephone at (855) 547-1461. If you are a beneficial owner, you may contact the broker or bank where you hold the account.
If you are eligible for householding, but you and other members of record with whom you share an address currently receive multiple copies of our Proxy Statement and 2022 Annual Report, or if you hold common shares in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. by mail at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by telephone at (800) 542-1061.
Who will serve as the proxy tabulator and inspector of election?
A representative from Broadridge will serve as the independent inspector of election and will tabulate votes cast by proxy or at the Annual Meeting. We will report the results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

2023 PROXY STATEMENT	97

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is paying for the cost of this proxy solicitation?
Our Board is soliciting the proxy accompanying this Proxy Statement. The Company will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay brokers, banks and certain other holders of record holding common shares in their names or in the names of nominees, but not owning such shares beneficially, for the expense of forwarding solicitation materials to the beneficial owners. In addition, we have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree M&A Incorporated a fee of $17,500 plus their expenses.
Is there a list of members entitled to vote at the Annual Meeting?
A list of members entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m., Atlantic Time, at our registered offices at
Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. If you would like to view the member list, please contact our Corporate Secretary to schedule an appointment.
Will the in-person meeting be subject to COVID-19-related restrictions?
We are mindful of the public health and travel concerns that our shareholders may have regarding holding the Annual Meeting in person. We will enforce appropriate protocols in accordance with the then-applicable federal, state and local guidelines, mandates or recommendations or facility requirements. These protocols may include the use of face coverings, proof of vaccination and maintaining appropriate social distancing. We may also impose additional procedures or limitations on meeting attendees. We plan to announce updates, if any, through press releases and on the “Investors” section of our website. Please check our website in advance of the Annual Meeting, if you plan to attend in person.

98	AXALTA COATING SYSTEMS

SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2024 ANNUAL GENERAL MEETING OF MEMBERS
Shareholders who intend to present proposals at the 2024 Annual General Meeting of Members, or the “2024 Annual Meeting,” and who wish to have such proposals included in the proxy statement for such meeting pursuant to Rule 14a-8 under the Exchange Act, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Axalta Coating Systems Ltd., 50 Applied Bank Blvd, Suite 300, Glen Mills, PA 19342, and such proposals must be received no later than December 27, 2023. Such proposals must meet the requirements set forth in the rules and regulations of the SEC, in order to be eligible for inclusion in the Company’s proxy statement for its 2024 Annual Meeting. If we change the date of the 2024 Annual Meeting by more than 30 days from the anniversary of the Annual Meeting, shareholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2024 Annual Meeting.
Shareholders who wish to nominate directors or introduce an item of business at the 2024 Annual Meeting, without including such matters in the Company’s 2024 proxy statement, must comply with the informational requirements and the other requirements set forth in the Bye-laws. Nominations or an item of business to be introduced at the 2024 Annual Meeting must be submitted in writing and received by the Company no earlier than February 8, 2024 and no later than March 9, 2024 (i.e., no more than 120 days and no less than 90 days prior to June
7, 2024, the first anniversary of the Annual Meeting). In the event the 2024 Annual Meeting is called for a date that is greater than 30 days before or after the first anniversary of the Annual Meeting, the notice must be submitted and received not later than 10 days following the earlier of the date on which notice of the 2024 Annual Meeting was posted to members or the date on which public disclosure of the date of the 2024 Annual Meeting was made. A copy of the Bye-laws, which sets forth the informational requirements and other requirements, can be obtained from the Corporate Secretary of the Company.
In addition to satisfying the requirements under our Bye-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 8, 2024 (i.e., no later than 60 calendar days prior to the first anniversary date of the Annual Meeting). If the date of the 2024 Annual Meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the tenth calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by us.
AVAILABLE INFORMATION
Our website (www.axalta.com) contains copies of our Code of Business Conduct and Ethics that applies to all of our directors, executive officers and other employees, our Corporate Governance Guidelines and the charters of our Audit, Compensation, Nominating & Corporate Governance and EHS&S Committees, each of which can be downloaded free of charge.
Printed copies of our Code of Business Conduct and Ethics, Corporate Governance Guidelines and charters of our Audit, Compensation, Nominating & Corporate Governance and EHS&S Committees and any of our reports on Form 10-K,
Form 10-Q and Form 8-K and all amendments to those reports, can also be obtained free of charge (other than a reasonable duplicating charge for exhibits to our reports on Form 10-K, Form 10-Q and Form 8-K) by any shareholder who requests them from our Investor Relations Department:
Investor Relations
Axalta Coating Systems Ltd.
50 Applied Bank Blvd, Suite 300
Glen Mills, PA 19342 U.S.A.

2023 PROXY STATEMENT	99

SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2024 ANNUAL GENERAL MEETING OF MEMBERS

INCORPORATION BY REFERENCE
The information on our website is not, and should not be deemed to be, a part of this Proxy Statement, or incorporated into any other filings we make with the SEC.
BY ORDER OF THE BOARD OF DIRECTORS

Brian A. Berube
Senior Vice President, General Counsel &
Corporate Secretary

April 25, 2023
Glen Mills, PA

100	AXALTA COATING SYSTEMS

Appendix A

Appendix A - Non-GAAP Measures
Adjusted EBIT, Adjusted Diluted EPS and free cash flow are not measures of financial performance under U.S. generally accepted accounting principles (GAAP) and should not be considered substitutes for measures of performance reported under GAAP. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBIT and Adjusted Diluted EPS are adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not otherwise occurred within the last two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Our use of the terms Adjusted EBIT, Adjusted Diluted EPS and free cash flow may differ from that of others in our industry. Adjusted EBIT and Adjusted Diluted EPS should not be considered as alternatives to income (loss) from operations, net income (loss), respectively, or any other performance measures derived in accordance with GAAP as measures of operating performance or as measures of liquidity, and free cash flow should not be considered an alternative to cash provided by operating activities or any other liquidity measure derived in accordance with GAAP. Adjusted EBIT, Adjusted Diluted EPS and free cash flow have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This appendix includes reconciliations of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.
The following table reconciles income from operations to adjusted EBIT for the period presented:
($ in millions)		FY 2022	FY 2021	FY 2020
	Income from operations	$423.2	$462.4	$305.5
	Other expense (income), net	26.1	(12.3)	33.4
	Total	397.1	474.7	272.1
A	Debt extinguishment and refinancing-related costs	14.7	0.2	34.4
B	Termination benefits and other employee-related costs	24.9	36.9	74.9
C	Strategic review and retention costs	—	9.7	30.7
D	Acquisition and divestiture-related costs	2.9	16.3	—
E	Impairment charges	(0.4)	0.8	5.7
F	Accelerated depreciation and site closure costs	4.3	3.1	9.5
G	Operational matter	0.2	4.4	—
H	Brazil indirect tax	—	(8.3)	—
I	Gains on sales of facilities	(1.5)	(19.7)	—
J	Russia sanction-related impacts	5.0	—	—
K	Commercial agreement restructuring impacts	25.0	—	—
L	Other adjustments	0.1	—	(0.1)
M	Step-up depreciation and amortization	93.0	105.1	109.7
	Adjusted EBIT	$565.3	$623.2	$536.9
A
Represents expenses and associated changes to estimates related to the prepayment, restructuring and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

B
Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs, which includes costs related to the transition of our CEO. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

C
Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees that were earned over a period of 18-24 months, which ended in September 2021. These amounts are not considered indicative of our ongoing performance.

D
Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amounts for the years ended December 31, 2022 and 2021 include $1.9 million and $1.0 million, respectively, of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

E
Represents impairment charges, which are not considered indicative of our ongoing performance. The amounts for the years ended December 31, 2022 and 2021 include recovered gains on previously impaired assets.

F
Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

2023 PROXY STATEMENT	A-1

Appendix A

G
Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which we do not consider indicative of our ongoing operating performance.

H	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other expense (income), net.
I	Represents non-recurring income related to the sale of previously closed manufacturing facilities.
J
Represents expenses related to sanctions imposed on Russia in response to the conflict with Ukraine as a result of incremental reserves for accounts receivable, inventory obsolescence and business incentive payments, inclusive of changes in estimates, which we do not consider indicative of our ongoing operating performance.

K	Represents a charge related to a customer concession. These amounts are not considered to be indicative of our ongoing operating performance.
L	Represents costs for certain non-operational or non-cash losses and (gains) unrelated to our core business and which we do not consider indicative of ongoing operations.
M
Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

A-2	AXALTA COATING SYSTEMS

Appendix A

The following table reconciles net income to adjusted net income for adjusted diluted net income per share for the periods presented (in millions, except per share data):
($ in millions)		FY 2022	FY 2021	FY 2020
	Net income	$192.2	$264.4	$122.0
	Less: Net income attributable to noncontrolling interests	0.6	0.5	0.4
	Net income attributable to controlling interests	191.6	263.9	121.6
A	Debt extinguishment and refinancing-related costs	14.7	0.2	34.4
B	Termination benefits and other employee-related costs	24.7	36.9	74.9
C	Strategic review and retention costs	—	9.7	30.7
D	Acquisition and divestiture-related costs	2.9	16.3	—
E	Impairment charges	(0.4)	0.8	5.7
F	Accelerated depreciation and site closure costs	4.3	3.1	9.5
G	Operational matter	0.2	4.4	—
H	Brazil indirect tax	—	(8.3)	—
I	Gains on sales of facilities	(1.5)	(19.7)	—
J	Russia sanction-related impacts	5.0	—	—
K	Commercial agreement restructuring impacts	25.0	—	—
L	Other adjustments	0.1	—	(0.1)
M	Step-up depreciation and amortization	93.0	105.1	109.7
	Total adjustments	$168.0	$148.5	$264.8
N	Income tax provision impacts	29.9	25.4	71.4
	Adjusted net income	$329.7	$387.0	$315.0
	Adjusted diluted net income per share	$1.48	$1.67	$1.33
	Diluted weighted average shares outstanding	222.3	231.9	236.0
A
Represents expenses and associated changes to estimates related to the prepayment, restructuring and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

B
Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs, which includes costs related to the transition of our CEO. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

C
Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees that were earned over a period of 18-24 months, which ended in September 2021. These amounts are not considered indicative of our ongoing performance.

D
Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amounts for the years ended December 31, 2022 and 2021 include $1.9 million and $1.0 million, respectively, of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

E
Represents impairment charges, which are not considered indicative of our ongoing performance. The amounts for the years ended December 31, 2022 and 2021 include recovered gains on previously impaired assets.

F
Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

G
Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which we do not consider indicative of our ongoing operating performance.

H	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other expense (income), net.
I	Represents non-recurring income related to the sale of previously closed manufacturing facilities.
J
Represents expenses related to sanctions imposed on Russia in response to the conflict with Ukraine as a result of incremental reserves for accounts receivable, inventory obsolescence and business incentive payments, inclusive of changes in estimates, which we do not consider indicative of our ongoing operating performance.

K	Represents a charge related to a customer concession. These amounts are not considered to be indicative of our ongoing operating performance.
L	Represents costs for certain non-operational or non-cash losses and (gains) unrelated to our core business and which we do not consider indicative of ongoing operations.
M
Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

N
The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were benefits of $3.6 million and $7.9 million for the three months ended December 31, 2022 and 2021, respectively, and expenses of $3.4 million and benefits of $1.0 million for the years ended December 31, 2022 and 2021, respectively. The tax adjustments for the years ended December 31, 2022 and 2021 include the deferred tax benefit ratably amortized into our adjusted income tax rate as the tax attribute related to a January 1, 2020 intra-entity transfer of certain intellectual property rights is realized.

2023 PROXY STATEMENT	A-3

Appendix A

The following table reconciles cash provided by operating activities to free cash flow for the period presented:
($ in millions)	FY 2022	FY 2021	FY 2020
Cash provided by operating activities	$293.8	$558.6	$509.3
Purchase of property, plant and equipment	(150.9)	(121.6)	(82.1)
Interest proceeds on swaps designated as net investment hedges	19.9	18.0	14.5
Free cash flow	$162.8	$455.0	$441.7

A-4	AXALTA COATING SYSTEMS

Appendix B

Axalta Coating Systems Ltd.
Second Amended and Restated
2014 Incentive Award Plan
ARTICLE 1.
PURPOSE
The purpose of the Axalta Coating Systems Ltd. Second Amended and Restated 2014 Incentive Award Plan (as it may be amended and/or restated from time to time, the “Plan”) is to promote the success and enhance the value of Axalta Coating Systems Ltd. (the “Company”) by linking the individual interests of the members of the Board, Employees and Consultants to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees and Consultants upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1     “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 12. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.
2.2     “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
2.3     “Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
2.4     “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalent award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).
2.5     “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.
2.6     “Board” shall mean the Board of Directors of the Company.
2.7     “Cause” shall mean any of the following: (a) if the Holder is a party to an Award Agreement or an employment, severance or similar agreement or is subject to a policy with the Company or any of its affiliates in which the term “cause” or term of equivalent meaning is defined, such defined term and (b) if no such agreement exists, (i) the Company’s determination that the Holder failed to substantially perform the Holder’s duties (other than any such failure resulting from the Holder’s disability), (ii) the Company’s determination that the Holder failed to carry out, or comply with any lawful and reasonable directive of the Board, the Chief Executive Officer or Holder’s immediate supervisor, (iii) the

2023 PROXY STATEMENT	B-1

Appendix B

Participant’s conviction, plea of no contest, plea of nolo contendere or imposition of un-adjudicated probation for any felony, indictable offense or crime involving moral turpitude, (iv) the Holder’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its affiliates or while performing the Holder’s duties and responsibilities, (v) the Holder’s commission of an act of fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duty, against the Company or any of its affiliates or employees, (vi) the Holder’s failure to comply with any of the Company’s policies in any material respect or (vii) the Holder’s breach of a material provision of any agreement or arrangement between the Holder and the Company or any Subsidiary, including, without limitation, any restrictive covenant provisions.
2.8     “Change in Control” shall mean and includes each of the following:
(a)    A transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the consummation of any transaction described in Section 2.8(c) that does not constitute a Change in Control as a result of clauses (i) and (ii) of such section shall not constitute a Change in Control for purposes of this Section 2.8(a); or
(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or 2.8(c)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)
which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into or exchanged for voting securities of the entity or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such entity or person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)
after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)    The Company’s shareholders approve a liquidation or dissolution of the Company.
The Committee or the Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
2.9     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.
2.10     “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board, appointed as provided in Section 12.1.

B-2	AXALTA COATING SYSTEMS

Appendix B

2.11     “Common Stock” shall mean the common shares of the Company.
2.12     “Company” shall have the meaning set forth in Article 1.
2.13     “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary.
2.14     “Director” shall mean a member of the Board, as constituted from time to time.
2.15     “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under the Plan.
2.16     “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
2.17     “Effective Date” shall mean November 11, 2014.
2.18     “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.
2.19     “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.
2.20     “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its then-current shareholders, such as a share dividend, share split, spin-off, or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.
2.21     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.22     “Expiration Date” shall have the meaning given to such term in Section 13.1.
2.23     “Fair Market Value” shall mean, as of any given date, unless otherwise determined by the Administrator in its reasonable discretion, the value of a Share determined as follows:
(a)    If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)    If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c)    If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.
2.24     “Greater Than 10% Shareholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).
2.25     “Holder” shall mean a person who has been granted an Award.
2.26     “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.27     “Non-Employee Director” shall mean a Director of the Company who is not an Employee.
2.28     “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.5.
2.29     “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2023 PROXY STATEMENT	B-3

Appendix B

2.30     “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.
2.31     “Option Term” shall have the meaning set forth in Section 5.4.
2.32     “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1.
2.33     “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.
2.34     “Performance Stock Unit” shall mean a Restricted Stock Unit subject to one or more performance criteria awarded under Section 9.1.
2.35     “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the instructions to Form S-8 under the Securities Act, or any other transferee (other than a third party financial institution) specifically approved by the Administrator, after taking into account Applicable Law.
2.36     “Plan” shall have the meaning set forth in Article 1.
2.37     “Prior Plan” shall mean the Axalta Coating Systems Bermuda Co., Ltd. 2013 Equity Incentive Plan, as such plan may be amended from time to time.
2.38     “Prior Plan Award” shall mean an award outstanding under the Prior Plan as of the Effective Date.
2.39     “Program” shall mean any program adopted by the Administrator in its discretion pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.
2.40     “Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and is subject to risk of forfeiture or repurchase.
2.41     “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 8.
2.42     “Second Amendment and Restatement” shall mean the second amendment and restatement of the Plan, as approved by the Board on April 19, 2023, and submitted for the approval of the Company’s shareholders at the Company’s 2023 Annual General Meeting of Members.
2.43     “Securities Act” shall mean the Securities Act of 1933, as amended.
2.44     “Shares” shall mean shares of Common Stock.
2.45     “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 10.
2.46     “Stock Appreciation Right Term” shall have the meaning set forth in Section 10.4.
2.47     “Stock Payment” shall mean (a) a payment in the form of, or otherwise based on the value of, Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 9.3.
2.48     “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.49     “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

B-4	AXALTA COATING SYSTEMS

Appendix B

2.50     “Termination of Service” shall mean:
(a)    As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company and the Subsidiaries is terminated for any reason, with or without Cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service as an Employee or Non-Employee Director with the Company or any Subsidiary.
(b)    As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service as a Consultant or Employee with the Company or any Subsidiary.
(c)    As to an Employee, the time when the employee-employer relationship between a Holder and the Company and the Subsidiaries is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service as a Consultant or Non-Employee Director with the Company or any Subsidiary.
The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for Cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off), other than any such corporate transaction or event that is effectuated for the purposes of establishing a new holding or parent company or changing the jurisdiction of incorporation of the Company, provided that following the completion of such transaction or event, the entity employing or contracting with such Holder qualifies as a “Subsidiary” (determined by substituting “Company” in such definition with the entity sponsoring the Plan following the completion of such transaction or event).
ARTICLE 3.
SHARES SUBJECT TO THE PLAN
3.1     Number of Shares.
(a)    Subject to adjustment as provided in Sections 3.1(b) and 13.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 29,355,000, all of which may be granted as Incentive Stock Options. From and after the Effective Date, no future awards shall be granted under the Prior Plan; however, any Prior Plan Award shall continue to be subject to the terms and conditions of the Prior Plan. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one Share for every one Share issued. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights (including, but not limited to, Shares delivered in satisfaction of Dividend Equivalents) shall be counted against this limit as 1.9 Shares for every one Share issued.
(b)    To the extent all or a portion of an Award or a Prior Plan Award is forfeited, expires or lapses for any reason, or is settled for cash without delivery of Shares to the Holder, any Shares subject to such Award, Prior Plan Award or portion thereof, to the extent of such forfeiture, expiration, lapse or cash settlement, shall again be or shall become, as applicable, available for the future grant of an Award pursuant to the Plan; provided, however, that any Shares that again become available for grant pursuant to this sentence shall be added back as (i) one Share if such Shares were subject to Options or Stock Appreciation Rights, and (ii)(A) 2.3 Shares if such Shares were subject to an Award (other than Options or Stock Appreciation Rights) that was granted under the Plan, and had the Shares subject to such Award were counted against the limit in Section 3.1(a), prior to the effective date of the Second Amendment and Restatement (as provided for in Section 13.3) or (B) 1.9 Shares if such Shares were subject to an Award (other than Options or Stock Appreciation Rights) and the Shares subject to such Award were counted against the limit in Section 3.1(a) on or after the effective date of the Second Amendment and Restatement (as provided for in Section 13.3). Notwithstanding anything herein to the contrary, the

2023 PROXY STATEMENT	B-5

Appendix B

following Shares may not again be made available for future grant of an Award pursuant to the Plan: (i) Shares withheld in connection with the net exercise of an Option or Stock Appreciation Right, (ii) Shares tendered or otherwise used to pay the exercise price of an Option, (iii) Shares tendered, surrendered, returned or withheld to satisfy withholding taxes related to an Award, and (iv) Shares repurchased on the open market with the proceeds of an Option exercise. For purposes of clarity, if a stock-settled Stock Appreciation Right is exercised, in whole or in part, the number of Shares counted against the limit set forth in Section 3.1(a) shall be the gross number of Shares subject to the Stock Appreciation Right or, if less, the portion thereof that was exercised, not the net number of Shares actually issued upon exercise. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be or, as applicable, may become eligible to be, optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
(c)    Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.
3.2     Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.
ARTICLE 4.
GRANTING OF AWARDS
4.1     Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 4.5 regarding the grant of Awards pursuant to the Non-Employee Director Equity Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.
4.2     Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
4.3     Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 under the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
4.4     At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without Cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary or in accordance with Applicable Law. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

B-6	AXALTA COATING SYSTEMS

Appendix B

4.5     Non-Employee Director Awards. The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to such Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion.
4.6     Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
ARTICLE 5.
GRANTING OF OPTIONS
5.1     Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.
5.2     Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee. No person who qualifies as a Greater Than 10% Shareholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the written consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of Shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent or subsidiary corporation thereof (each as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of Shares shall be determined as of the time the respective options were granted.
5.3     Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options or as required to avoid taxation or penalties under Section 409A of the Code, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Shareholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).
5.4     Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Shareholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4, the Administrator may extend the Option Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 13.1, any other term or condition of such Option relating to such a Termination of Service.
5.5     Option Vesting.
(a)    The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any performance criteria, or any other criteria selected by the Administrator, and, except as limited by the Plan (including, without limitation,

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Appendix B

Section 11.6), at any time after the grant of an Option, the Administrator, in its sole discretion and subject to whatever terms and conditions it selects, may accelerate the period during which an Option vests.
(b)    No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program, the Award Agreement evidencing the grant of an Option or by action of the Administrator following the grant of the Option. Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Option, the portion of an Option that is exercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service, or, in the event of a Holder’s Termination of Service for Cause, immediately upon such Termination of Service.
5.6     Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the exercise price per share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
5.7     Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option.
ARTICLE 6.
EXERCISE OF OPTIONS
6.1     Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.
6.2     Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)    A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;
(b)    Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator, in its sole discretion, may also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
(c)    In the event that the Option shall be exercised pursuant to Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and
(d)    Full payment of the exercise price and applicable withholding taxes to the plan administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Sections 11.1 and 11.2.
6.3     Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such Shares to such Holder.

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Appendix B

ARTICLE 7.
AWARD OF RESTRICTED STOCK
7.1     Award of Restricted Stock.
(a)    The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms, conditions and restrictions applicable to each award of Restricted Stock, which terms, conditions and restrictions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
(b)    The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.
7.2     Rights as Shareholders. Subject to Sections 7.4 and 11.8, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said Shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares.
7.3     Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of share dividends, share splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, any performance criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, subject to the terms of the Plan (including, without limitation, Section 11.6), the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.
7.4     Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion (subject to the terms of the Plan (including, without limitation, Section 11.6)), may provide that upon certain events, including, to the extent provided in Section 13 herein, a Change in Control, the Holder’s death or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.
7.5     Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock shall include an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock. The Company, in its sole discretion, may (a) retain physical possession of any certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power to the Company or such other applicable escrow agent, endorsed in blank, relating to such Restricted Stock.
7.6     Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such

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Appendix B

election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.
ARTICLE 8.
AWARD OF RESTRICTED STOCK UNITS
8.1     Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.
8.2     Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.
8.3     Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify (subject to the terms of the Plan (including, without limitation, Section 11.6)) the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s continued service during the required duration of service to the Company or any Subsidiary, one or more performance criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.
8.4     Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator or set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Stock Unit vests; and (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, subject to Section 11.4(e), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.
8.5     No Rights as a Shareholder. Unless otherwise determined by the Administrator, a Holder of Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until such Shares are transferred to the Holder pursuant to the terms of this Plan and the applicable Award Agreement.
8.6     Dividend Equivalents. Subject to Section 9.2 and Section 11.8, the Administrator, in its sole discretion, may provide that Dividend Equivalents shall be earned by a Holder of Restricted Stock Units based on dividends declared on the Common Stock, to be credited as of dividend payment dates with respect to dividends with record dates that occur during the period between the date an Award of Restricted Stock Units is granted to a Holder and the maturity date of such Award.
ARTICLE 9.
AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS
9.1     Performance Awards.
(a)    The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units, to any Eligible Individual. The value of Performance Awards, including Performance Stock Units, may be linked to one or more performance criteria or other specific criteria determined by the Administrator on a specified date or dates or over any period or periods and in such amounts as may be determined by the Administrator (subject to the terms of the Plan (including, without limitation, Section 11.6)). Performance Awards, including Performance Stock Unit awards, may be paid in cash, Shares or a combination of cash and Shares, as determined by the Administrator.
(b)    Without limiting Section 9.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective performance goals, or such other criteria, whether or not

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Appendix B

objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.
9.2     Dividend Equivalents. Subject to Section 11.8, Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates with respect to dividends with record dates that occur during the period between the date an Award is granted to a Holder and the date such Award vests, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator (subject to the terms of the Plan (including, without limitation, Section 11.6 and Section 11.8)).
9.3     Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more performance criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator (subject to the terms of the Plan (including, without limitation, Section 11.6)). Shares underlying a Stock Payment that is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company shareholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.
9.4     Term. The term of a Performance Award, Dividend Equivalent award and/or Stock Payment award shall be established by the Administrator in its sole discretion.
9.5     Purchase Price. The Administrator may establish a purchase price of a Performance Award or Shares distributed as a Stock Payment award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.
9.6     Termination of Service. A Performance Award, Dividend Equivalent award, and/or Stock Payment award is distributable only while the Holder is an Employee, Non-Employee Director or Consultant, as applicable. The Administrator, however, in its sole discretion (subject to the terms of the Plan (including, without limitation, Section 11.6)), may provide that the Performance Award, Dividend Equivalent award, and/or Stock Payment award may be distributed subsequent to the Holder’s Termination of Service subject to terms and conditions determined by the Administrator.
ARTICLE 10.
award of STOCK APPRECIATION RIGHTS
10.1    Grant of Stock Appreciation Rights.
(a)    The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.
(b)    A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in Section 10.1(c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.
(c)    Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the

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Appendix B

Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
10.2   Stock Appreciation Right Vesting.
(a)    The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, one or more performance criteria or other specific criteria determined by the Administrator on a specified date or dates or over any period or periods and in such amounts as may be determined by the Administrator (subject to the terms of the Plan (including, without limitation, Section 11.6)). Except as limited by the Plan (including, without limitation, Section 11.6), at any time after grant of a Stock Appreciation Right, the Administrator, in its sole discretion and subject to whatever terms and conditions it selects, may accelerate the period during which a Stock Appreciation Right vests.
(b)    No portion of a Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator in the applicable Program, the Award Agreement evidencing the grant of a Stock Appreciation Right, or by action of the Administrator following the grant of the Stock Appreciation Right. Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right, the portion of a Stock Appreciation Right that is exercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service, or, in the event of a Holder’s Termination of Service for Cause, immediately upon such Termination of Service.
10.3   Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the plan administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)    A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;
(b)    Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator, in its sole discretion, may also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
(c)    In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right, as determined in the sole discretion of the Administrator; and
(d)    Full payment of the exercise price (if any) and applicable withholding taxes to the plan administrator of the Company for the Shares with respect to which the Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by Sections 11.1 and 11.2.
10.4   Stock Appreciation Right Term. The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Stock Appreciation Right Term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service consistent with Section 10.2(b), during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the last day of the Stock Appreciation Right Term applicable to such Stock Appreciation Right. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder or the first sentence of this Section 10.4, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 13.1, any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.
10.5   Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 10 shall be in cash, Shares (based on their Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

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Appendix B

ARTICLE 11.
ADDITIONAL TERMS OF AWARDS
11.1   Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator in its sole discretion. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
11.2   Tax Withholding. The Company or any Subsidiary may require a Holder to remit to the Company an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator, in its sole discretion and in satisfaction of the foregoing requirement, may allow or require a Holder to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the Fair Market Value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation. With respect to any withholding taxes arising in connection with an Award, in the event the Holder fails to provide timely payment of all such taxes, the Company shall have the right and option, but not the obligation, to (i) cancel an exercise, in the case of an Option or Stock Appreciation Right, (ii) deduct such amounts from other compensation payable to the Holder or (iii) treat such failure as an election by the Holder to pay such taxes in accordance with any payment method, or combination of payment methods, permitted by the applicable Award Agreement, as determined by the Administrator.
11.3   Transferability of Awards.
(a)    Except as otherwise provided in Sections 11.3(b) and 11.3(c):
(i)
No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)
No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 11.3(a)(i); and

(iii)
During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO or as expressly set forth herein. After the death or disability of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be

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exercised by the Holder’s personal representative or by any person empowered to do so under the Holder’s will or under the then-Applicable Laws.
(b)    Notwithstanding Section 11.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee without the consent of the Administrator shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution or pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) an Award may not be transferred for consideration.
(c)    Notwithstanding Section 11.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.
11.4   Conditions to Issuance of Shares.
(a)    Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements and representations as the Board or the Committee, in its sole discretion, deems advisable in order to comply with Applicable Law.
(b)    All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares.
(c)    The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d)    No fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.
(e)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or plan administrator).
11.5    Forfeiture and Claw-Back Provisions. All Awards granted under, and all Shares acquired pursuant to, the Plan shall be subject to any incentive compensation recoupment policy of the Company currently in effect or as may be adopted by the Company and, in each case, as may be amended from time to time. No such policy adoption or amendment shall require the Holder’s prior consent. As a condition to receiving any Awards under the Plan on or after the effective date of

B-14	AXALTA COATING SYSTEMS

Appendix B

the Second Amendment and Restatement (as provided for in Section 13.3), the Holder agrees that any Awards previously granted to such Holder under the Plan, and any Shares issued in respect thereof, shall be subject to any such policy. The Holder expressly and explicitly authorizes the Company to issue instructions, on the Holder’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Holder’s Awards, Shares and/or other amounts acquired under the Plan to re-convey, transfer or otherwise return such Awards, Shares and/or other amounts to the Company.
11.6    Minimum Vesting. Notwithstanding anything in the Plan to the contrary, Awards granted after the Company’s 2018 Annual General Meeting of Members shall be subject to a vesting period or Performance Period of not less than one (1) year; provided, however, that the following shall not be subject to the one (1) year minimum vesting period or Performance Period: (a) Awards that vest in connection with a Termination of Service due to death or disability, or upon or after the occurrence of a Change in Control (subject to Section 13); (b) Substitute Awards that have a vesting period of less than one (1) year before being assumed or substituted; and (c) Awards for no more than an aggregate of five percent (5%) of the total number of Shares remaining available for issuance under the Plan pursuant to Section 3.1(a) immediately following shareholder approval of the Second Amendment and Restatement at the Company’s 2023 Annual General Meeting of Members. For the avoidance of doubt, Awards described in (a) and (b) that vest before the one (1) year minimum vesting or Performance Period has lapsed shall not count against the five percent (5%) exception described above.
11.7    No Repricing. Except for adjustments to Options or Stock Appreciation Rights contemplated by Section 13.2, the Company may not, without obtaining shareholder approval: (a) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Options or Stock Appreciation Rights; (b) cancel outstanding Options or Stock Appreciation Rights in exchange for or substitution of Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights; (c) cancel outstanding Options or Stock Appreciation Rights with an exercise price above the current Fair Market Value of a Share in exchange for cash or other securities; or (d) take any other action with respect to Options or Stock Appreciation Rights that would be treated as a repricing under the securities exchange or automated quotation system on which the Shares are principally traded.
11.8    Restrictions on Dividends and Dividend Equivalents. Notwithstanding anything in the Plan to the contrary, (a) any dividends and other distributions, including extraordinary distributions, with respect to Restricted Stock shall be subject to the same vesting and/or performance conditions as the Restricted Stock to which they relate and shall vest (or be paid) only if and when the Restricted Stock vests, and (b) Dividend Equivalents (i) may not be granted or paid with respect to Options or Stock Appreciation Rights and (ii) shall be subject to the same vesting and/or performance conditions as the Award to which they relate and shall be paid at the same time the cash is paid or Shares are issued at or after vesting of the Award.
ARTICLE 12.
ADMINISTRATION
12.1    Administrator. The Compensation Committee of the Board (or another committee or a subcommittee of the Board or the Compensation Committee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6.

2023 PROXY STATEMENT	B-15

Appendix B

12.2    Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, any Program and any Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the written consent of the Holder is obtained or such amendment is otherwise permitted under Section 11.5 or Section 13.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, are required to be determined in the sole discretion of the Committee.
12.3    Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any Employee, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
12.4   Authority of Administrator. Subject to the Company’s bye-laws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:
(a)    Designate Eligible Individuals to receive Awards;
(b)    Determine the type or types of Awards to be granted to each Eligible Individual;
(c)    Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)    Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria or goal, any restrictions or limitations on the Award, any schedule or other criteria for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;
(e)    Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f)     Prescribe the form of each Award Agreement, which need not be identical for each Holder;
(g)    Decide all other matters that must be determined in connection with an Award;
(h)    Establish, adopt, or revise any rules, regulations, policies or programs (including any Program) as it may deem necessary or advisable to administer the Plan;
(i)      Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;
(j)     Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and
(k)    Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 11.6 and Section 13.2.
12.5    Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all parties, including all Eligible Individuals.
12.6    Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 12; provided, however, that in no

B-16	AXALTA COATING SYSTEMS

Appendix B

event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board or the Committee (to the extent the Committee delegated its authority to the delegatee) may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee (to the extent the Committee delegated its authority to the delegatee).
ARTICLE 13.
MISCELLANEOUS PROVISIONS
13.1    Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s shareholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 13.2, increase the limits imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, or otherwise amend or modify the Plan in a manner requiring shareholder approval under Applicable Law. Except as provided in Section 11.5 and Section 13.10, no amendment, suspension or termination of the Plan shall, without the written consent of the Holder, materially impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after April 19, 2033, which is the tenth (10th) anniversary of the date the Second Amendment and Restatement was approved by the Board (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.
13.2    Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a)    In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(b) and 13.2(c), the Administrator shall equitably adjust each outstanding Award, which adjustments may include adjustments to the number and type of securities subject to each outstanding Award and/or the exercise price or grant price thereof, if applicable, the grant of new Awards, and/or the making of a cash payment, including a cash payment in lieu of an Award. The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares or Awards that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 on the maximum number and kind of Shares or Awards, including Incentive Stock Options, which may be issued under the Plan). The adjustments provided under this Section 13.2(a) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.
(b)    In the event of any transaction or event described in Section 13.2(c) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i)     To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the

2023 PROXY STATEMENT	B-17

Appendix B

replacement of such Award with other rights or property selected by the Administrator, in its sole discretion, having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;
(ii)    To provide that such Award be continued or assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for with similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii)   To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;
(iv)   To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, including providing that such exercise, payment and/or vesting shall be conditioned on the occurrence of the applicable transaction or event, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and
(v)    To provide that the Award cannot vest, be exercised or become payable after such event.
(c)    In the event of any share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the share price of Common Stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares or Awards that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 on the maximum number and kind of Shares or Awards, including Incentive Stock Options, which may be issued under the Plan); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.
(d)    Notwithstanding any other provision of the Plan, in the event of a Change in Control, Awards outstanding as of immediately prior to the Change in Control shall be continued, assumed or substituted for in accordance with Section 13.2(b)(ii) (with the treatment of any performance goals or other criteria with respect to Performance Awards in connection with such Change in Control determined in the Administrator’s sole discretion, subject to the terms of any Program or Award Agreement). In the event the successor or survivor corporation, or a parent or subsidiary thereof, refuses to continue, assume or substitute such Awards, the Administrator may cause all or a portion of the Awards outstanding as of immediately prior to the Change in Control to be treated in accordance with Section 13.2(b)(i), 13.2(b)(iii) and/or 13.2(b)(iv) (with the treatment of any performance goals or other criteria with respect to Performance Awards in connection with such Change in Control determined in the Administrator’s sole discretion, subject to the terms of any Program or Award Agreement).
(e)    The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
(f)    No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 under the Exchange Act unless the Administrator determines that the Award is not to comply with such exemptive conditions.
(g)    The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of shares or of options, warrants or rights to purchase shares or of bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company,

B-18	AXALTA COATING SYSTEMS

Appendix B

or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(h)    No action shall be taken under this Section 13.2 which shall cause an Award to fail to be exempt from or comply with Section 409A of the Code or the Treasury Regulations thereunder. Notwithstanding anything to the contrary in this Section 13.2, unless otherwise provided in the applicable Award Agreement, if any Award constitutes “deferred compensation” within the meaning of Section 409A of the Code and this Section 13.2 would provide for the accelerated vesting and/or settlement of such Award, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, such Award shall vest and cease to be forfeitable as provided in this Section 13.2 but shall not be settled until the date of the earliest permissible payment event under Section 409A of the Code following such vesting.
(i)    In the event of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to sixty (60) days prior to the consummation of any such transaction.
13.3    Approval of Plan by Shareholders; Effective Date of Second Amendment and Restatement. The Plan was initially approved by the Company’s shareholders within twelve (12) months after the date of the Board’s initial adoption of the Plan and was amended and restated on February 21, 2018, which was approved by the Company’s shareholders at the Company’s 2018 Annual General Meeting of Members. The Second Amendment and Restatement shall be submitted for the approval of the Company’s 2023 Annual General Meeting of Members and, if approved by the Company’s shareholders, shall become effective as of the date of the 2023 Annual General Meeting of Members.
13.4    No Shareholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.
13.5    Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.
13.6    Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Non-Employee Directors or Consultants of the Company or any Subsidiary; or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
13.7    Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.
13.8    Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
13.9    Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

2023 PROXY STATEMENT	B-19

Appendix B

13.10  Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, any Programs and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section. If, at the time of a Holder’s separation from service (within the meaning of Section 409A of the Code), (i) such Holder shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Holder. For purposes of Section 409A of the Code, any right to a series of installment payments under any Award shall be treated as a right to a series of separate payments. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Holder or for the benefit of any Holder under the Plan may not be reduced by, or offset against, any amount owing by any such Holder to the Company or any of its affiliates.
13.11  No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.
13.12  Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.
13.13  Indemnification. To the extent allowable pursuant to Applicable Law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act pursuant to the Plan, any Program or any Award Agreement and against and from any and all amounts paid by such person in satisfaction of judgment in such action, suit, or proceeding against such person; provided such person gives the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s bye-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
13.14  Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
13.15  Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

B-20	AXALTA COATING SYSTEMS

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V06796-P88532

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AXALTA COATING SYSTEMS LTD.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of nine directors to serve until the 2024 Annual General Meeting of Members	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jan A. Bertsch
02) Steven M. Chapman
03) William M. Cook
04) Tyrone M. Jordan
05) Deborah J. Kissire
06) Robert M. McLaughlin
07) Rakesh Sachdev
08) Samuel L. Smolik
09) Chris Villavarayan

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V06797-P88532

AXALTA COATING SYSTEMS LTD.
Annual General Meeting of Members
June 7, 2023 10:00 AM Eastern Daylight Time
This proxy is solicited by the Board of Directors

The member hereby appoints Chris Villavarayan, Sean M. Lannon and Brian A. Berube, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of AXALTA COATING SYSTEMS LTD. that the member is entitled to vote at the Annual General Meeting of Members to be held at 10:00 AM, Eastern Daylight Time on June 7, 2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side